UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.    )
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MASTERCARD INCORPORATED

(Name of Registrant as Specified In Its Charter)

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A C H I E V I N G O U R V I S I O N : A W O R L D B E Y O N D C A S H
Notice of 2014 Annual Meeting of Stockholders and Proxy Statement

April 17, 2014
Dear Fellow Stockholder:
We are pleased to invite you to the 2014 Annual Meeting of Stockholders of MasterCard Incorporated, which will be held on Tuesday, June 3, 2014, at 8:30 a.m. (Eastern time) at the MasterCard Incorporated headquarters, 2000 Purchase Street, Purchase, New York. A notice of the meeting and a proxy statement containing information about the matters to be acted upon are attached to this letter.
In recent years, we have enhanced our proxy statement to make it clearer and simpler, focusing on providing you with a better understanding of our strong corporate governance and compensation policies and with an effective guide to the proposals to be voted upon at the Annual Meeting. You will continue to see detailed information about the qualifications of our director candidates in this proxy statement and why we believe they are the right people to represent you. We are pleased to be nominating two new directors, Julius Genachowski and Merit E. Janow, to join our Board. You will see detailed information in this proxy statement about the qualifications that would make them strong additions to our Board.
Once again, we are using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. We believe electronic delivery will expedite your receipt, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials.
Your vote is important to us. While we invite you to attend the meeting and exercise your right to vote your shares in person, we recognize that many of you may not be able to attend the Annual Meeting and you are able to vote your shares even if you are unable or choose not to attend. We encourage you to promptly vote your shares by submitting your proxy on the Internet or by telephone, or by completing, signing, dating and returning your proxy card or voting form.
Thank you for being a stockholder and for the trust you have in MasterCard.

Very truly yours,

Richard Haythornthwaite	Ajay Banga
Chairman of the Board	President and Chief Executive Officer

MASTERCARD INCORPORATED
2000 Purchase Street
Purchase, New York 10577

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS
To be held on June 3, 2014

To the Stockholders of MasterCard Incorporated:
The 2014 Annual Meeting of Stockholders (the "Annual Meeting") of MasterCard Incorporated (the "Company") will be held on Tuesday, June 3, 2014, at 8:30 a.m. (Eastern time) at the MasterCard Incorporated headquarters, 2000 Purchase Street, Purchase, New York, to:

1.	Elect the 13 nominees named in the accompanying proxy statement to serve on the Company's Board of Directors as directors;

2.	Approve on an advisory basis the Company's executive compensation;

3.	Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2014; and

4.	Act on any other business which may properly come before the Annual Meeting or any adjournment or postponement thereof.
The close of business on April 9, 2014 has been fixed as the record date for determining those stockholders entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting. A list of eligible stockholders of record as of the close of business on the record date will be available for inspection for any purpose germane to the meeting during normal business hours 10 days prior to the Annual Meeting at the offices of the Company's Corporate Secretary at 2000 Purchase Street, Purchase, New York and at the Annual Meeting by any stockholder or the stockholder’s attorney or agent.
We mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 17, 2014.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS MasterCard Incorporated's Proxy Statement and 2013 Annual Report are available at www.proxyvote.com.
Whether or not you plan to attend the Annual Meeting, please vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your Notice. If you receive a paper copy of the proxy materials, you may also vote your shares by completing, signing, dating and returning your proxy card or voting form. If you attend the meeting, you may vote in person, which will revoke any proxy you have already submitted. You may also revoke your proxy at any time before the meeting by notifying us in writing, or by subsequently authorizing the individuals designated by the Company to vote your interests by calling the toll-free telephone number or by using the Internet as described in the instructions included on your Notice.
If you attend the Annual Meeting in person, you will be asked to present photo identification and appropriate proof of ownership. See "Questions and Answers about the Annual Meeting and Voting - What do I need to do if I would like to attend the Annual Meeting" in the attached proxy statement for further instructions.
Unless you or your representative attend the Annual Meeting in person, the Company must receive your vote, either by telephone, Internet or proxy card or voting form by 11:59 p.m. Eastern time on June 2, 2014. Internet and telephone voting facilities will close at 11:59 p.m. Eastern time on June 2, 2014.

By Order of the Board of Directors

Bart Goldstein
Corporate Secretary

Purchase, New York
April 17, 2014
Your vote is very important. Please promptly vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included on your Notice or, if you receive a paper copy of the proxy materials, by completing, signing, dating and returning your proxy card or voting form. Voting by telephone, by Internet or by returning your proxy card or voting form in advance of the Annual Meeting does not deprive you of your right to attend the Annual Meeting.

MasterCard Incorporated Proxy Statement

MasterCard Incorporated	i	2014 Proxy Statement

PROXY SUMMARY
This summary highlights information contained elsewhere in this proxy statement (this "Proxy Statement"). This summary does not contain all the information that you should consider and you should read the entire Proxy Statement before voting. For more information on the 2013 financial and operating performance of MasterCard Incorporated ("MasterCard", the "Company", "we" , "us" or "our"), please review the Company's Annual Report on Form 10-K for the year ended December 31, 2013 (the "Form 10-K") that was filed with the U.S. Securities and Exchange Commission (the "SEC") on February 14, 2014 and can be found on the Company’s website at http://www.mastercard.com by clicking on "About our Company" and "Investor Relations". The Form 10-K includes, on pages 31 and 37, reconciliations of, and the reasons for presenting, the non-GAAP financial measures (presenting the exclusion of special items of provisions recorded in 2012 ($20 million pre-tax, or $13 million on an after-tax basis) and 2013 ($95 million pre-tax, or $61 million on an after-tax basis) related to the U.S. merchant litigations) included in this summary and in the "Compensation Discussion and Analysis" below in this Proxy Statement. All numbers of shares and per share amounts in this Proxy Statement also have been adjusted to reflect our 10-for-1 stock split that was effected in January 2014 in the form of a stock dividend.
2014 Annual Meeting of Stockholders

Date and Time June 3, 2014, 8:30 a.m., Eastern time	Place MasterCard Incorporated Headquarters 2000 Purchase Street, Purchase, New York 10577
Record Date April 9, 2014	Voting Holders of shares of Class A common stock, par value $0.0001 per share (the "Class A common stock") as of the record date are entitled to vote on all matters (each a "Class A Stockholder").
Meeting Agenda and Voting Matters

Item	Management Proposals	Board Vote Recommendation	Page Reference (for more detail)
1	Election of 13 directors	FOR each director nominee	11
2	Advisory approval of the Company's executive compensation	FOR	81
3	Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2014	FOR	82
Current Members of Our Board of Directors

Name	Age at Annual Meeting	Director Since	Primary Occupation	Committee Memberships
Richard Haythornthwaite *	57	2006	Non-Executive Chairman, Centrica PLC	¶,NCG
Ajay Banga	54	2010	President and Chief Executive Officer, MasterCard Incorporated	—
Silvio Barzi *	66	2008	Former Senior Advisor and Executive Officer, UniCredit Group	A, HR
David R. Carlucci *	59	2006	Former Chairman and Chief Executive Officer, IMS Health Incorporated	HR (CH), NCG
Steven J. Freiberg *	57	2006	Senior Advisor, The Boston Consulting Group	A(CH) (F), HR
Nancy J. Karch *	66	2007	Director Emeritus, McKinsey & Company	A, NCG (CH)
Marc Olivié *	60	2006	President and Chief Executive Officer, W.C. Bradley Co.	A, HR
Rima Qureshi *	49	2011	Senior Vice President – Strategic Projects, Ericsson	A, HR
José Octavio Reyes Lagunes *	62	2008	Former Vice Chairman, The Coca-Cola Export Corporation, The Coca-Cola Company	HR, NCG
Jackson P. Tai *	63	2008	Former Vice Chairman and Chief Executive Officer, DBS Group and DBS Bank Ltd.	A (F), NCG
Edward Suning Tian *	50	2006	Chairman, China Broadband Capital Partners, L.P.	NCG

*	Independent Director	NCG	Nominating and Corporate Governance Committee
A	Audit Committee	CH	Committee Chair
HR	Human Resources and Compensation Committee	F	Audit Committee Financial Expert
¶	Chairman of the Board

MasterCard Incorporated	1	2014 Proxy Statement

New Director Nominees

Name	Age at Annual Meeting	Primary Occupation
Julius Genachowski	51	Managing Director and Partner, The Carlyle Group
Merit E. Janow	56	Dean, School of International and Public Affairs, Columbia University

If elected by stockholders, Professor Janow and Mr. Genachowski will join the Board of Directors of the Company (the "Board of Directors" or the "Board") at the time of the Annual Meeting and the Board will increase its size accordingly.
Governance Highlights
We continue to be proactive in our approach to corporate governance. Highlights include:

A declassified Board	Independent non-executive Chairman of the Board
Political activity and privacy and data protection disclosures on our website	10 of our 11 current Board members and both new director nominees are independent
Active Board oversight of risk of the Company	Annual Board and committee self-assessments
Majority voting for our director elections	Our independent directors meet frequently in executive sessions
Stock ownership guidelines for executive officers and non-employee directors	Active Board engagement in managing talent and long-term succession planning for executives
2013 Financial and Operational Highlights
In recent years, MasterCard has had strong operational and financial performance, despite challenging global economic and financial conditions. The Company's performance has resulted in the substantial appreciation of the Company's stock price from $3.90 per share at the time of our initial public offering in 2006 ("IPO") to a closing stock price of $83.55 per share on December 31, 2013, both as adjusted for our 10-for-1 stock split in January 2014.

MasterCard Incorporated	2	2014 Proxy Statement

In 2013, MasterCard again had strong annual operational and financial performance, including the following highlights:

Net revenue of $8.3 billion, an increase of 13% versus 2012, both before and after adjusting for currency[1]	Cross-border volume growth of 18% on a local currency basis

Net income of $3.2 billion, an increase of 14% versus 2012, adjusted for currency[1] and excluding special items[2] in both periods (on an as-reported basis, net income was $3.1 billion, an increase of 13% versus 2012)

Diluted EPS of $2.61, an increase of 18% versus 2012, adjusted for currency[1] and excluding special items[2] in both periods (on an as-reported basis, diluted EPS was $2.56, an increase of 17% versus 2012)

Operating margin of 55.1%, excluding special items[2] in both periods (on an as-reported basis, operating margin was 54.0%)	Gross Dollar Volume, or GDV, growth of 14% on a local currency basis
Repurchased 41 million shares[3] at a cost of $2.4 billion	Processed transaction growth of 13% versus 2012

Maintenance of a strong capital position, including cash flow from operations of $4.1 billion during 2013 and $6.3 billion of cash, cash equivalents and other liquid investments as of December 31, 2013

1.	Adjusted for the impact of foreign exchange rates with respect to the Euro and the Brazilian real. The presentation of growth rates adjusted for currency represent a non-GAAP measure and are calculated by re-measuring the prior period's results using the current period's exchange rates.	2.
Special items consist of the provisions recorded in 2012 ($20 million pre-tax, or $13 million on an after-tax basis) and 2013 ($95 million pre-tax, or $61 million on an after-tax basis) for potential settlements relating to the U.S. merchant litigations.

3.	Adjusted to reflect the 10-for-1 stock split in January 2014.
2013 Executive Compensation Highlights
MasterCard's executive compensation program is designed to attract, motivate and retain our executives, including our named executive officers, who are critical to the Company's long-term success. Our compensation program is based upon and is designed to address three core principles:

Executive officer goals are linked with stockholder interests	The Company's compensation policies are designed to align the interests of our executive officers with those of our stockholders.
Pay is significantly performance-based
We provide executive compensation from a total direct compensation perspective. This consists of fixed and variable pay, with an emphasis on variable pay to reward short- and long-term performance measured against pre-established goals and objectives.

Compensation opportunities are competitive to attract and retain talented employees
Each year, the Compensation Committee (defined below) assesses the competitiveness of total compensation levels for executives to enable the
Company to successfully attract and retain executive talent.

Our Human Resources and Compensation Committee (the "Compensation Committee"), which is composed solely of independent directors, is responsible for oversight of our executive compensation program and determines the compensation to be paid to our executive officers. The Compensation Committee makes decisions on executive compensation from a total direct compensation perspective. Total direct compensation is comprised of base salary, annual cash incentive, and long-term stock-based incentive compensation. A substantial portion of our executives' compensation is performance-based and at-risk. In addition, our compensation program is weighted toward long-term equity awards rather than cash compensation. We believe this maximizes retention and ensures that a substantial portion of our named executive officers' compensation is directly aligned with stockholders' interests.

MasterCard Incorporated	3	2014 Proxy Statement

Key Features of Our Executive Compensation Program

What We Do
✓	Perform an annual "say-on-pay" advisory vote for stockholders (see pg 81)
✓	Pay for Performance (see pg 44)
✓	Use appropriate peer groups when establishing compensation (see pg 57)
✓	Balance short- and long-term incentives (see pg 49)
✓	Align executive compensation with stockholder returns through long-term incentives (see pg 52)
✓	Include caps on individual payouts in incentive plans (see pgs 52 and 58)
✓	Include a clawback policy in our incentive plans (see pg 58)
✓	Set significant stock ownership guidelines for executives and directors (see pgs 37 and 58)
✓	Mandate "double-trigger" provisions for all plans that contemplate a change-in-control (see pgs 56 and 68)
✓	Condition grants of long-term incentive awards on execution of a non-solicitation, non-competition and non-disclosure agreement (see pg 58)
✓	Mitigate undue risk taking in compensation programs (see pg 58)
✓	Include criteria in incentive plans to maximize tax deductibility (see pg 59)
✓	Retain an independent external compensation consultant (see pg 47)

What We Don't Do
x	No hedging of Company stock
x	No new tax "gross ups" for executive officers
x	No tax "gross ups" for perquisites
x	No new "evergreen" employment agreements
x	No new participants in the Supplemental Executive Retirement Plan, or SERP
x	No repricing of options
x	No dividend equivalents on unvested equity awards
We provide additional detail about our executive compensation in our "Compensation Discussion and Analysis" on pg 44.

More than 96% of the votes cast on our 2013 say-on-pay proposal were in favor of our executive compensation program and policies
The Board of Directors continues to believe that our executive compensation program and policies are effective in achieving the Company's core principles. As such, our Board recommends that stockholders vote FOR the Company's 2014 say-on-pay proposal.
Important Dates for 2015 Annual Meeting of Stockholders
Proposals for inclusion in our proxy statement for our 2015 annual meeting of stockholders in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), must be received by the Corporate Secretary of the Company no later than December 18, 2014.
Notice of a stockholder nomination for candidates for the Board or any other business to be considered at our 2015 annual meeting of stockholders must be received by the Company between February 3, 2015 and March 5, 2015.

MasterCard Incorporated	4	2014 Proxy Statement

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Why am I receiving these proxy materials?

We are providing this Proxy Statement and additional proxy materials in connection with the solicitation by the Board of proxies to be voted at our 2014 Annual Meeting of Stockholders to be held at our headquarters at 2000 Purchase Street, Purchase, New York, on Tuesday, June 3, 2014 at 8:30 a.m. (Eastern time), or at any adjournment or postponement thereof (the "Annual Meeting").
How is MasterCard distributing proxy materials? Is MasterCard using the SEC’s "Notice and Access" rule?

Under SEC rules, we are furnishing proxy materials to our Class A Stockholders. On or about April 17, 2014, we expect to mail to our Class A Stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access the proxy materials online, and to make such materials available as of such date on www.proxyvote.com. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the Internet. If you received a Notice by mail and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice about how you may request to receive a copy electronically or in printed form on a one-time or on-going basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet as we believe electronic delivery will expedite the receipt of materials while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials.
In addition to this Proxy Statement, our proxy materials include our 2013 Annual Report (the "Annual Report") (which includes the Form 10-K).
Copies of the Form 10-K, as well as other periodic filings by the Company with the SEC, are also available on our website at http://www.mastercard.com by clicking on "About our Company" and "Investor Relations". The information included in our website is not incorporated herein by reference.
A copy of the proxy materials, including the Annual Report, will be furnished to you free of charge upon a request in writing to our Corporate Secretary or proxy solicitor at, respectively:

MasterCard Incorporated Office of the Corporate Secretary 2000 Purchase Street Purchase, New York 10577 Attention: Bart Goldstein corporate_secretary@mastercard.com Facsimile: (914) 249-4366	or	Georgeson Inc. 199 Water Street 26th Floor New York, New York 10038 Telephone: (866) 541-3547
Who is entitled to vote at the Annual Meeting?

The Company has two classes of stock outstanding: Class A common stock and Class B common stock, par value $0.0001 per share (the "Class B common stock"). Except as may be required by the General Corporation Law of the State of Delaware ("Delaware Law"), holders of Class B common stock have no voting power and are not entitled to vote on the

MasterCard Incorporated	5	2014 Proxy Statement

proposals in this Proxy Statement. The Class A Stockholders are therefore the only stockholders entitled to notice of, and to vote on, proposals at the Annual Meeting or any adjournment or postponement thereof.
Class A Stockholders of record as of the close of business on April 9, 2014 (the "Record Date") are entitled to vote their shares at the Annual Meeting or any adjournment or postponement thereof. Each share of Class A common stock is entitled to one vote per share on all matters on which stockholders are entitled to vote. The Record Date is established by the Board as required by Delaware Law and the Company's amended and restated by-laws. As of the Record Date, 1,127,406,815 shares of Class A common stock were outstanding.
What matters will be voted on at the Annual Meeting?

The following matters are scheduled for vote by Class A Stockholders at the Annual Meeting:

1	Elect the 13 nominees named in this Proxy Statement to serve on the Board as directors
2	Approve on an advisory basis the Company's executive compensation
3	Ratify the appointment of PricewaterhouseCoopers LLP, or PwC, as the independent registered public accounting firm for the Company for 2014
4	Act on any other business which may properly come before the Annual Meeting or any adjournment or postponement thereof
What is the quorum requirement for the Annual Meeting?

The presence in person or by proxy at the Annual Meeting of the holders of a majority of the outstanding shares of Class A common stock entitled to vote as of the Record Date on any of the proposals to be voted upon at the Annual Meeting will constitute a quorum.
What is the difference between holding shares as a registered stockholder and holding shares in street name?

If your shares of common stock are owned directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are considered a registered holder of those shares.
If your shares of common stock are held by a broker, bank or nominee, you hold those shares in street name. Your broker, bank or other nominee will vote your shares as you direct.
If I hold shares in street name, does my broker need instructions in order to vote my shares?

Under rules of the New York Stock Exchange (the "NYSE"), if you hold shares of common stock in street name and do not submit specific voting instructions to your brokers, banks or other nominees, they generally will have discretion to vote your shares on routine matters such as Proposal 3, but will not have discretion to vote your shares on non-routine matters such as Proposals 1 and 2. When the broker, bank or other nominee is unable to vote on a proposal because the proposal is not routine and you do not provide any voting instructions, a broker non-vote occurs and, as a result, your shares will not be voted on these proposals.
Therefore:

•
on the non-routine proposals of election of directors (Proposal 1) and advisory approval of our executive compensation (Proposal 2), your broker, bank or nominee will not be able to vote without instruction from you; and

•
on the routine proposal of ratification of the appointment of PwC as our independent registered public accounting firm for 2014 (Proposal 3), your broker, bank or nominee may vote in their discretion without instruction from you.

MasterCard Incorporated	6	2014 Proxy Statement

What are my voting choices for each matter, and how does the Board recommend that I vote?

Proposal		Voting Choices	Board Recommendation
1	Election of the 13 nominees named in this Proxy Statement to serve on the Company's Board as directors	With respect to each director nominee: For Against Abstain	For election of all 13 director nominees
2	Approve on an advisory basis the Company's executive compensation	For Against Abstain	For
3	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014	For Against Abstain	For
What vote is needed to elect directors?

Each of the nominees receiving the affirmative vote of a majority of the votes cast by Class A Stockholders will be elected to serve as a director. Abstentions by stockholders and broker non-votes will have no effect on the outcome of this proposal.
The election of the nominees is subject to the Board's "majority voting" policy, regarding directors who do not receive a majority of "For" votes. Generally under this policy:

•	New director candidates who fail to receive a majority of votes cast in an uncontested election would fail to be elected.

•
To be re-nominated to serve on the Board, incumbent directors must submit irrevocable resignations to the Board that are effective only upon: (1) the director not receiving a majority of the votes cast in an uncontested election and (2) the Board’s subsequent acceptance of the proffered resignation. If an incumbent director fails to receive a majority of the votes cast in an uncontested election, the Board would then evaluate and act on the proffered resignation within 90 days of the election, taking into account the recommendation of the Nominating and Corporate Governance Committee (the "Nominating Committee").

•
Any vacancies resulting from the Board's acceptance of a contingent resignation, or from the failure of a new director candidate to receive a majority of the votes cast in an uncontested election, may be filled by the Board.

•	Plurality voting (by which directors receiving the greatest number of votes cast are elected) continues to apply in the case of any contested elections.
The Board has received a contingent resignation from each of the 11 current directors included in this Proxy Statement as nominees.

MasterCard Incorporated	7	2014 Proxy Statement

What vote is required in order for the other matters to be voted upon at the Annual Meeting to be adopted?

Proposal		Voting Requirements	Effect of Abstentions	Effect of Broker Non-Votes
2	Advisory approval of the Company's executive compensation	Affirmative Vote of Majority of Votes Cast by Class A Stockholders (to be approved on an advisory basis)	No effect on outcome	No effect on outcome
3	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014	Affirmative Vote of Majority of Votes Cast by Class A Stockholders	No effect on outcome	Not applicable – brokers are permitted to vote on this matter without specific instruction from the beneficial owner
With respect to Proposal 2 – Advisory approval of the Company's executive compensation, the results of this vote are non-binding and advisory in nature.
With respect to Proposal 3 – Ratification of the appointment of PwC as our independent registered public accounting firm for 2014, although ratification is not required by applicable laws, our amended and restated by-laws or otherwise, the Board is submitting the selection of PwC to our Class A Stockholders for ratification because we value your view of our independent registered public accounting firm. The Audit Committee intends to carefully consider the results of this vote.
How do I vote my shares?

You can ensure your vote is cast at the meeting by calling the toll-free telephone number or by using the Internet as described in the instructions included on the Notice. If you receive a paper copy of the proxy materials, you may also vote your shares by completing, signing, dating and returning your proxy card or voting form. Your vote will be cast in accordance with the instructions authorized by telephone or Internet or included on a properly signed and dated proxy card or voting form, as applicable. If you are a stockholder, you can also attend the Annual Meeting in person and vote or you can send a representative to the meeting with a signed proxy to vote on your behalf. If you do not vote by telephone or Internet, return a signed proxy card or voting form or attend the meeting in person or by representative and vote, no vote will be cast on your behalf. The Notice and proxy card or voting form each indicates on its face the number of shares of common stock registered in your name at the close of business on the Record Date, which number corresponds to the number of votes you will be entitled to cast at the meeting on each proposal. See "— Who is entitled to vote at the Annual Meeting" above for further discussion of the voting power of Class A common stock.
You are urged to follow the instructions on your Notice, proxy card or voting form to indicate how your vote is to be cast.
Pursuant to Section 212(c) of Delaware Law, stockholders may validly grant proxies over the Internet. Your Internet vote authorizes the proxies designated by the Company to vote your shares in the same manner as if you had returned a proxy card or voting form. In order to vote over the Internet, follow the instructions provided on your Notice.
What can I do if I change my mind after I vote my shares?

Any stockholder who authorizes its vote by telephone or by Internet or executes and returns a proxy card or voting form may revoke the proxy before it is voted by:

•	notifying in writing the Office of the Corporate Secretary of MasterCard Incorporated, at 2000 Purchase Street, Purchase, New York 10577, Attention: Bart Goldstein;

•	executing and returning a subsequent proxy;

•
subsequently authorizing the individuals designated by the Company to vote its interests by calling the toll-free telephone number or by using the Internet as described in the instructions included on its Notice; or

•	appearing in person or by representative with a signed proxy and voting at the Annual Meeting.

MasterCard Incorporated	8	2014 Proxy Statement

Attendance in person or by representative at the Annual Meeting will not in and of itself constitute revocation of a proxy. If you plan to vote your shares in person at the Annual Meeting, see the requirements set forth in "— What do I need to do if I would like to attend the Annual Meeting" below.
How are my shares voted by the proxies designated by the Company?

Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted in accordance with the Board recommendations indicated above. With respect to director nominations, in the event that any nominee would be unable to serve, the persons designated as proxies reserve full discretion to vote for another person. In the event you specify a different choice on the proxy, your shares will be voted in accordance with the specification you made.
Who bears the cost of soliciting votes for the Annual Meeting?

We will bear the costs of the solicitation of proxies, including the cost of preparing, printing and mailing the Notice, this Proxy Statement and related proxy materials. In addition to the solicitation of proxies by use of the mail, proxies may be solicited from stockholders by directors, officers, employees and agents of the Company in person or by telephone, facsimile or other appropriate means of communication. We have engaged Georgeson Inc. to solicit proxies on our behalf. The anticipated cost of Georgeson Inc.'s services is estimated to be approximately $20,000 plus reimbursement of reasonable out-of-pocket expenses. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to directors, officers and employees of the Company in connection with the solicitation. Any questions or requests for assistance regarding this Proxy Statement and related proxy materials may be directed to:

MasterCard Incorporated Office of the Corporate Secretary 2000 Purchase Street Purchase, New York 10577 Attention: Bart Goldstein Telephone: (914) 249-2000 Facsimile: (914) 249-4366	or	Georgeson Inc. 199 Water Street 26th Floor New York, New York 10038 Telephone: (866) 541-3547
What is "Householding"?

The SEC has adopted rules that allow a company to deliver a single Notice or set of proxy materials to an address shared by two or more of its stockholders. This method of delivery, known as "householding", permits us to realize significant cost savings and reduces the amount of duplicate information stockholders receive. In accordance with notices sent to stockholders sharing a single address, we are sending only one Notice (or, if requested, one set of proxy materials) to that address unless we have received contrary instructions from a stockholder at that address. Any stockholders who object to, or wish to begin, householding may notify the Corporate Secretary of the Company orally or in writing at the telephone number or address, as applicable, set forth above. We will deliver promptly an individual copy of the Notice and, if requested, proxy materials, to any stockholder who revokes its consent to householding upon our receipt of such revocation.
Who counts the votes?

Georgeson Inc. will act as inspector of elections and certify the voting results.
How do I find out the voting results?

We will announce preliminary voting results at the Annual Meeting. We will disclose the final voting results in a Current Report on Form 8-K to be filed with the SEC on or before June 9, 2014. The Form 8-K will be available at http://www.mastercard.com and on the SEC’s website at http://www.sec.gov.

MasterCard Incorporated	9	2014 Proxy Statement

What do I need to do if I would like to attend the Annual Meeting?

If you attend the Annual Meeting, you will be asked to present photo identification, such as a driver’s license, when you arrive. If you hold your shares in "street name", typically through a brokerage account, you will also need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. If you want to vote your shares held in street name in person at the meeting, you must bring with you a written proxy in your name from the broker, bank or other nominee that holds your shares.
For directions to the Annual Meeting, you may visit our website at http://www.mastercard.com or call our Investor Relations Department at (914) 249-4564.

MasterCard Incorporated	10	2014 Proxy Statement

CORPORATE GOVERNANCE
We are committed to continually enhancing our proactive approach to corporate governance, which we believe helps us sustain our success and build long-term value for our stockholders. Our Board oversees the strategic direction of the Company and the performance of our business and management. It is actively involved in risk oversight, establishing and enhancing an increasing emphasis on a risk-aware culture throughout MasterCard. Our Board focuses on ensuring processes are in place for maintaining an ethical corporate culture and setting the right "tone at the top". It is also actively engaged in managing talent and long-term succession planning for executives. It is led by an independent non-executive chairman, and 10 of our 11 Board members, our new director nominees and every member of our Audit, Compensation and Nominating Committees are independent.
The Board has adopted Corporate Governance Guidelines, which provide a framework for the effective governance of the Company. Among other items, our Corporate Governance Guidelines, as well as the charters of our Board committees, our Code of Conduct and Supplemental Code of Ethics, our Privacy and Data Protection Report and our Political Activity Statement can be found on the Company's website at http://www.mastercard.com by clicking on "About our Company" and "Investor Relations".
We continue to be proactive in our approach to corporate governance. Highlights include:

In 2013, we completed the phase-in of our declassified Board and all of our Board members are elected annually
In 2010, we implemented majority voting for our director elections
Since our IPO in 2006, we have had an independent non-executive Chairman of the Board
10 of our 11 current Board members and both of our new director nominees are independent, in accordance with New York Stock Exchange requirements and our Corporate Governance Guidelines
Our independent directors meet frequently in executive sessions
Our Board and committees engage in annual self-assessments that vary in format and approach
Our Board actively oversees risk of the Company, establishing and enhancing an increasing emphasis on a risk-aware culture throughout MasterCard and setting the right "tone at the top"
Our Board is actively engaged in managing talent and long-term succession planning for executives
In 2012, we provided enhanced political activity disclosure on our website as part of our updated Political Activity Statement
In 2014, we posted a new Privacy and Data Protection Report on our website to explain our information practices and our commitment to privacy and to increase transparency about our business
We have stock ownership guidelines for executive officers and non-employee directors to further align their interests with the interests of stockholders
PROPOSAL 1: ELECTION OF DIRECTORS
Election Process

Each member of the Board is elected annually by the Class A Stockholders for a one year term that expires at our next annual meeting of stockholders. Each of our directors must also serve as a director of our operating subsidiary, MasterCard International Incorporated ("MasterCard International"). When our directors are elected to the Board, they are automatically appointed as members of the board of directors of MasterCard International as well. Our directors are elected by an affirmative vote of the majority of the votes cast at the annual meeting of stockholders, subject to our majority voting policy, as described above in "Questions and Answers About the Annual Meeting and Voting".

MasterCard Incorporated	11	2014 Proxy Statement

The Board currently consists of 11 members, 10 of whom are independent. As further detailed below, Professor Janow and Mr. Genachowski each have been nominated to serve for a one-year term beginning at the time of the Annual Meeting, if elected by the stockholders. If either or both of the new director nominees is elected by the stockholders, the Board will increase its size accordingly.
Director Nominations

Our Nominating Committee reviews and selects candidates for nominations in accordance with its charter. It identifies potential new candidates by recommendations from its members, other Board members, Company management and individual stockholders. The Nominating Committee may also, if necessary or appropriate, utilize the services of a professional search firm. During 2013 and 2014, the Nominating Committee utilized Egon Zehnder International for search services.
Stockholders may submit recommendations by writing to the Office of the Corporate Secretary, 2000 Purchase Street, Purchase, New York 10577, Attention: Bart Goldstein. These recommendations must be submitted not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual meeting. The Corporate Secretary will forward all bona fide recommendations received by such date to the Nominating Committee for its consideration. The Nominating Committee may request such information from the recommended nominee or the stockholder as it deems appropriate. The Nominating Committee evaluates recommendations by stockholders using the same process it follows for evaluating other nominees.
For additional information on the nomination process, see the charter for the Nominating Committee and the Company’s Corporate Governance Guidelines, both of which may be found on the Company’s website at http://www.mastercard.com by clicking on "About our Company" and "Investor Relations".
Director Criteria, Qualifications and Experience

In assessing the qualities of directors to serve as members of the Board of Directors, the Nominating Committee believes that all directors should meet the highest standards of professionalism, integrity and ethics and be committed to representing the long-term interests of the Company's stockholders. The Nominating Committee further believes all directors should possess strength of character and maturity in judgment. In addition, although the Board does not have a specific diversity policy, our Corporate Governance Guidelines provide that the Nominating Committee should seek to foster diversity on the Board when nominating directors for election by taking into account geographic diversity to reflect the geographic regions in which the Company operates in a manner approximately proportional to its business activity, as well as diversity of age, gender, race, ethnicity and cultural background. In selecting directors, the Nominating Committee also endeavors to have a Board representing a range of leadership and other experiences relevant to the Company's global activities. The Nominating Committee also considers candidates in light of the current needs of the Board.

MasterCard Incorporated	12	2014 Proxy Statement

The Board has identified the below key experiences, qualifications and skills that our Nominating Committee believes are desirable to be represented on the Board in light of our business and structure:

Global Business Perspective including significant experience in the geographic regions in which the Company operates	Leadership Experience including service as a chief executive officer and/or other senior executive level positions

Expertise in Technology and Related Trends including application of technology in payments, mobile and digital, as well as Internet retail and social media experience	Consumer Background including brand, marketing and retail experience and other merchant background

Regulatory Experience including deep engagement with regulators as part of a business and/or via positions with governments and regulatory bodies	Financial Acumen including risk management orientation

Relevant Industry Experience including within the retail banking and payments industries and with telecommunications, technology and data	Public Company Board Experience both U.S. and non-U.S.
Important elements of each of the director's experiences, qualifications and skills that the Board considered in leading it to conclude that each should serve as a director of the Company are included within each such individual's biography below under the caption "Director Qualifications".

MasterCard Incorporated	13	2014 Proxy Statement

Nominees for Election as Directors

In connection with the retirement of a former director in 2013, the Nominating Committee sought to recruit additional Board members who align with our long-term growth strategy. After consideration of a number of candidates submitted through our nomination process, including a comprehensive review of the candidates' abilities and qualifications, the Nominating Committee recommended that Professor Janow and Mr. Genachowski be elected to the Board. Professor Janow was recommended as a result of professional networking among our Board members. Mr. Genachowski was recommended based on an introduction from a third-party search firm. The strong qualifications that would make each of these candidates a highly valuable asset to our Board are further described below.
At the Annual Meeting, 13 nominees are to be elected to each hold office until the next annual meeting of stockholders or until his or her successor is elected and qualified. These nominees include the 11 current members of the Board (each of whom was elected by our stockholders at our 2013 annual meeting) and Professor Janow and Mr. Genachowsi, who will join the Board effective upon the Annual Meeting if elected by our stockholders. Accordingly, the Board of Directors has approved the nomination of the following directors:

Richard Haythornthwaite (Chairman)	Steven J. Freiberg	Rima Qureshi
Ajay Banga (President and CEO)	Julius Genachowski	José Octavio Reyes Lagunes
Silvio Barzi	Merit E. Janow	Jackson P. Tai
David R. Carlucci	Nancy J. Karch	Edward Suning Tian
Marc Olivié
Each nominee was approved by the Nominating Committee and recommended to the Board for approval after evaluating their qualifications and, with respect to the current directors, their prior service on the Board. Each nominee has agreed to be named in this Proxy Statement and to serve if elected.
The table below summarizes the primary experiences, qualifications and skills that our nominees for director bring to the Board. A "✓" indicates, as further described below and in no particular order in each individual's biography, the key items which helped lead the Board to conclude that each director is qualified to serve.

Global Business Perspective	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Leadership Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Relevant Industry Experience	✓	✓	✓		✓			✓	✓	✓	✓	✓	✓
Financial Acumen	✓	✓	✓	✓	✓	✓	✓	✓	✓			✓
Regulatory Experience	✓	✓	✓	✓	✓	✓	✓					✓
Expertise in Technology and Related Trends		✓	✓	✓	✓	✓	✓		✓	✓		✓	✓
Consumer Background		✓	✓		✓	✓		✓			✓	✓
Public Company Board Experience	✓	✓		✓	✓	✓	✓	✓	✓			✓	✓
In light of the individual qualifications and experiences of each of our director nominees and his or her contributions to our Board, our Board has concluded that each of our director nominees should be elected or re-elected, as applicable.

MasterCard Incorporated	14	2014 Proxy Statement

Richard Haythornthwaite	Chairman and Director since May 2006 Age: 57 Board Committees: Nominating and Corporate Governance Primary Occupation: Non-Executive Chairman of Centrica PLC

Mr. Haythornthwaite is Non-Executive Chairman of Centrica PLC, a position he has held since January 2014. He is Chairman of the Operating Businesses of PSI UK Ltd and Chair of the World Wide Web Foundation. From 2006 until 2008, Mr. Haythornthwaite was a partner of Star Capital Partners Limited. From 2001 to 2005, Mr. Haythornthwaite served as Chief Executive Officer and Director for Invensys plc and, from 1997 to 2001, he served as Chief Executive, Europe and Asia and then as Group Chief Executive for Blue Circle Industries plc (acquired by Lafarge SA in 2001). His prior positions included serving as a Director of Premier Oil plc, President of BP Venezuela, and General Manager, Magnus Oilfield, BP Exploration. Mr. Haythornthwaite is Chairman of Southbank Centre Board. Within the last five years, he also served as Non-Executive Chairman of Network Rail and as a director of Land Securities Group plc.
Director Qualifications:

Global Business Perspective; Leadership and Relevant Industry Experience:
Non-Executive Chairman of Centrica PLC, a British multinational utility company; former Non-Executive Chairman of Network Rail, a UK rail infrastructure company; former Chief Executive Officer of Invensys plc and Blue Circle Industries plc, large UK public and multinational corporations; former senior level executive at BP; Chairman of the Board of Directors of MasterCard Incorporated since 2006

Regulatory Experience:
Non-Executive Chairman of Centrica PLC; former Non-Executive Chairman of Network Rail; former Chairman of both the Risk and Regulation Advisory Council and the Better Regulation Commission, each in the UK; Chairman of the Board of Directors of MasterCard Incorporated

Public Company Board Experience:
Non-Executive Chairman of Centrica PLC; former Non-Executive Chairman of Network Rail; former director of Blue Circle Industries plc, Cookson Group plc, Imperial Chemical Industries plc, Invensys plc, Lafarge SA, Land Securities Group plc and Premier Oil plc

Financial Acumen:
Former member of the audit committees of Imperial Chemical Industries plc and Cookson Group plc; active supervision of principal financial officer as Group Chief Executive of Blue Circle Industries plc and Chief Executive Officer of Invensys plc; extensive risk management experience as former Non- Executive Chairman of Network Rail; experience with financial operational rescue challenges as former Chief Executive Officer of Invensys plc; member of MasterCard Incorporated's Audit Committee from May 2006 to December 2013

MasterCard Incorporated	15	2014 Proxy Statement

Ajay Banga	President and Chief Executive Officer Director since April 2010 Age: 54

Mr. Banga is President and Chief Executive Officer of MasterCard Incorporated and MasterCard International. Mr. Banga was appointed to the Company's Board of Directors on April 12, 2010. Prior to becoming Chief Executive Officer on July 1, 2010, Mr. Banga served as President and Chief Operating Officer of MasterCard Incorporated and MasterCard International. In this capacity, his responsibilities included the Company's relationships with its customers globally, including the delivery of products, services and marketing, and technology and operations. As President and Chief Executive Officer, Mr. Banga also leads the Company's Executive Committee. Prior to joining MasterCard as President and Chief Operating Officer in August 2009, Mr. Banga served as Chief Executive Officer of Citigroup's Asia Pacific region from March 2008 until August 2009. Since joining Citigroup in 1996, Mr. Banga had served in several positions of increasing responsibility, including Chairman and Chief Executive Officer of Citigroup's International Global Consumer Group, Executive Vice President of Citigroup's Global Consumer Group, President of Citigroup's Retail Banking North America, business head for CitiFinancial and the U.S. Consumer Assets Division and division executive for the consumer bank in Central/Eastern Europe, Middle East, Africa, and India. Prior to joining Citigroup, Mr. Banga spent 13 years with Nestlé India and two years with PepsiCo, Inc. Mr. Banga serves as a director of The Dow Chemical Company. He is currently chairman of the U.S.-India Business Council and is a member of the International Business Council of the World Economic Forum. He also serves as a member of the Executive Committee of the Business Roundtable and chairs its Information and Technology Initiative. Mr. Banga is on the board of the American Red Cross and is a member of the Board of Overseers of Weill Cornell Medical College. In addition, he is a member of the Business Council, the Council on Foreign Relations, the International Advisory Board of the Moscow School of Management (Skolkovo), The Economic Club of New York and the boards of The Financial Services Roundtable, the New York City Ballet and The Partnership for New York City. He is a fellow of the Foreign Policy Association and was awarded the Foreign Policy Association Medal in 2012. Within the last five years, Mr. Banga has also served as a director for Kraft Foods Inc., was on the board of trustees of each of the Asia Society, the New York Hall of Science, Enterprise Community Partners, Inc. and the National Urban League and was a director for the Council for Economic Education.
Director Qualifications:

Global Business Perspective; Leadership and Relevant Industry Experience;
Expertise in Technology and Related Trends:
President and Chief Executive Officer of MasterCard Incorporated and MasterCard International since July 2010; President and Chief Operating Officer of MasterCard Incorporated and MasterCard International from August 2009 until July 2010; extensive senior level experience in the global retail banking and payments industry through various positions at CitiBank N.A., including Chief Executive Officer of Citigroup's Asia Pacific region; extensive senior level business experience in North America, Asia Pacific, Central/Eastern Europe, Middle East, Africa and India; Chairman of the U.S.-India Business Council; and member of the Executive Committee of the Business Roundtable, an association of chief executive officers of leading U.S. companies, and chair of its Information and Technology Initiative

Regulatory Experience:
Engagement with regulators as President and Chief Executive Officer of MasterCard Incorporated and MasterCard International and as a senior executive at Citibank N.A.; Chairman of the U.S.-India Business Council, a business advocacy organization formed by the U.S. and Indian governments; and member of the Executive Committee of the Business Roundtable and chair of its Information and Technology Initiative

Public Company Board Experience: Director of The Dow Chemical Company and former director of Kraft Foods Inc.

MasterCard Incorporated	16	2014 Proxy Statement

Financial Acumen:
Active supervision of principal financial officer as Chief Executive Officer of MasterCard Incorporated and MasterCard International since July 2010; former member of the finance committee at Kraft Foods Inc.

Consumer Background:
Marketing experience at Nestlé India, a global food and beverage company; brand and marketing experience at PepsiCo, a global food and beverage company; former director of Kraft Foods Inc., a global food company

Silvio Barzi	Director since January 2008 Age: 66 Board Committees: Audit, Human Resources and Compensation Primary Occupation: Former Senior Advisor and Executive Officer, UniCredit Group

Mr. Barzi previously served on the Company's Board of Directors from April 2003 until May 2006 and again from June 2007 until January 2008 as a non-voting observer. He also served as a member of the MasterCard Europe Region board from 2001 until May 2006, and has been a member of the MasterCard European regional advisory board since the Company's initial public offering in May 2006. Mr. Barzi has served as Chairman of the MasterCard European regional advisory board since June 2007. Mr. Barzi is the founder and, from June 2007 until his retirement in November 2010, was the Chairman of UniCredit Family Financing, a bank specializing in credit cards, consumer credit and mortgages and a wholly-owned subsidiary of the UniCredit Group. Mr. Barzi was Executive Vice President of UniCredit Group until his retirement at the end of 2009. From February 2001 until May 2007, he served as Chief Executive Officer of UniCredit Consumer Financing. Subsequent to his retirement, Mr. Barzi served as a Senior Advisor for the UniCredit Group. Prior to joining UniCredit Group in 2000, Mr. Barzi was a Vice President at Booz Allen & Hamilton. From 1995 until 1998, he worked for the Credit Suisse-Winterthur Group, where as Chief Operating Officer he was responsible for the merger and integration of six Italian-based insurance companies. From 1981 to 1995, Mr. Barzi was a partner in the Italian office and a leader within the European Financial Institutions and Information Technology practices of McKinsey & Company. Mr. Barzi previously served as a director at SiNSYS, a subsidiary of SIA Group. He served from January 2011 until April 2012 as non-executive Chairman at Perago Financial System Enablers (Pty) Ltd., also a subsidiary of the SIA Group.
Director Qualifications:

Global Business Perspective; Leadership, and Relevant Industry Experience; Consumer Background:
Senior executive experience in the retail banking and payments industry as founder and Chairman and former Chief Executive Officer of UniCredit Family Financing (formerly known as UniCredit Consumer Financing), the bank within UniCredit Group which specialized in credit cards, consumer credit and mortgages, and as Executive Vice President of UniCredit Group, a multinational bank operating throughout Central and Eastern Europe; former director at SiNSYS, a European card processor; former non-executive Chairman at Perago Financial Systems Enablers (Pty) Ltd., a central banking applications software company located in South Africa

Regulatory Experience: Engagement with regulators as former Chief Executive Officer of UniCredit Consumer Financing and Executive Vice President of UniCredit Group
Financial Acumen:
Actively supervised principal financial officer as Chief Executive Officer of UniCredit Consumer Financing; Chief Operating Officer of Credit Suisse-Winterthur Group, an insurance company; partner in the Italian office and leader within the European Financial Institutions and IT practices of McKinsey & Company, a consulting firm; member of MasterCard Incorporated's Audit Committee from April 2008 to September 2011 and from April 2013 to the present

Expertise in Technology and Related Trends:
Partner in Italian office and leader within the Information Technology practice of McKinsey & Company; former director at Quercia Software, a technology company

MasterCard Incorporated	17	2014 Proxy Statement

David R. Carlucci
Director since May 2006
Age: 59
Board Committees: Human Resources and Compensation (Chair), Nominating and
Corporate Governance
Primary Occupation: Former Chairman and Chief Executive Officer, IMS Health Incorporated

Mr. Carlucci is the Former Chairman and Chief Executive Officer of IMS Health Incorporated. He joined IMS Health Incorporated as President and Chief Operating Officer in October 2002. In January 2005, he was named Chief Executive Officer and President and he became Chairman and Chief Executive Officer in 2006. Mr. Carlucci was succeeded as Chief Executive Officer in September 2010 and he retired as Chairman in December 2010. From January 2000 until January 2002, before joining IMS Health Incorporated, Mr. Carlucci was General Manager of IBM Americas, which comprises all of IBM's sales and distribution operations in the U.S., Canada and Latin America. Prior to that, he held roles of increasing responsibility at IBM, including General Manager of IBM's S/390 Division from January 1998 to January 2000; Chief Information Officer from February 1997 to January 1998; General Manager, IBM Printing Systems Company from July 1995 to January 1997; Vice President, Systems, Industries and Services, Asia Pacific from January 1993 to July 1995; and Vice President, marketing and channel management, IBM Personal Computer Company-North America from February 1990 to December 1992. Mr. Carlucci currently serves as a director and chairman of the human resources and compensation committee of Mallinckrodt public company limited.
Director Qualifications:

Global Business Perspective; Leadership Experience; Expertise in Technology and Related Trends:
Former Chairman and Chief Executive Officer of IMS Health Incorporated, a U.S.-based multinational public corporation which is a leader in providing market intelligence to the pharmaceutical and healthcare industries; several senior executive level positions at IBM, including Chief Information Officer and operations and management experience in the U.S., Canada, Latin America and Asia Pacific

Regulatory Experience: Engagement with regulators as former Chairman and Chief Executive Officer of IMS Health Incorporated
Public Company Board Experience: Director of Mallinckrodt public company limited; former Chairman of IMS Health Incorporated
Financial Acumen:
Actively supervised principal financial officer as former Chief Executive Officer of IMS Health Incorporated; chairman of the human resources and compensation committee of Mallinckrodt public limited company, a specialty pharmaceutical products company; Chairman of MasterCard Incorporated's Human Resources and Compensation Committee since 2006

MasterCard Incorporated	18	2014 Proxy Statement

Steven J. Freiberg	Director since September 2006 Age: 57 Board Committees: Audit (Chair), Human Resources and Compensation Primary Occupation: Senior Advisor, The Boston Consulting Group

Mr. Freiberg served on the former U.S. region board of MasterCard from January 2001 until May 2006 and served as Chairman of the Company's U.S. region board from 2004 until May 2006. Since December 2012, he has been a Senior Advisor to The Boston Consulting Group. Previously, Mr. Freiberg served as Director and Chief Executive Officer of E*TRADE Financial Corporation from April 2010 until August 2012. From September 2005 until his retirement in January 2010, he served as Executive Vice President of Citibank N.A. From January 2009 until April 2009, Mr. Freiberg held the position of Chairman and Chief Executive Officer of Citi Holdings - Global Consumer. Prior to being appointed to this position in January 2009, he served as Chief Executive Officer of Global Cards for Citigroup. From 2005 until March 2008, Mr. Freiberg served as Chairman and Chief Executive Officer of Citigroup's Global Consumer Group N.A. and Co-Chair of the Global Consumer Group. Prior to his appointment as Co-Chairman of the Global Consumer Group in 2005, Mr. Freiberg served as Chairman and Chief Executive Officer of Citi Cards from 2001 until 2005. Prior to that, Mr. Freiberg held positions of increasing seniority with Citigroup's predecessor companies and affiliates since joining Citigroup's Card Products Division in 1980. Additionally, he served on the board of directors of several of Citigroup's affiliates, including Citibank N.A., Citicorp Credit Services Inc., Citicorp Investment Services, Citicorp Insurance Group, Citibank Trust N.A., Citibank FSB and the Citigroup Foundation. Since October 2013, Mr. Freiberg has served as a Senior Advisor to 24/7, a private technology consulting company. He also serves on the board of trustees of the March of Dimes and Hofstra University.
Director Qualifications:

Global Business Perspective; Consumer Background; Leadership, Public Company Board and Relevant Industry Experience:
Former Director and Chief Executive Officer of E*TRADE Financial Corporation, a public company; extensive senior level experience on a global basis in the retail banking and payments industry through various former positions at Citibank N.A., including various executive positions leading Citibank's credit card and payments business; former Chief Executive Officer of various units with Citigroup, including its global cards business

Regulatory Experience: Engagement with regulators as former Chief Executive Officer of E*TRADE Financial Corporation and as a senior executive at Citibank N.A.
Financial Acumen:
Actively supervised principal financial officer as former Chief Executive Officer of E*TRADE Financial Corporation; determined by MasterCard Incorporated's Board of Directors to be an "audit committee financial expert"; Chairman of MasterCard Incorporated's Audit Committee

Expertise in Technology and Related Trends: Senior Advisor to 24/7, a private technology consulting company

MasterCard Incorporated	19	2014 Proxy Statement

Julius Genachowski	Director nominee Age: 51 Primary Occupation: Managing Director and Partner, The Carlyle Group

Mr. Genachowski has been nominated to serve as a Director of MasterCard, subject to his election by Class A Stockholders at the Annual Meeting. He is Managing Director and Partner in the U.S. Buyout team for The Carlyle Group, which he joined in January 2014. From June 2009 until May 2013, Mr. Genachowski served as Chairman of the U.S. Federal Communications Commission (the "FCC"), a U.S. government agency responsible for communications-related policy and regulation. From 2006 until 2009, he served as a Senior Advisor to General Atlantic, a private equity firm, and also as an investor in and advisor to several digital media and commerce companies. Before that, Mr. Genachowski spent about eight years at IAC/InterActiveCorp, an Internet and media company with multiple businesses including Expedia, Ticketmaster and USA Network. At IAC, he served in various senior executive roles, including as Chief of Business Operations and before that, General Counsel. Prior to 1997, he served in various roles within the U.S. government, including Chief Counsel to the Chairman of the FCC, Law Clerk to U.S. Supreme Court Justice David Souter and staff member on the Congressional select committee investigating the Iran-Contra Affair. Mr. Genachowski currently serves as a member of the board of directors of Sonos, a private company. Within the last five years, Mr. Genachowski served as a director, chairman of the compensation committee and member of the audit committee of Web.com Group, Inc. Mr. Genachowski also previously served as director of additional public companies, including Ticketmaster Entertainment, Inc., Expedia, Inc. and Hotels.com , as well as several private companies.
Director Qualifications:

Expertise in Technology and Related Trends; Global Business Perspective;
Leadership and Regulatory Experience:
Former Chairman of the U.S. Federal Communications Commission; Managing Director and Partner, U.S. Buyouts, for The Carlyle Group, focusing on acquisitions and growth investments in global technology, media and telecom, including Internet and mobile; Chief of Business Operations, General Counsel and various other positions at IAC/InterActiveCorp, an Internet and media company; former director at various public and private Internet and media companies, including Ticketmaster Entertainment, Inc., Expedia, Inc., Hotels.com and Web.com Group, Inc.

Consumer Background; Public Company Board Experience:
Chief of Business Operations, General Counsel and various other positions at IAC/InterActiveCorp; public company board experience as a former director including at Ticketmaster Entertainment, Inc., Expedia, Inc., Hotels.com and Web.com Group, Inc.; additional consumer experience as a director at Sonos, a private consumer electronics company, as well as at The Motley Fool and other private consumer-facing companies

Financial Acumen:
Managing Director and Partner, U.S. Buyouts, for The Carlyle Group; former Special Advisor to General Atlantic LLC, a private equity firm; former managing director and co-founder of Rock Creek Ventures and LaunchBox Digital; former member of the audit committee of Web.com Group, Inc.

MasterCard Incorporated	20	2014 Proxy Statement

Merit E. Janow	Director nominee Age: 56 Primary Occupation: Dean, School of International and Public Affairs, Columbia University

Professor Janow has been nominated to serve as a Director of MasterCard, subject to her election by Class A Stockholders at the Annual Meeting. Professor Janow has served as the Dean of Columbia University's School of International and Public Affairs ("SIPA") since July 2013 and has been a professor of international economic law and international affairs at SIPA since September 1994. Her tenure at Columbia has included numerous leadership positions, including Director of the International Finance and Economic Policy Program, Director of the Masters' Program in International Affairs and Chair of Columbia University's Advisory Committee on Socially Responsible Investing. From December 2003 until December 2007, she served as a member of the Appellate Body of the World Trade Organization (the "WTO"), the international trade court of final appeal, and previously as a panelist for WTO dispute settlement. From November 1997 until March 2000, Professor Janow served as the Executive Director of the International Competition Policy Advisory Committee of the U.S. Department of Justice. Prior to joining Columbia, she served as Deputy Assistant U.S. Trade Representative for Japan and China. Professor Janow serves as a director and member of the corporate governance committee of Trimble Navigation Limited. She also serves as a member of the board of directors of The NASDAQ Stock Market LLC, a subsidiary board of The NASDAQ OMX Group, Inc. and as a member of the boards of directors of several of the American Funds (one of the mutual fund families of the Capital Group, a private investment management firm). Professor Janow is a charter member of the International Advisory Council of China Investment Corporation and a member of the Council on Foreign Relations.
Director Qualifications:

Global Business Perspective; Leadership and Regulatory Experience:
Dean and Professor of Professional Practice at SIPA, Co-Director of the Asia Pacific Economic Cooperation Study Center and Chair of the Faculty Oversight Committee of Columbia's Global Center East Asia; regulatory, legal and policy experience as former member of the Appellate Body of the WTO, former Deputy Assistant U.S. Trade Representative for Japan and China, Executive Director of the International Competition Policy Advisory Committee of the U.S. Department of Justice, member of the Regulatory Oversight Committee of The NASDAQ Stock Market LLC and a member of both the International Advisory Council of China Investment Corporation and the Council on Foreign Relations

Financial Acumen:
Professor of Professional Practice, International Economic Law & International Affairs at SIPA; former Director, Columbia University's International Finance and Economic Policy Program; director of several of the American Funds mutual funds

Expertise in Technology and Related Trends; Public Company Board Experience: Director of Trimble Navigation Limited, a high-growth technology company

MasterCard Incorporated	21	2014 Proxy Statement

Nancy J. Karch	Director since January 2007 Age: 66 Board Committees: Audit, Nominating and Corporate Governance (Chair) Primary Occupation: Director Emeritus, McKinsey & Company

Ms. Karch is Director Emeritus of the consulting firm, McKinsey & Company, where she served as a senior partner from 1988 until 2000, and served in other capacities there beginning in 1974. She serves as non-executive chair for, and is a member of the nominating and corporate governance and audit committees of Kate Spade and Company (formerly Fifth & Pacific Companies Inc.); director and member of the nominating and corporate governance committee and chair of the management development and compensation committee for Genworth Financial, Inc.; director and member of the nominating and corporate governance committee for CEB, or The Corporate Executive Board Company; and a director and a member of the audit committee of Kimberly-Clark Corporation. She is also a Trustee of Northern Westchester Hospital, a not-for-profit organization.
Director Qualifications:

Global Business Perspective; Leadership and Relevant Industry Experience; Consumer Background:
Extensive focus on merchants and retail industry, as well as strategy and marketing, for global clients as a former senior partner of McKinsey & Company, a global management consulting firm; merchant and retail experience through positions as a current director of Kate Spade and Company; consumer marketing experience as a director of Kimberly-Clark Corporation and as a former director of several retail and retail-centric companies, including The Gillette Company and Toys "R" Us, Inc.; extensive experience as a director of U.S. public companies

Financial Acumen:
Former chair and current member of the audit committee of Kate Spade and Company; director and audit committee member of Kimberly-Clark Corporation; director of Genworth Financial, Inc., a leading life insurance and financial services company; former member of the audit committees of CEB, a business research firm, The Gillette Company and Toys "R" Us, Inc.; member of MasterCard Incorporated's Audit Committee since February 2007

Public Company Board Experience: Director of Kate Spade and Company, Genworth Financial, Inc., CEB and Kimberly-Clark Corporation; former director of The Gillette Company and Toys "R" Us, Inc.

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Marc Olivié	Director since May 2006 Age: 60 Board Committees: Audit, Human Resources and Compensation Primary Occupation: President and Chief Executive Officer, W.C. Bradley Co.

Mr. Olivié is President, Chief Executive Officer and a Director of W.C. Bradley Co. He is also the Chairman of MRO Management BVBA. From July 2007 to October 2008, he was Chief Executive Officer of MRO Management BVBA. From April 2005 to June 2007, Mr. Olivié was President and Chief Executive Officer of the Agfa-Gevaert Group. During that time, he also served as the Executive Director of the board of directors and Chairman of the Executive Committee of Agfa-Gevaert N.V. From 2004 to April 2005, Mr. Olivié was Executive Vice President of the Agfa-Gevaert Group. From 2001 to 2004, he was Senior Vice President and President, Global Bath and Kitchen Products for American Standard Companies Inc. Prior thereto, Mr. Olivié was President and Chief Executive Officer of Armstrong Floor Products for Armstrong Holdings, Inc. from 2000 to 2001 and of Armstrong Building Products for Armstrong Holdings, Inc. from 1996 to 2000. He also serves on the Board of Trustees for the Columbus State University Foundation, the Board of Directors of the Greater Columbus, Georgia Chamber of Commerce and Columbus, Georgia Mayor Teresa Tomlinson's Passenger Rail Commission.
Director Qualifications:

Global Business Perspective; Leadership, Public Company Board and Relevant Industry Experience; Expertise in Technology and Related Trends:
Merchant experience as current Chief Executive Officer of W.C. Bradley Co., a privately-held corporation which operates several consumer durables businesses; former Executive Director and Chief Executive Officer of Agfa-Gevaert Group, a European public multinational technology company; merchant experience as former President and Chief Executive Officer of Armstrong Floor Products and Armstrong Building Products for Armstrong Holdings, Inc. and as President, Global Bath and Kitchen Products for American Standard Companies, Inc.; extensive business experience in the U.S., Europe and the Middle East

Financial Acumen:
Active supervision of principal financial officer as Chief Executive Officer of several corporations, including W.C. Bradley Co.; former President and Chief Executive Officer of the Agfa-Gevaert Group; member of MasterCard Incorporated's Audit Committee since May 2006

MasterCard Incorporated	23	2014 Proxy Statement

Rima Qureshi	Director since April 2011 Age: 49 Board Committees: Audit, Human Resources and Compensation Primary Occupation: Senior Vice President - Strategic Projects, Ericsson

Ms. Qureshi is Senior Vice President-Strategic Projects at Ericsson. She has served in this position since her appointment in December 2012. She also serves as Chairperson of Ericsson's Northern Europe, Russia and Central Asian Region, as well as head of Ericsson Response. From January 2010 until December 2012, she was Senior Vice President and Head of Business Unit CDMA Mobile Systems. Ms. Qureshi previously served as Vice President, Strategic Program Manager for Ericsson U.S. and Vice President, Service Sales for Ericsson Canada. She served as Vice President and Head of Product Area Customer Support for Ericsson in Stockholm from 2004 until 2008. Ms. Qureshi has held positions of increasing seniority within Ericsson since joining the company in 1993. Before joining Ericsson, Ms. Qureshi served as an IT Consultant at DMR Group Inc. Ms. Qureshi is a candidate for election to the supervisory board of Wolters Kluwer at its annual meeting in late April 2014.
Director Qualifications:

Global Business Perspective; Leadership and Relevant Industry Experience;
Expertise in Technology and Related Trends:
Senior Vice President and regional chairperson and formerly Business Unit Head, CDMA Mobile Systems, at Ericsson, a Stockholm-based world-leading provider of telecommunications equipment and related services to mobile and fixed network operators globally; proven leadership capabilities and responsibility for several thousand employees working in research and development, sales, services and manufacturing; positions in Canada and Sweden and numerous years of experience in the telecommunications and information technology industries in various segments

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José Octavio Reyes Lagunes
Director since January 2008
Age:  62
Board Committees:  Human Resources and Compensation, Nominating and Corporate Governance
Primary Occupation: Former Vice Chairman,
The Coca-Cola Export Corporation, The Coca-Cola Company

Mr. Reyes is the former Vice Chairman of The Coca-Cola Export Corporation, a position in which he served from January 2013 until his retirement in March 2014. He was President, Latin America Group at The Coca-Cola Company, from December 2002 to December 2012. Mr. Reyes began his career at The Coca-Cola Company in 1980 at Coca-Cola de México as Manager of Strategic Planning. In 1987, he was appointed Manager of the Sprite and Diet Coke brands at corporate headquarters in Atlanta. In 1990, he was appointed Marketing Director for Brazil, and he later became Vice President of Marketing and Operations for Coca-Cola de México. Mr. Reyes became President of Coca-Cola de México in 1996. In September 2002, Mr. Reyes was named President of the North Latin America Division at Coca-Cola, comprising Mexico, Venezuela, Colombia, Central America and the Caribbean. Prior to joining Coca-Cola, Mr. Reyes spent five years with Grupo IRSA, a Monsanto Company joint venture. Mr. Reyes has been a member of the board of directors of Comex Paints since 2006 and is a member of the board of directors of Papalote Children’s Museum in Mexico City.
Director Qualifications:

Global Business Perspective; Leadership and Relevant Industry Experience:
Merchant and retail experience as former Vice Chairman of The Coca-Cola Export Corporation; former president of Latin America Group of The Coca-Cola Company, a global leading multinational public company in the beverage industry

Consumer Background: Former brand manager for The Coca-Cola Company, with marketing positions of increasing responsibility in North America and Latin America

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Jackson P. Tai	Director since September 2008 Age: 63 Board Committees: Audit, Nominating and Corporate Governance Primary Occupation: Former Vice Chairman and Chief Executive Officer, DBS Group and DBS Bank Ltd.

Mr. Tai is the former Vice Chairman and Chief Executive Officer of DBS Group and DBS Bank Ltd. He served as Chief Executive Officer of DBS Group from June 2002 until December 2007. Mr. Tai joined DBS Group in July 1999 as Chief Financial Officer, and subsequently served as President and Chief Operating Officer until his appointment as Chief Executive Officer. From June 1974 until July 1999, Mr. Tai held several management positions in the Investment Banking Division at J.P. Morgan & Co. Incorporated in New York, Tokyo and San Francisco. From January 2012 until May 2012, Mr. Tai served as interim president and chief executive officer of privately-held Brookstone Inc. Subsequent to his November 2013 resignation from the Brookstone Inc. board of directors, in April 2014, Brookstone Inc. commenced a voluntary, pre-arranged reorganization case under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. Mr. Tai currently serves as a director and a member of the audit committee of each of Bank of China Limited and Singapore Airlines. He is also a member of the supervisory board and chairman of the audit committee of Royal Philips N.V. and a director and member of both the audit and finance committees of Eli Lilly and Company. He is a director at Vaporstream, Inc. and Russell Reynolds Associates, Inc., both privately-held companies. Within the last five years, Mr. Tai has also served as a director and chairman of the audit committee of the ING Groep N.V. supervisory board, a director and member of the audit and technology committees of NYSE Euronext and a member of the board of directors of CapitaLand Limited. In addition, he previously served as a director of Brookstone Inc. (as non-executive chairman and audit committee member) and privately-held Cassis International Pte. Ltd. He has also served as a member of the Bloomberg Asia Pacific Advisory Board.
Director Qualifications:

Global Business Perspective; Leadership and Relevant Industry Experience; Consumer Background:
Senior executive experience in the retail banking and payments industry as former Vice Chairman and Chief Executive Officer of DBS Group and DBS Bank, Ltd., a Singapore-based bank with operations throughout the Asia Pacific region; additional industry experience as a Director of Bank of China Limited and former member of the ING Groep N.V. supervisory board, a global financial institution based in Europe with retail and commercial banking operations in the U.S. and Europe; merchant experience as interim president and chief executive officer and non-executive chairman of the board of directors of Brookstone, Inc., a U.S. specialty retailer, and as a director of Singapore Airlines; additional engagement in global business issues and strategy as a director of Eli Lilly and Company and Netherlands-based Royal Philips N.V. and as a former director of Singapore-based CapitaLand Limited

Expertise in Technology and Related Trends:
Member of the supervisory board of Royal Philips N.V., a global health and well-being company; former member of the technology committee at NYSE Euronext; and a former director at both Cassis International Pte. Ltd. and Singapore Telecommunications Limited, both global telecommunications technology companies

Financial Acumen:
Former Chief Financial Officer of DBS Group and DBS Bank Ltd.; active supervision of principal financial officer as former Chief Executive Officer of DBS Group and DBS Bank, Ltd.; chairman of the audit committee of Royal Philips N.V. and current member of the audit committees of Singapore Airlines, Bank of China Limited, and Eli Lilly and Company; former chairman of the audit committee of the ING Groep N.V. supervisory board and former member of the audit committees of NYSE Euronext, Singapore Telecommunications Limited, privately-held Brookstone Inc. and Jones Lang LaSalle Incorporated, a public financial and professional real estate services firm; several management positions in the Investment Banking Division at JP Morgan & Co. Incorporated; member of the Tapestry Network's European Audit Committee Leadership Network (which provides updates of changes in accounting principles and practices to audit committee chairmen); determined by MasterCard Incorporated's Board of Directors to be an "audit committee financial expert", a member of MasterCard Incorporated's Audit Committee since February 2011 and prior to that, a non-voting participant on the committee

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Public Company Board Experience:
Director of Bank of China Limited, Singapore Airlines and Eli Lilly and Company; member of the supervisory board of Royal Philips N.V.; former member of the supervisory board of ING Groep N.V.; former director of NYSE Euronext and DBS Group and DBS Bank Ltd.

Regulatory Experience: Engagement with regulators as former Vice Chairman and Chief Executive Officer of DBS Group and DBS Bank, Ltd.

Edward Suning Tian	Director since May 2006 Age: 50 Board Committees: Nominating and Corporate Governance Primary Occupation: Chairman, China Broadband Capital Partners, L.P.

Mr. Tian is the founder and Chairman of China Broadband Capital Partners, L.P. ("CBC Capital") since February 2006. Prior to founding CBC Capital, Mr. Tian was the Vice Chairman and Chief Executive Officer of China Netcom Group Corporation (Hong Kong) Limited from November 2004 to May 2006. Mr. Tian also served as Vice President, China Network Communications Corporation Ltd., the parent company of China Netcom Group Corporation (Hong Kong) Limited during that period. From 1999 to 2002, Mr. Tian served as Chief Executive Officer of China Netcom Corporation Ltd. Mr. Tian was the Vice Chairman of the board of directors of PCCW Limited from 2005 to 2007. Mr. Tian was the co-founder and Chief Executive Officer of AsiaInfo-Linkage, Inc. (formerly known as AsiaInfo Holdings, Inc.) from 1993 to 1999. He is a member of the Harvard Business School Asia Advisory Committee and the Asia Pacific Council of the Nature Conservancy. In addition, Mr. Tian has been a member of the board of directors of AsiaInfo-Linkage, Inc. since 1993. He has been an independent non-executive director of Lenovo Group Limited since August 2007; a non-executive director of China Jiuhao Health Industry Corporation Limited (formerly Media China Corporation Limited) since January 2008; and an independent non-executive director of Taikang Life Insurance Company Limited since July 2008.
Director Qualifications:

Global Business Perspective; Leadership and Relevant Industry Experience;
Expertise in Technology and Related Trends:
Founder and current Chairman of CBC Capital, a private equity fund primarily focused on investments in telecom, broadband, media and technology in China; former Vice Chairman and Chief Executive Officer of China Netcom Group Corporation (Hong Kong) Limited, a leading multinational telecommunications and international data communications operator in China and throughout the Asia Pacific region; co-founder, former Chief Executive Officer and current director of AsiaInfo-Linkage, Inc., a leading telecommunications and technology corporation in China; director of Lenovo Group Limited, a personal technology company; director of China Jiuhao Health Industry Corporation Limited, a company engaged in health industry development, media and property investment in China. Former Senior Advisor to Kohlberg Kravis Roberts & Co., a private equity firm

Public Company Board Experience:
Current director of China Netcom Group Corporation (Hong Kong) Limited, Lenovo Group Limited, China Jiuhao Health Industry Corporation Limited and AsiaInfo-Linkage, Inc., which was taken private in January 2014; former director of China Netcom Group Corporation (Hong Kong) Limited

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" EACH NOMINEE TO SERVE AS DIRECTOR

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BOARD AND COMMITTEES
Board Leadership Structure

The Company has an independent non-executive Chairman of the Board. The role of the Chairman is to provide governance and leadership to the Board, including helping to organize the work of the Board and ensuring that its members have information to effectively carry out their responsibilities. Specifically, the Chairman’s responsibilities include, among others things:

•	presiding over meetings of the Board and executive sessions of non-management and independent directors;

•	overseeing the adequacy of information available to directors;

•	coordinating feedback regarding issues discussed in executive session as well as performance to the Chief Executive Officer;

•	facilitating effective communication between the Board and our stockholders, including, among other things, by presiding over the annual meeting, and any special meetings, of stockholders;

•	working with the Chief Executive Officer and Corporate Secretary to facilitate clear communications by and between directors from different regions; and

•	providing advice and counsel to the Chief Executive Officer.
The Board does not have a specific policy regarding the separation of the roles of Chairman and Chief Executive Officer, as it believes it is in the best interest of the Company to make that determination from time to time based on the position and direction of the Company and the membership of the Board. The Company has had a non-executive Chairman since its IPO in May 2006, and the Board believes having separate Chief Executive Officer and Chairman positions, and having an independent director serve as Chairman, continues to be the appropriate leadership structure for the Company at this time. This structure enables the Chief Executive Officer to focus on operation of the Company’s business, while the independent Chairman focuses on leading the Board in its responsibilities of acting in the best interests of the Company and its stockholders. The Board believes that the Company’s current leadership structure is supported by the Board’s role in risk oversight of the Company.
The Board holds regularly scheduled meetings of independent directors in executive session without management present, and may meet more frequently upon request of any independent director. The Chairman of the Board ordinarily presides at such sessions.

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Committees of the Board of Directors

The Company has a standing Audit Committee, Human Resources and Compensation Committee and Nominating and Corporate Governance Committee of the Board of Directors, each of which is described below. Each of these committees operates under a written charter, which is available to our stockholders through our website at http://www.mastercard.com by clicking on "About our Company" and "Investor Relations".
During 2013, the Nominating Committee and the balance of the Board elected to re-align Committee memberships, with Ms. Karch becoming Chair of the Nominating Committee and Mr. Frieberg becoming Chair of the Audit Committee, effective January 1, 2014. The realignment reflects changes to the Board as well as continued efforts to bring fresh perspectives to the committees and enhance our governance.
The following summarizes the responsibilities and current membership of each committee and the total number of meetings each committee held in 2013. Each committee member has been determined by the Board to qualify as independent within the meaning of Section 303A.02 of the NYSE Listed Company Manual.

Audit Committee
The Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to, among other things, the quality and integrity of the Company's financial statements; the Company's compliance with legal and regulatory requirements; the qualifications, performance and independence of the Company's independent registered public accounting firm; the performance of the Company's internal audit function; and the quality of the Company's internal controls. The Audit Committee also oversees risk assessment and risk management of the Company.

Each member of the Audit Committee has been determined by the Board to qualify as independent under the independence criteria established by the SEC and the NYSE. The Board has also determined that each of the members of the Audit Committee is "financially literate" within the meaning of the listing standards of the NYSE. No member of the Audit Committee simultaneously serves on the audit committees of more than three public companies as defined in the NYSE corporate governance guidelines. The Board has identified both Mr. Freiberg and Mr. Tai as "audit committee financial experts" under the applicable SEC rules based on their experience and qualifications.
Committee Members: Barzi Freiberg (Chair) Karch Olivié Qureshi Tai
Number of Meetings in 2013: 9

Nominating and Corporate Governance Committee
The Nominating Committee considers and nominates or recommends to the Board individuals to serve as directors of the Company and members of the committees. It develops and recommends to the Board a set of corporate governance principles applicable to the Company, oversees the annual process for Board and committee self-assessments, is engaged in long-term succession planning efforts for the Chief Executive Officer, considers legal, regulatory and other matters that could have a significant reputational impact on the Company and otherwise takes a leadership role in shaping the Company's corporate governance with a focus on the long-term interests of the Company and its stockholders.
Committee Members:
Carlucci Haythornthwaite Karch (Chair)	Reyes Tai Tian
Number of Meetings in 2013: 5

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Human Resources and Compensation Committee
The Compensation Committee is primarily responsible for, among other things, ensuring that the compensation and benefit programs of the Company are fair and appropriate, and designed to attract, retain and motivate employees. It ensures that pay practices are consistent with the Company's stated compensation strategy. The Compensation Committee determines annual and long-term goals for the Company and ensures that compensation paid to the Chief Executive Officer, as well as other senior officers and key management through cash pay, or any type of long-term or stock-based awards, are commensurate with levels of performance. The Compensation Committee is also responsible for ensuring that the Company has a thorough succession planning process. It periodically reviews identified senior level positions and is informed of the development of viable candidates.

Each member of the Compensation Committee (a) has been determined by the Board to be independent within the meaning of Section 303A.02(a)(ii) of the NYSE Listed Company Manual and (b) is a non-employee director for purposes of Rule 16b-3 under the Exchange Act and an outside director for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").
Committee Members: Barzi Carlucci (Chair) Freiberg Olivié Qureshi Reyes
Number of Meetings in 2013: 6
For more information on the Company's processes and procedures for the consideration and determination of executive and non-employee director compensation, including the role of executive officers and the compensation consultant, see the "Compensation Discussion and Analysis" section in this Proxy Statement.
Attendance at Meetings

The Board of Directors held five meetings during 2013. During 2013, each director attended 75 percent or more of the aggregate of: (a) the total number of Board meetings held during the year and (b) the total number of meetings held by all Committees of the Board on which such director served during the year. The number of meetings held by each Committee during 2013 is set forth above under "Committees of the Board of Directors".
The Company encourages directors to attend its annual meeting of stockholders and endeavors to hold Board and/or committee meetings on the same date as the Company's annual meeting of stockholders in order to increase the number of directors who attend the annual meeting. All members of the Board attended the 2013 annual meeting of stockholders.
Director Business and Region and Country Visits

Our Board members meet one-on-one with senior managers throughout the business. In addition to meetings held at our global headquarters, the Board typically travels twice each year to our various locations around the world. This provides directors with the opportunity to meet with stakeholders such as policymakers, leaders and customers, as well as managers, in regions and countries that are strategically important to our business. By meeting with stakeholders and managers globally, the directors are able to gain a first-hand understanding of our business and strategic goals in these targeted locations and the issues and challenges we face.
Board Risk Oversight

The Board of Directors is responsible for overseeing the Company's overall risk profile and management's processes for managing risk. Through the Board's oversight, it establishes and enhances an increasing emphasis on a risk-aware culture throughout MasterCard, and sets the right "tone at the top". The Board oversees risk both as a full Board and through its committees. The Board recognizes that it is neither possible nor desirable to eliminate all risks. Hence, it encourages thoughtful risk-taking when achieving the Company's objectives. The Board meets at least annually with management to specifically discuss the Company's risk management process, assess the major risks on which the Company intends to focus in the next year (including strategic and competitive, financial, brand and reputational, legal, regulatory and operational risks) and evaluate the robustness of the Company's risk assessment through the use of risk scenarios. Throughout the year, the Board and appropriate committees dedicate a portion of their meetings to reviewing and discussing specific risk

MasterCard Incorporated	30	2014 Proxy Statement

topics in greater detail. The Board considers management’s risk assessments and how key risks are managed as it evaluates the Company's business strategy. Strategic and operational risks are also presented and discussed in the context of presentations to the Board at regularly scheduled Board meetings and during reports to the Board and its committees by the General Counsel, Chief Financial Officer and other officers. Oversight of certain specific risks is delegated to designated committees of the Board. These delegations include:

Audit Committee - oversees risks relating to the financial statements and financial reporting controls; internal controls; legal, regulatory and compliance risks; and risks related to information security, technology, privacy and data protection. The Audit Committee also has broader oversight of risk as described below

Compensation Committee - oversees risks arising from the Company's compensation policies and practices for all employees and non-executive directors
Nominating Committee - oversees risks related to the Company's governance structure and processes, legal and policy matters that could have a significant reputational impact on the Company and the Company's public affairs

Oversight of risk by the Board and its committees builds upon, and is part of, our Enterprise Risk Management ("ERM") program. The ERM program is integrated with the business and designed to ensure appropriate and comprehensive oversight and management of end-to-end risk. The ERM program leverages our business processes to, among other things, ensure: allocation of resources to appropriately address risk; establishment of clear accountability for risk management; support for a cross-functional dialog; and provision of transparency of risks to senior management, the Board and appropriate Board committees. Our ERM program seeks to accomplish these goals by: identifying, prioritizing and monitoring key risks; providing an independent view of our risk profile; and strengthening business operations by integrating ERM principles and continuing to create a risk-aware culture within MasterCard. MasterCard's integrated risk management structure balances risk and return by having business units and central functions (such as finance and law) identify, own and manage risks, our executive officers set policy and accountability and the Board and committees provide oversight of the process.
As part of its oversight process and as set forth in its charter, the Audit Committee oversees and discusses with management and the Company's independent registered public accounting firm the Company's guidelines and policies with respect to risk assessment and risk management, as well as the Company's major financial and other risk exposures (including those related to internal controls, legal, regulatory and compliance risks and risks related to information security, technology, privacy and data protection) and the steps management has taken to monitor and control such exposures. Additionally, on at least an annual basis, the Audit Committee is provided with a report from the ERM function to monitor the status of the risk management process based on what is presented annually to the full Board. In addition to major financial and other risk exposures, the Audit Committee also meets with management of business units and central functions on a periodic and rotating basis to discuss other current and emerging risks. The Audit Committee reports to the Board with respect to internal controls, and approves internal and external audit plans based on a risk-based methodology and evaluation.
The Compensation Committee reviews and assesses the Company's compensation policies and practices for all employees. Throughout the year, when establishing compensation program elements, making awards and determining final payouts for incentive compensation, the Compensation Committee considers the relationship of the Company's risk oversight practices to employee compensation policies and practices for all employees (including non-executive officers), including whether the Company's compensation programs create or encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company. The Compensation Committee's assessment of risk is further discussed below under "Executive Compensation – Compensation Discussion and Analysis – Risk Assessment".
Code of Conduct and Supplemental Code of Ethics

The Company has a written Code of Conduct that applies to all executive officers, employees and directors of the Company and provides a statement of the Company's policies and procedures for conducting business legally and ethically. In addition, the Company has adopted a written Supplemental Code of Ethics that applies only to the Chief Executive Officer, the President, the Chief Financial Officer, the Controller and certain other senior officers of the Company and its subsidiaries, including those who serve in financial, accounting, treasury, tax and legal advisory roles. Both the Code of Conduct and the Supplemental Code of Ethics are posted on our website at http://www.mastercard.com by clicking on "About our Company" and "Investor Relations" and are available free of charge to any person who requests them by writing to the Corporate Secretary, MasterCard Incorporated, 2000 Purchase Street, Purchase, NY 10577, Attention: Bart Goldstein.

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Communicating with the Board

Stockholders and other interested parties may contact any member (or all members) of the Board of Directors (including, without limitation, the director that presides over the executive sessions of non-management directors, or the non-management directors as a group), any committee of the Board or any chair of any such committee by mail or electronically. To communicate with the Board, any individual directors or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence can be sent by e-mail to corporate_secretary@mastercard.com or by mail to MasterCard Incorporated, Board of Directors, c/o the Office of the Corporate Secretary at 2000 Purchase Street, Purchase, New York 10577, Attention: Bart Goldstein.
The Corporate Secretary or, in his absence, another member of the Company's Law Department, opens all communications received for the sole purpose of determining whether the contents represent a message to the directors. All correspondence that is not in the nature of advertising, promotions of a product or service, or is not trivial, irrelevant, unduly hostile, threatening, illegal, patently offensive or similarly inappropriate will be forwarded promptly to the addressee. If no particular director is named, such communication will be forwarded, depending on the subject matter, to the chair of the Audit, Compensation or Nominating Committee, as appropriate.
If correspondence reflects a complaint or concern that involves (1) accounting, internal accounting controls and auditing matters, (2) possible violations of, or non-compliance with, applicable legal and regulatory requirements, (3) possible violations of the Company's Supplemental Code of Ethics for the Chief Executive Officer and senior officers or (4) retaliatory acts against anyone who makes such a complaint or assists in the investigation of such a complaint, the correspondence will be forwarded to the chair of the Audit Committee.
Stockholders, employees and others may also report complaints and concerns regarding accounting, internal accounting controls, auditing matters, possible violations of, or non-compliance with, applicable legal and regulatory requirements, possible violations of the Company's Supplemental Code of Ethics for the Chief Executive Officer and senior officers, or retaliatory acts against employees who make such a complaint or assist in the investigation of such a complaint in accordance with the Company's Whistleblower Procedures. The General Counsel of the Company, who is the Company's chief compliance officer, is responsible for keeping a docket of all reports received under the Company's Whistleblower Procedures and summarizing the nature of the complaint and other relevant information. The General Counsel will report any recent developments of items listed on the docket in reasonable detail to the Chair of the Audit Committee (and, if the Chair so directs, to the full Audit Committee) at or in advance of each regularly scheduled meeting. The Company's Whistleblower Procedures can be found on its website at http://www.mastercard.com by clicking on "About our Company" and "Investor Relations".

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DIRECTOR INDEPENDENCE AND RELATED PARTY TRANSACTIONS
Director Independence

Pursuant to the corporate governance listing standards of the NYSE, a majority of the Board (and each member of the Audit, Compensation and Nominating Committees) must be independent. The Board has adopted director independence standards, which are contained in the Company's Corporate Governance Guidelines, to assist in its determination of director independence. No director will be considered "independent" unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). When making "independence" determinations, the Board broadly considers all relevant facts and circumstances, as well as any other facts and considerations specified by the NYSE, by law or by any rule or regulation of any other regulatory body or self-regulatory body applicable to the Company. When assessing the materiality of a director's relationship with the Company, the Board considers the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships (among others). In addition, the Board applies the independence guidelines set forth in our Corporate Governance Guidelines, which generally track the independence standards set by the NYSE.

The Board of Directors has determined that each of our director nominees, other than Mr. Banga, qualifies as an independent director within the meaning of Section 303A.02 of the NYSE Listed Company Manual and under the independence requirements adopted by the Board as set forth in our Corporate Governance Guidelines.

In the course of its determination regarding the independence of each non-management director, the Board considered any transactions, relationships and arrangements as required by Section 303A.02 of the NYSE Listed Company Manual and under the independence requirements adopted by the Board. In particular, the Board considered the following relationships with respect to certain directors:

Director	Relationship
Steven J. Freiberg	Senior Advisor to The Boston Consulting Group; member of the board of trustees of the March of Dimes
Richard Haythornthwaite	Non-Executive Chairman of Centrica PLC; Chairman of Southbank Centre Board
Merit E. Janow	Dean, School of International and Public Affairs, Columbia University; director of The NASDAQ Stock Market LLC
Nancy J. Karch	Director Emeritus of McKinsey & Company; director of CEB
Rima Qureshi	Candidate for election to the supervisory board of Wolters Kluwer
Jackson P. Tai	Director of Bank of China, Limited; director of Russell Reynolds Associates, Inc.; director of Singapore Airlines (which owns SilkAir)
Although service as a director or executive officer of another company alone is not a material relationship that would impair a director's independence, the above listed relationships were reviewed by the Board. There are no companies with which MasterCard has (or had) a business relationship during the last three years where a director is currently an executive officer.
Accordingly, the Board determined that, during all relevant years, none of the relationships listed above were of an amount or nature to impede the exercise of independent judgment by any of Professor Janow, Ms. Karch, Ms. Qureshi or Messrs. Freiberg, Haythornthwaite or Tai.

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Additional Board Service Requirements

Our amended and restated certificate of incorporation, by-laws and Corporate Governance Guidelines provide additional requirements for service as a Board member, as well as limited membership for "Industry Directors" and officers or employees of the Company or any of its subsidiaries ("management directors").

Provision	Description
Requirements for Service
With the exception of a limited number of directors, referred to as "Industry Directors"(as described below), a director cannot, either currently or during the prior 18 months, have an affiliation or relationship (including as a director, officer, employee or agent or any material business relationship) with any entity (and any of its affiliates) that on or after May 30, 2006 was or becomes a "Class A" (or principal) or affiliate member of MasterCard International or a licensee of its brands, or with any operator, member or licensee of any general purpose payment card system (or any of their affiliates) that competes with the Company.
In addition, no director can:
• either currently or during the prior three years, have an affiliation or relationship (including as a trustee, officer, employee or agent or any material business relationship) with The MasterCard Foundation; or
• be a director, regional board director, officer, employee or agent of, or represent, an entity (or an institution that is represented on any board of such an entity) that owns and/or operates a payment card program that is competitive with any of the Company's comparable card programs

Industry Directors and Other Composition Requirements
•  At least 64% of the Board must be determined by the Board to not be Industry Directors;
•  The number of non-Industry Directors and non-management directors combined always needs to be at least two greater than the combined number of Industry Directors and management directors;
•  Up to one-third of the members of each of the Audit, Compensation and Nominating Committees may be Industry Directors;
•  No more than one Industry Director may serve on the Nominating Committee.
•  The Board has deemed Mr. Tai to be an Industry Director.

Quorum	A majority of the directors in office, provided that a majority of the directors present are neither Industry Directors nor management directors
Vacancies	To be filled only by a majority of the directors then in office who are not Industry Directors
Nominations	Industry Directors cannot participate in nominating or selecting directors

MasterCard Incorporated	34	2014 Proxy Statement

Certain Relationships and Related Party Transactions

The Code of Conduct requires that any transaction that exceeds $120,000 between the Company and a related party, or in which a related party would have a direct or indirect material interest, be promptly disclosed to the General Counsel of the Company. The General Counsel is required to disclose such transactions promptly to the Board of Directors Transactions with related parties must be approved or ratified by the Board or a committee of the Board consisting of at least three disinterested directors. Any director having an interest in the transaction is not permitted to vote on such transaction. Under the Code of Conduct, a "related party" is any of the following:

•	an executive officer of the Company;

•	a director (or director nominee) of the Company;

•	an immediate family member of any executive officer or director (or director nominee);

•	a beneficial owner of five percent or more of any class of the Company's voting securities; or

•	an entity in which one of the above described persons has a substantial ownership interest in or control of such entity.

MasterCard Incorporated	35	2014 Proxy Statement

DIRECTOR COMPENSATION
The Company uses cash and stock-based compensation to attract and retain qualified individuals to serve on its Board of Directors. The Company sets compensation for non-employee directors in light of the time commitment and prior experience levels expected of directors. Using benchmarking information provided by the independent compensation consultant, the Compensation Committee recommends the form and amount of director compensation, which is determined by the full Board.
Cash Compensation

Non-employee directors, other than the Chairman of the Board, are paid an annual retainer of $100,000 and the Chairman of the Board receives an annual retainer of $150,000. Non-employee directors also receive an annual retainer for serving as a chair of a standing committee ($25,000 for the Audit Committee, $20,000 for the Compensation Committee and $20,000 for the Nominating Committee). An annual retainer for committee service is paid to non-employee directors who serve as members (non-chair role) on any standing committee ($15,000 for the Audit Committee, $10,000 for the Compensation Committee and $10,000 for the Nominating Committee). In addition, customary expenses for attending Board and committee meetings are reimbursed.
The Company's compensation policy is to pay directors in advance in January for the period from January to June and in arrears in December for the period from July to December. In the event that a non-employee director is nominated to the Board or appointed to a committee at any point during the year, that director will receive a pro-rated amount of the retainer fee and any committee fees from the time he or she began service on the Board or a committee until the next regularly scheduled payment.
The following table summarizes the fees paid in cash to each non-employee director for 2013, as shown in column (b) of the Director Compensation table on the following page.

Name	Annual Retainer ($)	Audit Committee Retainer ($)	Compensation Committee Retainer ($)	Nominating Committee Retainer ($)	Fees Earned or Paid in Cash ($)
Richard Haythornthwaite	150,000	15,000	—	20,000	185,000
Silvio Barzi[1]	100,000	10,000	10,000	3,333	123,333
David R. Carlucci	100,000	—	20,000	—	120,000
Steven J. Freiberg	100,000	15,000	—	—	115,000
Nancy J. Karch	100,000	15,000	—	10,000	125,000
José Octavio Reyes Lagunes	100,000	—	10,000	—	110,000
Marc Olivié	100,000	15,000	10,000	—	125,000
Rima Qureshi	100,000	—	10,000	—	110,000
Mark Schwartz[2]	100,000	25,000	—	10,000	135,000
Jackson P. Tai	100,000	15,000	—	—	115,000
Edward Suning Tian	100,000	—	—	10,000	110,000

1.
During 2013, Mr. Barzi was a member of the Audit Committee for eight months and a member of the Nominating Committee for four months. His committee retainers reflect partial year payments for his service on each committee.

2.	Mr. Schwartz resigned from the Board effective December 31, 2013.
Non-employee directors are eligible to defer all or part of their cash compensation into a non-qualified deferred compensation arrangement, referred to as the MasterCard Incorporated Deferral Plan. Directors who choose to defer compensation will receive earnings on their deferrals based on their investment elections. None of the investment options provide an investment return which is considered to be above-market or preferential.
Non-employee directors are also eligible to have the Company make matching gift contributions of up to $5,000 annually in the name of the director to eligible charities.

MasterCard Incorporated	36	2014 Proxy Statement

Stock-Based Compensation

Non-employee directors, including the Chairman of the Board, also receive an annual stock grant in the form of restricted stock or deferred stock units ("DSUs") under the Company’s Amended and Restated 2006 Non-Employee Director Equity Compensation Plan. In 2013, non-employee directors, other than the Chairman of the Board, received a stock grant of approximately $150,000 in the form of restricted stock or DSUs, at the election of each director, and the Chairman of the Board received a grant of approximately $200,000 in restricted stock or DSUs, at the election of the Chairman, each of which is rounded up to the next whole share.
Total Director Compensation in 2013

The following table summarizes the total compensation earned in 2013 by each of our non-employee directors who served during 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	All Other Compensation ($)[2]	Total ($)
Richard Haythornthwaite	185,000	200,453	5,000	390,453
Silvio Barzi	123,333	150,193	3,895	277,421
David R. Carlucci	120,000	150,193	5,000	275,193
Steven J. Freiberg	115,000	150,193	5,000	270,193
Nancy J. Karch	125,000	150,193	4,250	279,443
José Octavio Reyes Lagunes	110,000	150,193	—	260,193
Marc Olivié	125,000	150,193	5,000	280,193
Rima Qureshi	110,000	150,193	—	260,193
Mark Schwartz[3]	135,000	150,193	—	285,193
Jackson P. Tai	115,000	150,193	5,000	270,193
Edward Suning Tian	110,000	150,193	—	260,193

1.
Represents the aggregate grant date fair value in accordance with generally accepted accounting standards, or GAAP, in connection with all stock awards granted to Board members in 2013. The share price used for converting the grant made on June 18, 2013, the date of the 2013 annual meeting of stockholders, was the closing price of our common stock on the NYSE on that date ($58.44 per share, on a split adjusted basis). Mr. Haythornthwaite’s award represents 3,430 shares of restricted stock, Messrs. Barzi, Olivié, and Tian’s awards represent 2,570 shares of restricted stock and the awards to all other Board members represent 2,570 DSUs per director, all of which have been adjusted to reflect the Company's 10-for-1 stock split in January 2014.

2.	Represents Company-paid matching charitable contributions.

3.	Mr. Schwartz resigned from the Board effective December 31, 2013.
Director Stock Ownership Guidelines

The Board of Directors has adopted stock ownership guidelines for the purpose of aligning the interests of the non-employee directors with those of stockholders (employee directors are included in the executive stock ownership guidelines). These guidelines call for ownership of five times the non-employee director's annual cash retainer to be held in Company stock. For purposes of these guidelines, shares of Class A common stock held directly or indirectly by the non-employee director are included; DSUs are also included from the date of the grant. The non-employee directors are given six years from the time of being elected or appointed to the Board to attain these ownership levels. All current non-employee directors have holdings that exceed the guidelines' ownership level.

MasterCard Incorporated	37	2014 Proxy Statement

EXECUTIVE OFFICERS
Biographical data for the current executive officers of the Company and MasterCard International ("Executive Officers") is set forth below, excluding Mr. Banga, which is included above under "Proposal 1 – Election of Directors". Each Executive Officer serves at the discretion of the Chief Executive Officer or the Board. Each Executive Officer is a member of the Company's Executive Committee, which manages the Company's corporate performance and develops corporate strategy. Walter Macnee serves as Vice Chairman in the office of the CEO and as an advisor to the Executive Committee. The age for each individual below is as of the time of the Annual Meeting.

Ann Cairns	Age: 57 Title: President, International Markets

Ms. Cairns is responsible for MasterCard customer-related activities outside the U.S. and Canada. Prior to joining MasterCard in August 2011, she was a managing director and head of the Financial Industry Services Group for Europe with Alvarez & Marsal in London. From 2008 to 2011, Ms. Cairns led the European team managing the estate of Lehman Brothers Holdings International through the Chapter 11 process. From 2002 until 2008, Ms. Cairns was CEO, Transaction Banking at ABN-AMRO in London, where she managed a global business with over €5 billion in revenue in 50 countries, covering the commercial, retail and financial institutions segments, and reported to the Group Board and served on the bank's Executive Committee. Prior to joining ABN-AMRO, Ms. Cairns spent 15 years with Citigroup in a variety of senior operational roles, including Chief Operating Officer, e-Business, where she led U.S., European and Japanese operations. Ms. Cairns is a candidate for election as a director of AstraZeneca PLC at its annual general meeting in late April 2014.

Gary J. Flood	Age: 55 Title: President, Global Products and Solutions

Mr. Flood has responsibility for the products and services that the Company delivers to its customers. Prior to being appointed to his current position in November 2007, he was Executive Vice President of Global Account Management for the Company. In this capacity, Mr. Flood oversaw the Company's efforts to support its largest global customers. Previously, Mr. Flood was Senior Vice President of Consumer Card Product Management and Development, where he spent four years directing all MasterCard consumer credit programs in the United States. Mr. Flood joined the Company in 1986 as Regional Marketing Director and subsequently served in various increasingly senior positions at the Company. Before joining the Company, he was National Sales Manager for Citicorp's Merchant Business.

MasterCard Incorporated	38	2014 Proxy Statement

Ronald E. Garrow	Age: 50 Title: Chief Human Resources Officer

Mr. Garrow is responsible for Global Human Resources, which includes the corporate and regional Human Resources functions. Prior to assuming this role in April 2013, he was responsible for Global Human Resources Plans and Programs for the Company from November 2011 until March 2013, and was responsible for global talent acquisition, management and development from March 2010 until October 2011. Prior to joining the Company in March 2010, Mr. Garrow spent six years at Bank of America as the human resources executive for the chief financial officer and chief learning officer, among other positions. Previously, he spent 19 years at Wachovia in various positions of increasing levels of responsibility, including lastly as chief learning officer where he was responsible for the Company's Training, Leadership & Executive Development, Diversity and Learning Infrastructure. Mr. Garrow is a member of the Network for Teaching Entrepreneurship (NFTE) Fairchester Advisory Board.

Martina Hund-Mejean	Age: 54 Title: Chief Financial Officer

Prior to becoming Chief Financial Officer in November 2007, Ms. Hund-Mejean served as Senior Vice President and Treasurer of Tyco International Ltd from December 2002 until November 2007. From 2000 to 2002, she was Senior Vice President and Treasurer of Lucent Technologies Inc. (now Alcatel-Lucent). Ms. Hund-Mejean held a series of finance positions of increasing responsibility at General Motors Corporation, both in the U.S. and U.K., including Assistant Treasurer, from 1998 to 2000. She began her corporate career as a credit analyst at Dow Chemical in Frankfurt, Germany. Ms. Hund-Mejean is a director and member of the audit committee of Prudential Financial, Inc., a financial services company, and is also a member of the Board of Trustees of The University of Virginia Darden School Foundation.

Walter M. Macnee	Age: 59 Title: Vice Chairman

Mr. Macnee oversees various senior client, government and merchant relationships and plays a central role in steering the Company's strategy toward the wider merchant community and other key stakeholders in the payments industry. Prior to being appointed to his current position, he was President, International Markets, with responsibility for all markets and customer-related activities outside of the United States from January 2009 until August 2011. From November 2007 until January 2009, he was President, Global Markets. From 2006 until November 2007, Mr. Macnee was President of the Americas, with responsibility for building all aspects of the Company's issuance and acceptance business in the United States, Canada, Latin America and the Caribbean. From 2001 to 2004, he was President of MasterCard Canada. From 2004 to 2006, Mr. Macnee served as Executive Vice President, Canadian Imperial Bank of Commerce, in Toronto. Previously, he spent 18 years with Toronto Dominion Bank.

MasterCard Incorporated	39	2014 Proxy Statement

Chris A. McWilton	Age: 55 Title: President, North America

Prior to being appointed to his current position, Mr. McWilton was President, U.S. Markets from January 2009 until December 2012. He was President, Global Accounts from November 2007 until January 2009. From October 2003 until November 2007, Mr. McWilton was Chief Financial Officer of the Company. Prior to Mr. McWilton's appointment as Chief Financial Officer in October 2003, he served as Senior Vice President and Controller of the Company. Prior to January 2003, Mr. McWilton was a partner at KPMG LLP, an international accounting and tax firm, where he specialized in financial and SEC reporting matters. Mr. McWilton joined KPMG LLP in 1980 and was elected to the partnership in 1992.

Timothy Murphy	Age: 47 Title: General Counsel and Chief Franchise Officer

Mr. Murphy is responsible for overseeing legal affairs and public policy, and serves as the Company's chief compliance officer. He also has responsibility for MasterCard's franchise development and franchise integrity functions and its global diversity, information security, information governance and privacy functions. From February 2009 until assuming this role in April 2014, Mr. Murphy served as Chief Product Officer of the Company and from November 2007 to January 2009, as President - U.S. Region. He previously served as Group Executive - Customer Business Planning and Analysis and as Senior Vice President and Associate General Counsel. Prior to joining MasterCard in 2000, Mr. Murphy was an associate in the New York and London offices of Cleary, Gottlieb, Steen and Hamilton, an international law firm. He is Vice Chairman of the Board of Governors of Fairfield College Preparatory School in Fairfield, Connecticut.

Robert Reeg	Age: 58 Title: President, MasterCard Operations & Technology

Mr. Reeg oversees MasterCard's strategic processing platform, global network and quality of operations and is based at the Company's MasterCard Technologies headquarters in St. Louis, Missouri. Prior to being appointed to his current position, he served as Chief Technology Officer for MasterCard from 2005 until May 2008 and he was responsible for all computer operations, network engineering, technology architecture, database management, program management, and testing/software quality. From joining the Company in August 1995 until 2005, Mr. Reeg served in various increasingly senior positions at the Company in the technology organization. Prior to joining MasterCard in April 1995, Mr. Reeg held IT and business leadership positions with Sprint Corp., Cleveland Pneumatic, Totco Inc. and Conoco Inc. Mr. Reeg serves on the University of Missouri-St. Louis Leadership Council, Washington University's Professional Degree Programs Academic Advisory Board, and the United Way of Greater St. Louis' Technology Committee. In addition, he serves on the board of directors for Junior Achievement USA.

MasterCard Incorporated	40	2014 Proxy Statement

STOCK OWNERSHIP INFORMATION
Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding the beneficial ownership of our voting securities by each person known to us to beneficially own more than five percent of any class of our voting securities, unless otherwise indicated, as of the Record Date. The number of shares reported by each of BlackRock, Inc. and FMR LLC has been adjusted to reflect the Company's 10-for-1 stock split in January 2014.

Name and Address of Beneficial Owner	Shares of Class A Common Stock Beneficially Owned	Percent of Total Outstanding Class A Common Stock Beneficially Owned
The MasterCard Foundation[1] 2 St. Clair Avenue East, Suite 301 Toronto, Ontario M4T 2T5	118,404,650	10.5%
BlackRock, Inc.[2] 40 East 52nd Street New York, NY 10022	72,850,020	6.5%
FMR LLC[3] 245 Summer Street Boston, MA 02210	66,182,840	5.9%

1.
Number of shares is based upon information included in a Form 4 filed with the SEC on February 14, 2014. The MasterCard Foundation has sole voting and dispositive power with respect to the shares of Class A common stock, based on a Schedule 13G/A filed on February 12, 2014.

2.
Based on a Schedule 13G filed with the SEC on February 10, 2014, BlackRock, Inc. has sole dispositive power with respect to 72,850,020 shares and sole voting power with respect to 57,807,320 shares of Class A common stock.

3.
Based on a Schedule 13G filed with the SEC on February 14, 2014, Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 60,806,090 shares of Class A common stock. Edward C. Johnson 3d, the Chairman of FMR LLC, and FMR LLC each has sole dispositive power with respect to these shares. Fidelity SelectCo, LLC is the beneficial owner of 2,917,290 shares of Class A common stock as a result of acting as investment adviser to various investment companies (the "SelectCo Funds"), with respect to which Edward C. Johnson 3d, FMR LLC, through its control of Fidelity SelectCo, LLC, and the SelectCo Funds each has sole dispositive power. Voting power for shares owned directly by the Fidelity Funds resides with the funds’ Boards of Trustees. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 326,860 shares of Class A common stock, with respect to which Edward C. Johnson 3d and FMR LLC each has sole voting and sole dispositive power. Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 105,990 shares of Class A common stock, which FMR LLC beneficially owns. Pyramis Global Advisors LLC, a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 485,300 shares of Class A common stock, of which Edward C. Johnson 3d and FMR LLC each has sole power to dispose of such shares and sole power to vote 435,200 shares of Class A common stock. Pyramis Global Advisors Trust Company, a wholly-owned subsidiary of FMR LLC is the beneficial owner of 1,328,230 shares of Class A common stock, with respect to which each of Edward C. Johnson 3d and FMR LLC has sole dispositive power and sole power to vote 1,126,230 shares of Class A common stock. FIL Limited is the beneficial owner of 213,080 shares of Class A common stock, and FMR LLC made its filing on Schedule 13G on a voluntary basis as if it beneficially owned such shares on a joint basis with FIL Limited. FMR LLC, Fidelity Management & Research Company Fidelity Management Trust Company and Strategic Advisers, Inc., share the address listed above. SelectCo, LLC's address is 1225 17th Street, Suite 1100, Denver, CO 80202. The address for Pyramis Global Advisors LLC and Pyramis Global Advisors Trust Company is 900 Salem Street, Smithfield, Rhode Island, 02917. FIL Limited's address is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

Security Ownership of Directors and Management

The following table shows, as of the Record Date, all shares of Class A common stock beneficially owned by each director, director nominee and each named executive officer listed on the "Summary Compensation Table" and all directors, director nominees and executive officers as a group. Such shares consist of:

•	the number of shares of Class A common stock directly or indirectly owned;

•	shares of Class A common stock that could have been acquired through the exercise of options to purchase shares of Class A common stock exercisable within 60 days of that date; or

•	any other stock awards that would vest (or have restrictions removed) within 60 days of that date, including restricted stock units, DSUs and restricted stock.

MasterCard Incorporated	41	2014 Proxy Statement

Unless otherwise indicated, each of the named individuals and each member of the group have sole voting power and sole investment power with respect to the shares beneficially owned. The number of shares beneficially owned, as that term is defined by Rule 13d-3 under the Exchange Act, by all directors and executive officers as a group as of the Record Date and each director and named executive officer individually is less than 1% of the outstanding shares of Class A common stock. No director or executive officer beneficially owns, either directly or indirectly, any shares of Class B common stock.

Name	Shares of Class A common stock directly and indirectly owned	Shares of Class A common stock obtainable within 60 Days	Total Shares of Class A common stock beneficially owned (shown in columns (a) and (b))
	(a)	(b)[1]	(c)
Richard Haythornthwaite	32,770	29,160	61,930
Ajay Banga	214,263	680,460	894,723
Silvio Barzi	5,290	19,970	25,260
David Carlucci	41,820	14,020	55,840
Steven J. Freiberg	23,670	19,970	43,640
Julius Genachowski	—	—	—
Merit E. Janow	—	—	—
Nancy J. Karch	12,100	14,020	26,120
Marc Olivié	35,870	19,970	55,840
Rima Qureshi	—	10,020	10,020
José Octavio Reyes Lagunes	9,370	14,020	23,390
Jackson Tai	9,450	14,020	23,470
Edward Suning Tian	36,190	14,020	50,210
Ann Cairns	8,900	47,050	55,950
Gary J. Flood	63,078	123,990	187,068
Martina Hund-Mejean	126,966[2,3]	245,550	372,516[2,3]
Chris A. McWilton	41,050	168,450	209,500
All directors, director nominees and executive officers as a group (20 persons)	746,881[3]	1,512,590	2,259,471[3]

1.
Includes shares of Class A common stock underlying stock options exercisable, restricted stock units vesting, deferred stock units receivable and restricted stock with restrictions removable within 60 days. For non-executive directors, includes DSUs and restricted stock that will be settled or have restrictions removed, as applicable, within 60 days of either the Record Date or termination of a director’s service as a director.

2.	Includes 2,000 shares of Class A common stock held by Ms. Hund-Mejean's husband.

3.	Fractional shares have been rounded up to the nearest whole share.

MasterCard Incorporated	42	2014 Proxy Statement

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who beneficially own more than ten percent of a registered class of the Company's common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities with the SEC. Based solely on its review of the copies of such forms received by it and written representations from reporting persons that no other forms were required to be filed, the Company believes that all of its directors, officers and persons who beneficially own more than ten percent of Class A common stock complied with all Section 16(a) filing requirements applicable to them with respect to events and transactions that occurred during 2013.

MasterCard Incorporated	43	2014 Proxy Statement

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes MasterCard's executive compensation program for 2013 as well as certain elements of the 2014 program for our named executive officers ("NEOs"), who are listed below and appear in the Summary Compensation Table of this Proxy Statement.

Named Executive Officers
Ajay Banga	President and Chief Executive Officer
Martina Hund-Mejean	Chief Financial Officer
Gary J. Flood	President, Global Products and Solutions
Chris A. McWilton	President, North America
Ann Cairns	President, International Markets
Executive Summary

MasterCard's executive compensation program is designed to attract, motivate and retain our executives, including our NEOs, who are critical to the Company's long-term success. Our executive compensation program is based upon and designed to address three core principles:
The Company’s Compensation Principles

Executive officer goals are linked with stockholder interests	The Company's compensation policies are designed to align the interests of our executive officers with those of our stockholders.
Pay is significantly performance-based
We provide executive compensation from a total direct compensation perspective. This consists of fixed and variable pay, with an emphasis on variable pay to reward short- and long-term performance measured against pre-established goals and objectives.

Compensation opportunities are competitive to attract and retain talented employees	Each year, the Compensation Committee assesses the competitiveness of total compensation levels for executives to enable the Company to successfully attract and retain executive talent.
Our Compensation Committee, which is composed solely of independent directors, is responsible for oversight of our executive compensation program and decides the compensation to be paid to our executive officers. The Compensation Committee makes decisions on executive compensation from a total direct compensation perspective. Total direct compensation is composed of base salary, annual cash incentive and long-term, stock-based incentive compensation. A significant portion of our executives' compensation is performance-based and at-risk. In addition, our compensation program is weighted toward long-term equity awards rather than cash compensation. We believe this maximizes retention and ensures that a substantial portion of our NEOs’ compensation is directly aligned with stockholder's interests.
2013 Say-on-Pay Advisory Vote on Executive Compensation
Each year, MasterCard provides stockholders with a "say-on-pay" advisory vote on its executive compensation. At our 2013 annual meeting of stockholders, more than 96% of the votes cast for the say-on-pay proposal were in favor of our executive compensation program and policies. The Compensation Committee evaluated the results of the say-on-pay vote and in light of the substantial support of our executive compensation program, the Committee decided to maintain the core design of the Company's compensation program for the balance of 2013 and for 2014. The Compensation Committee will continue to consider the outcome of future say-on-pay votes, in addition to various other factors, when making future compensation decisions.

MasterCard Incorporated	44	2014 Proxy Statement

Key Features of our Executive Compensation Program
The Compensation Committee and management periodically review the compensation and benefit programs for executives and other employees to align them with the three core principles discussed above. Accordingly, the Company has adopted a number of practices over the last several years that affect our executive compensation program:

What We Do
✓	Perform an annual “say-on-pay” advisory vote for stockholders
✓	Pay for performance
✓	Use appropriate peer groups when establishing compensation
✓	Balance short- and long-term incentives
✓	Align executive compensation with stockholder returns through long-term incentives
✓	Include caps on individual payouts in incentive plans
✓	Include a clawback policy in our incentive plans
✓	Set significant stock ownership guidelines for executives and directors
✓	Mandate “double-trigger” provisions for all plans that contemplate a change-in-control
✓	Condition grants of long-term incentive awards on execution of a non-solicitation, non-competition and non-disclosure agreement
✓	Mitigate undue risk taking in compensation programs
✓	Include criteria in incentive plans to maximize tax deductibility
✓	Retain an independent external compensation consultant

What We Don't Do
x	No hedging of Company stock
x	No new tax "gross ups" for executive officers
x	No tax "gross ups" for perquisites
x	No new "evergreen" employment agreements
x	No new participants in the Supplemental Executive Retirement Plan, or SERP
x	No repricing of options
x	No dividend equivalents on unvested equity awards
Financial and Operational Highlights
In recent years, MasterCard has had strong operational and financial performance, despite challenging global economic and financial conditions. The Company's performance has resulted in the substantial appreciation of the Company's stock price, from a $3.90 per share price at the time of the Company's IPO in May 2006 to a closing stock price of approximately $83.55 per share as of December 31, 2013 (in each case, per share prices have been adjusted for the Company’s January 2014 10-for-1 stock split).

MasterCard Incorporated	45	2014 Proxy Statement

In 2013, MasterCard again had strong annual operational and financial performance, including the following highlights:

Net revenue of $8.3 billion, an increase of 13% versus 2012, both before and after adjusting for currency[1]	Cross-border volume growth of 18% on a local currency basis

Net income of $3.2 billion, an increase of 14% versus 2012, adjusted for currency[1] and excluding special items[2] in both periods (on an as-reported basis, net income was $3.1 billion, an increase of 13% versus 2012)

Diluted EPS of $2.61, an increase of 18% versus 2012, adjusted for currency[1] and excluding special items[2] in both periods (on an as-reported basis, diluted EPS was $2.56, an increase of 17% versus 2012)

Operating margin of 55.1%, excluding special items[2] in both periods (on an as-reported basis, operating margin was 54.0%);	Gross Dollar Volume, or GDV, growth of 14% on a local currency basis
Repurchased 41 million shares[3] at a cost of $2.4 billion	Processed transaction growth of 13% versus 2012

Maintenance of a strong capital position, including cash flow from operations of $4.1 billion during 2013 and $6.3 billion of cash, cash equivalents and other liquid investments as of December 31, 2013

1.	Adjusted for the impact of foreign exchange rates with respect to the Euro and the Brazilian real. The presentation of growth rates adjusted for currency represent a non-GAAP measure and are calculated by re-measuring the prior period's results using the current period's exchange rates.	2.
Special items consist of the provisions recorded in 2012 ($20 million pre-tax, or $13 million on an after-tax basis) and 2013 ($95 million pretax, or $61 million on an after-tax basis) for potential settlements relating to the U.S. merchant litigations.

3.	Adjusted to reflect the 10-for-1 stock split in January 2014.
2013 Compensation Highlights
For 2013, each of our NEOs was provided with an opportunity to earn a cash incentive award under our Senior Executive Annual Incentive Compensation Plan, or SEAICP. The Compensation Committee considered a number of quantitative and qualitative factors in determining the amount of the SEAICP payout for 2013. The financial and operational results outlined above demonstrate how MasterCard achieved or exceeded most of its goals during 2013. Based on its assessment of the overall performance of the Company, the Compensation Committee established the corporate score for purposes of paying annual incentives under the SEAICP at 130% of target (see page 50 for additional information).
During 2013, each of our NEOs also received a long-term incentive award whose value was composed of 50% stock options and 50% performance stock units, or PSUs. The stock options vest in 25% increments on each of the first four anniversaries from the date of grant. The PSUs granted in 2013 were redesigned to incorporate 3-year Net Revenue and EPS targets as well as enhance the link with stockholder returns through the addition of a relative Total Stockholder Return ("TSR") component (see page 52 for additional information). Vesting of the PSUs, which is scheduled to occur on the third anniversary from the date of grant, is dependent on the Company’s performance against pre-determined goals (see page 52 for additional information).
Participants in the Compensation Process

Role of the Compensation Committee
The Compensation Committee approves the compensation of each of the Company's executive officers, including the NEOs listed in the Summary Compensation Table of this Proxy Statement. The Compensation Committee has exclusive authority to grant equity awards to executive officers of the Company. The Compensation Committee also delegates specified administrative functions to certain officers of the Company, including the Company's Chief Executive Officer and Chief Human Resources Officer. The Compensation Committee regularly reviews the Company's executive compensation and benefits policies, programs and practices and monitors applicable new rules and evolving best practices concerning executive compensation.

MasterCard Incorporated	46	2014 Proxy Statement

The agenda for meetings of the Compensation Committee is determined by the Chairman of the Compensation Committee with the assistance of the Company's Chief Human Resources Officer. Compensation Committee meetings are regularly attended by the members of the Compensation Committee, representatives of Frederic W. Cook & Co. (the Compensation Committee’s independent external consultant), the Company's Chief Executive Officer, the Company's Chief Human Resources Officer and other representatives of management as appropriate. The Compensation Committee also meets in executive session without members of management present. The Chairman of the Compensation Committee reports to the Board on the Compensation Committee's decisions concerning, among other things, compensation of the Company's executive officers. At the end of each year, the Compensation Committee reviews and makes decisions on the elements and amount of compensation for our NEOs. Additionally, the Compensation Committee approves the funding for the long-term incentive awards and annual cash-based incentive awards.
Role of Compensation Consultant
The Compensation Committee retains its own independent compensation consultant who reports directly to the Compensation Committee. Beginning on January 1, 2011, the Compensation Committee engaged the services of Frederic W. Cook & Co. to provide primarily the following executive compensation consulting services:

•	assist with the development and analysis of peer group companies for comparison of executive compensation;

•	conduct benchmarking of executive officer compensation relative to the peer group;

•	advise on executive compensation and equity plan design; and

•	provide independent analysis and advice on CEO compensation.
The compensation consultant's engagement includes reviewing and advising on all material aspects of executive compensation for the Company, including base salaries, annual incentives and equity compensation. In addition to the primary executive compensation services described above, during 2013 the compensation consultant, among other things:

•	reported on trends, developments and best practices in executive compensation;

•	discussed the merits of various performance metrics for incentive compensation;

•	reviewed and advised on perquisite practices among peer group companies; and

•	provided advice with respect to non-employee director compensation.
The compensation consultant regularly attends the meetings of the Compensation Committee. In the course of discharging its responsibilities to the Compensation Committee, the compensation consultant regularly communicates with the Chairman of the Compensation Committee outside of committee meetings. The compensation consultant also meets with management and various members of the Company's executive compensation group, and in particular both the Company's Head of Global Rewards and Chief Human Resources Officer, from time to time to, among other things, gather compensation-related information and review recommendations that the Chief Executive Officer may make to the Compensation Committee concerning executive officer compensation other than his own. The compensation consultant reports to the Compensation Committee on these matters rather than to management. The Compensation Committee considers the compensation consultant's input and advice, yet uses its own independent judgment in making final decisions concerning compensation paid to executive officers of the Company. The Compensation Committee has the full authority to retain and terminate the services of the compensation consultant.
The compensation consultant does not provide any other services to the Company unless approved by the Compensation Committee. No such services were provided in 2013. After reviewing information provided by the compensation consultant regarding its independence and considering the relevant independence factors pursuant to applicable SEC rules and NYSE guidelines, the Compensation Committee determined that no conflicts of interest existed in connection with the services the compensation consultant performed for the Compensation Committee in 2013.
Role of the Chief Executive Officer
Within the framework of the Company's compensation programs, each year our CEO recommends the base salary, annual incentive target and long-term incentive awards for the other executive officers, including the other NEOs. These recommendations are based upon his assessment of each executive officer's performance, the performance of the individual's respective business or function, and employee retention considerations. The approval and ultimate determination of the amounts payable to the executive officers is made by the Compensation Committee.
Our CEO does not play any role in setting his own compensation.
The recommendation and approval process for the compensation of the executive committee, including the Chief Executive Officer and the other NEOs, is described in the next section.

MasterCard Incorporated	47	2014 Proxy Statement

Summary of the Annual Compensation Decision Making Process

In December of each year, the Chief Executive Officer meets with the Board of Directors to review the Company's performance for the past year. The focus of the review with the Board of Directors is on the financial results as well as the quantitative and qualitative performance objectives from the corporate scorecard which includes objectives related to:

•	delivering stockholder value by achieving net revenue, net income and earnings per share targets;

•	executing on the Company’s customer strategy; and

•	enhancing organizational capabilities, strengthening leadership and developing people.
During this discussion, the Chief Executive Officer provides his assessment of the highlights and challenges from the year, a summary of performance and key focus areas for the upcoming year. Following the Chief Executive Officer's assessment, the Chairman of the Compensation Committee leads an executive session of the Board of Directors in which they evaluate the Company's and the Chief Executive Officer's performance. The input from the Board of Directors is used by the Compensation Committee during the compensation decision making process.
Following the discussions described above, the Compensation Committee meets and discusses the Company's performance. Using the information provided, including the input from the meeting with the Board of Directors and the Company's relative performance against its peer group, the Compensation Committee establishes the corporate score that is to be used for purposes of paying annual incentives.
Once the corporate score is set, the Chief Executive Officer discusses with the Compensation Committee the individual performance of the other executive officers, including the other NEOs. These individual discussions include an assessment by the Chief Executive Officer of each executive's impact on the corporate scorecard, potential and core competencies. Using information compiled and supplied by the compensation consultant, including peer group compensation information, our Chief Executive Officer presents compensation recommendations for the executive officers, other than himself, to the Compensation Committee for its review and discussion. At this time, the Compensation Committee uses the information provided to determine each executive officer's, other than the CEO's, total target direct compensation for the ensuing year (that is, base salary, annual incentive target and long-term incentive target) and the individual performance score that will be used to calculate the annual incentive amounts for the most recently-completed year.
The Chief Executive Officer is not present for the Compensation Committee's discussion of his performance and compensation. This discussion begins with the compensation consultant reviewing independently prepared peer group benchmarking information for the Chief Executive Officer with the Compensation Committee. The Compensation Committee then assesses the Chief Executive Officer's performance, using the information provided, including the input from the meeting with the Board of Directors, to develop their recommendation concerning the Chief Executive Officer's total target direct compensation for the ensuing year (that is, base salary, annual incentive target and long-term incentive target) and the annual incentive amount for the most recently-completed year. The Compensation Committee recommendations regarding the Chief Executive Officer are reviewed with the Board of Directors.
These compensation decisions occur prior to the release of the audited financials for the performance year and are conditional approvals. Following the release of the audited financials, the Compensation Committee provides final approval for the compensation decisions described above.
Total Direct Compensation for NEOs

The primary elements of our executive compensation program consist of base salary, annual incentive and long-term incentive compensation, which we refer to collectively as total direct compensation. The Compensation Committee makes decisions on executive compensation from a total direct compensation perspective. The elements of compensation were selected by the Compensation Committee because each element is considered by the Committee to be important in meeting one or more of the objectives of our compensation philosophy.

MasterCard Incorporated	48	2014 Proxy Statement

Primary Elements of Our Executive Compensation Program
The following table provides information regarding the primary elements of total direct compensation for our NEOs in 2013:
In assessing and establishing target total direct compensation for our NEOs, each year the Compensation Committee examines and compares peer group data (see page 57 for an explanation of the peer group methodology) against the Company's executive compensation and makes decisions after considering each individual element's role, the effect on total direct compensation and the corresponding position in the competitive market range. Worksheets showing the individual compensation elements, amounts of each element and target total compensation relative to the peer group data are provided to the Compensation Committee for each NEO. With the assistance of the Compensation Committee's compensation consultant, as described above in the section titled "Summary of the Annual Compensation Decision Making Process", targets are set for base salary, annual incentive and long-term incentive. In general, the Compensation Committee does not consider any previous awards when determining the compensation of the NEOs. There is no pre-established policy or target for the allocation between cash and non-cash compensation or short-term and long-term compensation. However, these primary elements have been weighted to ensure that a substantial amount of pay for the NEOs is variable and contingent upon meeting or exceeding pre-determined performance goals.
The target compensation and equity awards granted to the NEOs during 2013 were based on a consistent application of our compensation policies. The variance between the target compensation of our Chief Executive Officer and the other NEOs arose due to the different roles, levels of responsibility and the higher level of compensation that is paid to chief executive officers generally among the peer group companies. The actual compensation paid to executives may vary based on individual and Company performance.

MasterCard Incorporated	49	2014 Proxy Statement

2013 Target Total Direct Compensation
The charts shown below illustrate the balance of the primary elements of total direct compensation (at the 2013 target values) for Mr. Banga and the average of the other NEOs:
As the charts above demonstrate, a substantial majority of our NEOs' target total direct compensation is performance-based and at risk. Target total direct compensation for our Chief Executive Officer is weighted more toward long-term incentives than the other NEOs, as the Compensation Committee wants to encourage our Chief Executive Officer to primarily focus on long-term growth for the Company. See the "Grants of Plan-Based Awards in 2013" table for additional information for each of our NEOs with respect to their 2013 target annual and long-term incentive awards.
Base Salary
Base salary is the fixed portion of total direct compensation for our executive officers, including the NEOs. The base salary for each NEO is determined by the Compensation Committee based on various factors, including the peer group data for each position and the assessment of the executive officer's contributions to MasterCard's performance.
The base salary for each executive officer is reviewed as part of the annual compensation decision making process. Increases occur, at the Compensation Committee's discretion, when the executive officer's base salary is not reflective of the desired market position or when a change in responsibility warrants an adjustment.
None of the NEOs received an increase to their base salary in 2013.
Annual Incentive
The Compensation Committee uses the SEAICP to provide a cash incentive award to the executive officers, including the NEOs, for the attainment of annual Company, business unit and individual goals which are established at the start of the year.
The primary personal objectives for each NEO in 2013 were as follows:

Name	Summary of the Primary 2013 Personal Objectives
Ajay Banga
Refining the Company's overall strategy to accelerate diverse revenue growth, operational execution, enhanced focus on security, technology and innovation and continuing the focus on the perception of the Company in the marketplace by key constituents

Martina Hund-Mejean	Strategic development, risk mitigation, progressing the tax strategy and focus on investors
Gary J. Flood	Global advancement of core and emerging products and growth of MasterCard Advisors
Chris A. McWilton	Revenue growth in the North America region and improving customer satisfaction
Ann Cairns	Revenue growth globally (excluding the North America region) and improving customer satisfaction

MasterCard Incorporated	50	2014 Proxy Statement

The Company's performance goals for 2013 were established by the Compensation Committee in February 2013. The metrics selected for the SEAICP funding formula were net income, as a measure of management's success in executing the Company's strategies and initiatives, and net revenue, because the NEOs' performance can directly impact this measure in short time horizons. The goals at minimum, target and maximum for 2013 under the SEAICP were as follows:

Measurement	Weighting	Minimum	Target	Maximum	Result*
Net Income ($millions)	66.7%	$2,312	$2,698	$3,083	$3,170
Net Revenue ($millions)	33.3%	$6,160	$7,186	$8,213	$8,331

*
Results shown differ from net income and net revenue under GAAP because they exclude, as applicable: (1) the impact of foreign exchange rates with respect to the Euro and the Brazilian Real, (2) provisions recorded in 2013 ($95 million pre-tax, or $61 million on an after-tax basis) for potential settlements relating to the U.S. merchant litigations.

Based on the Company's financial performance as set forth in the chart above, the pre-established maximum targets were exceeded. Accordingly, the SEAICP could have been funded at 200% of target (the maximum level for the overall bonus pool).
In addition to assessing performance against the net income and net revenue targets, the Compensation Committee considers the corporate scorecard and uses its business judgment in determining, within the amounts payable based on the funding formula, the amount of the incentive compensation under the SEAICP to be paid to each NEO. The Compensation Committee does not attempt to quantify, rank or assign relative weight to the various objectives included on the corporate scorecard and no single objective on the corporate scorecard was material to the Compensation Committee's decisions.
In late 2013, Mr. Banga presented to the Compensation Committee the Company's forecasted results as measured against the quantitative and qualitative corporate scorecard objectives. The Compensation Committee considered the Company's strong performance against the financial targets, as well as the information provided by Mr. Banga concerning the Company's performance against the other quantitative and qualitative objectives and the key drivers of these results. After reviewing all of the information that was available to them, the Compensation Committee exercised its discretion and established the corporate score to be used for purposes of paying annual incentives under the SEAICP at 130% of target.
In determining the annual incentive amounts for each executive officer, including the NEOs, the Compensation Committee discussed and considered their shared responsibility for the corporate score as well as each individual's contribution to the operational and financial performance achieved in 2013, the performance against their personal objectives and how each individual displayed proficiency in the Company's leadership principles and core competencies. Using their collective assessment of these items, the Compensation Committee allocated the SEAICP funded pool amongst the executive officers, including the NEOs, by assigning an individual performance factor to each executive committee member.
As set forth in the far right column in the table below, this approach resulted in SEAICP payouts that were within a relatively comparable range for the NEOs. Mr. Banga received a payout under the SEAICP of 169% of target in recognition of the strong results he achieved in various areas, including his direct involvement in key deals, personal involvement in enhancing the Company's relationships with key merchants, leading the Company's engagement with governments around the world regarding financial inclusion initiatives and driving the Company's focus on innovation.
The table below sets forth the 2013 threshold, target, maximum and actual payout under the SEAICP for each of the NEOs:

Name	Threshold	Target	Maximum	Actual	% of Target
Ajay Banga	$750,000	$1,500,000	$3,750,000	$2,535,000	169%
Martina Hund-Mejean	$300,000	$600,000	$1,500,000	$862,500	144%
Gary J. Flood	$345,000	$690,000	$1,725,000	$1,039,968	151%
Chris A. McWilton	$345,000	$690,000	$1,725,000	$948,750	138%
Ann Cairns*	$345,000	$690,000	$1,725,000	$1,039,968	151%

*
Cash amounts received by Ms. Cairns pursuant to her agreement are paid in British pounds. Amounts shown are at an exchange rate of 1.6 U.S. dollars per British pound, which is used by the Compensation Committee for consistency and internal benchmarking purposes. Ms. Cairns actual annual incentive payment is calculated using the referenced percentage of target payout and applying it to her target amount in British pounds.

MasterCard Incorporated	51	2014 Proxy Statement

Long-Term Incentive
The Compensation Committee uses equity grants as the primary means of providing long-term incentives to our employees, including the NEOs. Stock options, PSUs and Restricted Stock Units ("RSUs") were granted to employees and certain executives of the Company in March 2013 during the annual grant cycle. Information regarding the long-term awards for the NEOs is set forth in the "Grants of Plan-Based Awards in 2013" table.
In making its determination on what type of awards to grant, the Compensation Committee considers the following:

•	peer group information (see page 57 for additional information);

•	trends in long-term incentive grants;

•	the deductibility of stock options and PSUs under Section 162(m) of the Internal Revenue Code for performance-based compensation;

•	the accounting treatment of such awards; and

•
the effect of having the Chief Executive Officer and other NEOs receive a significant portion of their total direct compensation in equity awards, with multi-year vesting, to motivate and provide an incentive for these officers and to align their interests with those of our stockholders.

The Compensation Committee regularly reviews the Company's various compensation plans to ensure the continued link between pay and performance. As part of this process, prior to the granting of the annual awards in 2013 under the long-term incentive plan, the Compensation Committee approved a redesign of the PSU component of the long-term incentive program.
The key aspects of the redesigned PSUs, shown below, are:

•	maintains the average return on equity metric from the prior PSU design as the funding metric;

•	provides a balanced top and bottom line long-term focus through the use of cumulative 3-year net revenue and 3-year EPS metrics, each with a payout scale that ranges from 0-150%;

•
enhances the link with stockholder returns by adjusting, up or down, the payout from the net revenue and EPS metrics by the Company's relative TSR (stock price performance plus dividends) versus the S&P 500; and

•	maintains the 0-200% of granted units payout range.

Return on Equity
Initial PSU Grant
Payout Range
0% - 150%
Net Revenue
50% of Units
+
EPS
50% of Units
Payout Range
0% - 150%
x
Relative TSR
vs. S&P 500
Modifier Range
50% - 150%
=
Final PSU Payout
0% - 200% of Granted Units

The Compensation Committee utilized the redesigned PSUs as part of the 2013 long-term compensation for the executive officers, including the NEOs, in order to: (1) enhance executive focus on the achievement of the Company's long-term objectives, (2) have the value of the award upon vesting determined by performance against specified objectives rather than solely dictated by the Company’s future stock price and (3) provide an award that could be treated as "qualified" performance-based compensation and thus exempt from the deduction limit under Section 162(m) of the Internal Revenue Code.
Ultimately, the Compensation Committee determined that for the 2013 annual long-term incentive awards, all NEOs should receive a long-term incentive award whose value was composed of 50% stock options and 50% PSUs. The Compensation Committee believes that the equal split of stock options and PSUs provides a balanced focus on stock price appreciation and the successful achievement of specified financial results.

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On March 1, 2013, the Compensation Committee granted the following aggregate dollar amounts of stock options and PSUs under the Company's Amended and Restated 2006 Long Term Incentive Plan, or LTIP, to the NEOs:

Name	Stock Options	Performance Stock Units	Total
Ajay Banga	$4,250,000	$4,250,000	$8,500,000
Martina Hund-Mejean	$1,250,000	$1,250,000	$2,500,000
Gary J. Flood	$1,150,000	$1,150,000	$2,300,000
Chris A. McWilton	$1,100,000	$1,100,000	$2,200,000
Ann Cairns	$1,075,000	$1,075,000	$2,150,000
The stock option awards have an exercise price of $51.83 per share, which was the closing price of Class A common stock on the NYSE on March 1, 2013 (as adjusted for the Company's 10-for-1 stock split in January 2014), and vests in four equal annual installments beginning on March 1, 2014. The stock option awards have a term of 10 years.
Whether, and the extent to which, the PSUs awarded in 2013 vest will be based on the Company's performance against the predetermined return on equity goal. The actual results during the performance period of January 1, 2013 through December 31, 2015, will be measured against the threshold, target and maximum performance goals. In the event the PSUs do vest on February 29, 2016, the ultimate number of shares to be issued on the vesting date will be based on the performance against the 3-year net revenue, 3-year EPS and relative TSR goals, with a reduction, if any, determined at the discretion of the Compensation Committee.
The return on equity, net revenue and EPS goals are based upon a range of assumptions used in the Company's budgeting process. The Compensation Committee does not perform any specific analysis on the probability of achieving the performance goals; however, it relies upon its experience and collective business judgment in establishing the goals.
The Compensation Committee established the 2013–2015 goals at the same time it authorized the PSU awards for the performance period. The Compensation Committee believes that the target performance goals for the PSU awards are reasonably attainable, yet provide appropriate incentives for management to continue to grow and diversify the Company in geographic markets with diverse product offerings. The Compensation Committee believes that achievement of maximum performance against the goals would require exceptional corporate performance over the 3-year performance period.
The actual number of shares of Common Stock to be issued and actual payout value of unearned shares will be determined based on the Company's performance over the 3-year performance period ending December 31, 2015.
Settlement of Previously Granted PSU Awards
In prior years, the Company has provided additional details regarding the PSU awards that were vested and paid out during the previous calendar year. Along these lines, in 2013, following the completion of the 3-year performance period of 2010-2012, the Company settled the PSU awards that were granted in 2010 under the prior PSU design. Performance goals for the 2010 PSU awards were established by the Compensation Committee in February 2010. At the time the performance goals were established, the metric that was selected for the funding formula was the average return on equity over the 3-year performance period. The minimum, target and maximum goals for this metric were set as follows:

Measurement	Weighting	Minimum	Target	Maximum	Result
2010 PSU Award 3-year Average ROE	100%	10%	15%	20%	39.9%
Based on the Company's performance as set forth in the chart above, the PSU award could have been funded and allocated at the maximum level of 200% of target because the pre-established maximum average return on equity target for the performance period was exceeded. However, the Compensation Committee exercised their discretion in February 2013 and approved a payout of the 2010 PSU awards at 138.3% of target, based on their assessment of performance against various quantitative and qualitative targets included in the 2010, 2011 and 2012 corporate scorecards.

MasterCard Incorporated	53	2014 Proxy Statement

Separate from the award described above, the following provides additional details regarding the PSU award that vested and paid out during the current calendar year. In 2014, following the completion of the 3-year performance period of 2011-2013, the Company settled the PSU awards that were granted in 2011 under the prior PSU design. Performance goals for the 2011 PSU awards were established by the Compensation Committee in February 2011. At the time the performance goals were established, the metric that was selected for the funding formula was the average return on equity over the 3-year performance period. The minimum, target and maximum goals for this metric were set as follows:

Measurement	Weighting	Minimum	Target	Maximum	Result
2011 PSU Award 3-year Average ROE	100%	10%	15%	20%	40.2%
Based on the Company's performance as set forth in the chart above, the PSU award could have been funded and allocated at the maximum level of 200% of target because the pre-established maximum average return on equity target for the performance period was exceeded. However, the Compensation Committee exercised their discretion in February 2014 and approved a payout of the 2011 PSU awards at 136.7% of target, based on their assessment of performance against various quantitative and qualitative targets included in the 2011, 2012 and 2013 corporate scorecards.
Other Elements of Compensation

In addition to the primary elements of total direct compensation described above, the NEOs are also eligible to receive a perquisite allowance, to participate in the deferred compensation plan and for various benefit programs further described below. The compensation related to these programs and benefits are provided in columns (h) and (i) of the Summary Compensation Table. In aggregate, they comprise under 3% of the total 2013 compensation for each NEO, as shown on the Summary Compensation Table.
Perquisites
The Compensation Committee has determined that perquisite allowances providing a discretionary amount to spend are most effective because they provide flexibility to the executive and are excluded from ordinary compensation for the purposes of determining benefits and bonuses. Additionally, the Compensation Committee determined that for productivity and security reasons, Mr. Banga is provided the use of a Company-leased automobile with a driver for commuting purposes. This enables him to make more efficient use of his time, while providing him with a higher level of safety and personal security. Additionally, Mr. Banga is also permitted limited use of the Company-leased aircraft for personal travel. Mr. Banga reimburses the Company, as calculated using the Standard Industry Fare Level rates published by the Internal Revenue Service, for any personal use of the aircraft. For 2013, perquisite allowances for each NEO were at the same level as 2012. The Compensation Committee continues to evaluate perquisite levels annually. For more information on perquisites provided to our NEOs, please refer to the "All Other Compensation in 2013" table.
Deferred Compensation
In 2013, all U.S. employees, including the NEOs, who exceeded an annual base salary threshold of $170,000 during 2012, were eligible to defer a portion of future compensation into a non-qualified deferred compensation arrangement, referred to as the MasterCard Incorporated Deferral Plan. None of the NEOs elected to defer compensation for 2013.
Benefit Programs
The Compensation Committee is responsible for reviewing specific benefit arrangements for the NEOs and other key employees to determine competitiveness in the market, as well as to ensure that these programs are consistent with management's objectives to attract, retain and motivate high-performing employees. The Company maintains several other benefit plans and programs in which the NEOs may be eligible to participate. These plans and programs include:

•	MasterCard Savings Plan (the "Savings Plan");

•	Restoration Program;

•	MasterCard Accumulation Plan (the "MAP");

•	Supplemental Executive Retirement Plan (the "SERP");

•	MasterCard UK Pension Plan; and

•	MasterCard's Health and Welfare programs.

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The Savings Plan is a 401(k) retirement plan for U.S. employees, including NEOs. For 2013, the components of the plan included employee contributions on a before-tax, Roth and/or after-tax basis, an employer matching contribution of 125% of the employee contributions (up to 6% of eligible compensation) and a non-elective, discretionary Company contribution of up to 1.25% of eligible compensation. Eligible compensation in the Savings Plan is limited to base salary, up to the limit on compensation under Section 401(a)(17) of the Internal Revenue Code, which was $255,000 in 2013.
The Restoration Program is an arrangement for certain highly-compensated employees, including the NEOs, that provides annual taxable payments intended to restore benefits that could not be earned under the Savings Plan due to limits imposed by the Internal Revenue Code, including the limit on compensation under Section 401(a)(17). Under the Restoration Program, each eligible employee's account receives an annual contribution to restore the difference between (1) the employer matching and discretionary contributions the employee could have earned under the Savings Plan in the absence of the Internal Revenue Code limits and (2) the employer matching and discretionary contributions actually earned under the Savings Plan.
The MAP is a tax-qualified defined benefit pension plan that provides benefits using a cash balance formula. Prior to July 1, 2007, in general, all U.S. employees of the Company, including Messrs. McWilton and Flood, were eligible to participate in the MAP. Effective July 1, 2007, the plan was closed to new participants, but existing participants continued to receive pay and interest credits. Effective January 1, 2013, pay credits ceased for all participants, although they continue to earn interest credits on their accrued balances. For more information on the MAP, see the section entitled "Pension Benefits in 2013" that follows this Compensation Discussion and Analysis.
The Company also maintains the SERP, a non-qualified defined benefit pension plan. The SERP, which was implemented prior to MasterCard's IPO in May 2006 and prior to MasterCard’s decision to grant equity to its executives, was discontinued in February 2008. Mr. McWilton is the only remaining active SERP participant. For more information on the SERP, see the section entitled "Pension Benefits in 2013" that follows this Compensation Discussion and Analysis.
The MasterCard UK Pension Plan is a defined contribution retirement scheme for U.K. employees, including Ms. Cairns. For 2013, the plan included employee and employer contributions. Employee contributions are not required; however, employees can voluntarily contribute up to 5% of their base salary for which the Company will make an additional contribution as per a set contribution table. Employees who were hired before 2013, including Ms. Cairns, receive a Company contribution equal to 10% - 15% of their base salary based on a salary banding structure.
Health and Welfare programs are available to all US employees working a minimum of 76 hours per month, including the NEOs. These programs include medical, dental, vision, flexible spending accounts, health savings accounts, life insurance, accidental death and dismemberment insurance, disability insurance and business travel accident insurance. In addition, medical, dental and life insurance coverage is also available for retirees. Retirees that were hired on or before June 30, 2007 are eligible for an employer subsidy that reduces the retiree's cost for participating in these programs. The amount of the subsidy is based on the employee's age and service upon retirement. Retirees that were hired after June 30, 2007 are eligible for the same programs, but without any employer subsidy.
Health and Welfare programs are available to all UK employees, including Ms. Cairns. These programs include medical, life insurance, accidental death and dismemberment insurance disability insurance and business travel accident insurance.  In addition, all eligible employees receive a Flex Allowance equal to 5% of their annual base pay which can be used to purchase additional vacation days and coverage for dental, family medical and life insurance.
2014 Compensation Decisions

2014 Total Direct Compensation
On February 3, 2014, the Compensation Committee approved performance targets for the year ending December 31, 2014 that will be used to determine funding for cash bonus awards that may be paid to NEOs under the SEAICP. The funding for cash bonus awards for 2014 under the SEAICP will be based on the Company's actual achievement against predetermined net income and net revenue targets. Within that funding, the amount of the payout for each of the SEAICP participants will then be based upon achievement of the pre-determined quantitative and qualitative corporate performance goals which are included in the corporate scorecard. The goals of the corporate scorecard are discussed above under "Total Direct Compensation for NEOs - Annual Incentive." The Compensation Committee believes that it established meaningful incentives for management with quantitative and qualitative performance goals set forth in the corporate scorecard, where target performance (which the Compensation Committee believed to be reasonably attainable) was established based upon internal budgets, the outlook for the economy, past Company performance and corporate objectives in geographic markets and product offerings.

MasterCard Incorporated	55	2014 Proxy Statement

Using the methodology discussed in the section titled "Total Direct Compensation for NEOs" and the process described in the section titled "Summary of the Annual Compensation Decision Making Process", the Compensation Committee approved maintaining the current base salaries and an increase to the annual incentive award opportunities (as a percentage of base salary) under the SEAICP for each of our NEOs in 2014.
The threshold, target and maximum amounts as a percent of base salary under the SEAICP for each NEO are as follows:

Name	Threshold	Target	Maximum
Ajay Banga	100%	200%	500%
Martina Hund-Mejean	62.5%	125%	312.5%
Gary J. Flood	62.5%	125%	312.5%
Chris A. McWilton	62.5%	125%	312.5%
Ann Cairns	62.5%	125%	312.5%
Additionally, on March 1, 2014, the Compensation Committee granted the following aggregate dollar amounts of stock options and PSUs under our LTIP to each NEO:

Name	Stock Options	Performance Stock Units	Total
Ajay Banga	$4,250,000	$4,250,000	$8,500,000
Martina Hund-Mejean	$1,400,000	$1,400,000	$2,800,000
Gary J. Flood	$1,300,000	$1,300,000	$2,600,000
Chris A. McWilton	$1,200,000	$1,200,000	$2,400,000
Ann Cairns	$1,200,000	$1,200,000	$2,400,000
The stock option awards have an exercise price of $77.72 per share, which was the closing price of Class A common stock on the NYSE on February 28, 2014 and vest in four equal annual installments beginning on March 1, 2015. The stock option awards have a term of 10 years.
The PSU design for the 2014 award is consistent with the 2013 design (see page 52 for additional information). The number of PSUs awarded was converted from the dollar amount shown above using their grant date fair value which was based on a per share price of $77.72 and standard equity valuation procedures, in accordance with GAAP. NEOs will not receive dividend equivalents with respect to the PSU awards prior to vesting. Vesting of the shares underlying the PSUs will occur, if at all, on February 28, 2017. The ultimate number of shares to be released on the vesting date will be based on meeting or exceeding average annual return on equity goals and achievement of net revenue, earnings per share and relative total stockholder return targets determined by the Compensation Committee over the 3-year performance period.
The closing price on February 28, 2014 was used because the grant date, March 1, 2014, was a Saturday and the NYSE was not open for trading on that date. In accordance with the Company's granting guidelines and the long-term incentive plan, if the NYSE is not open on the grant date, the closing price from the last trading day prior to the grant date is used.
Severance Agreements

The Company has entered into employment agreements with Mr. Banga, Ms. Hund-Mejean and Mr. McWilton, each of which provides severance under specified circumstances, and has entered into an employment agreement with Ms. Cairns, which provides for notice prior to termination. The Company has not amended any of these agreements other than to make administrative changes (including updates to comply with Section 409A). Mr. Flood and Ms. Cairns are each covered by the existing severance and change-in-control plans for key executives.
When making compensation decisions for the NEOs, the Compensation Committee generally does not consider the potential payments that may be made in the future to the NEOs in the event of termination of employment or a change in control. The employment agreements provide a general framework for compensation, and generally set minimum levels of compensation, job responsibilities and severance arrangements governing the obligations of the parties following a

MasterCard Incorporated	56	2014 Proxy Statement

termination of employment or a change in control of the Company. The potential severance payments to NEOs with employment agreements were approved as part of the overall employment agreement with the NEO (other than Ms. Cairns' employment agreement, which does not provide for severance) after consideration by the Company of the need to attract key employees, preserve employee morale and encourage retention in the face of a potential disruptive impact of a termination of employment or a change in control of the Company. In addition, the Company believes that the severance payments provide an appropriate incentive for the executive to comply with the non-competition, non-solicitation and non-disclosure restrictions following a termination of employment. Moreover, the benefits provided to the NEOs in the event of a change in control of the Company are designed to allow the executives to assess takeover bids objectively and with their sole focus being the best interests of stockholders.
For a further discussion of these severance arrangements, refer to the section entitled "Potential Payments Upon Termination or Change-in-Control" that follows this Compensation Discussion and Analysis.
Peer Group

The Compensation Committee, with assistance from the independent compensation consultant, establishes the Company's peer group that is used for market comparisons and benchmarking.
The first step in the selection process for determining the peer group is to identify potential peer companies with the following general characteristics:

•	Companies with comparable lines of business or in a related industry, such as the payments, technology or financial services industries;

•	Companies of a similar size, based primarily on revenue; and/or

•	Competitors for investor capital.
The Compensation Committee then reviews the potential peer group companies identified from the general characteristics above and then refines the list based on additional criteria. Those additional criteria include:

•	Companies with substantial operating margin;

•	Companies that derive at least 25% of their revenue from international operations;

•	Companies within a comparable range of MasterCard's market capitalization;

•	Companies that investors and analysts consider to be peers of MasterCard; and/or

•	Companies with whom MasterCard competes for executive talent.
The general characteristics and additional criteria resulted in the selection by the Compensation Committee of the following peer group, which is unchanged from the prior year:

Adobe Systems	CA Technologies	EMC Corporation	Paychex
American Express Co.	Capital One Financial Corp.	Fidelity National Information Services Inc.	State Street
Automatic Data Processing Inc.	Cognizant Tech Solutions	Fiserv	Visa Inc.
Bank of New York Mellon Corp.	Discover Financial Services Inc.	Juniper Networks	Western Union
BB&T	eBay	Northern Trust Corp.	Yahoo!
At the time this peer group was initially approved, MasterCard's revenue approximated the median revenue of the peer group and was in the top quartile of the peer group with respect to market capitalization. As of December 31, 2013, MasterCard's revenue continued to approximate the median and its market capitalization remained in the top quartile of the peer group.
The compensation consultant used this peer group to develop the market data and benchmarking materials that were provided to the Compensation Committee to assist in the 2013 executive compensation decision making process.
While the Compensation Committee relies on the peer group analysis to provide market data and relevant trend information, it does not target a percentile within this group and does not consider the peer group analysis as a substitute for its collective business judgment.

MasterCard Incorporated	57	2014 Proxy Statement

Additional Compensation Plan Features and Policies

Stock Ownership Guidelines
The Compensation Committee adopted stock ownership guidelines in December 2006 for the purpose of aligning the interests of the NEOs and other senior executives with the interests of stockholders. The ownership guidelines cover approximately 100 key managers and executives, including the NEOs. The guidelines call for ownership of one to six times the individual's base salary in Company stock. Shares of the Company's Class A common stock held directly or indirectly by the NEO are included in the calculation of an individual's holdings; however, RSUs, PSUs and unexercised stock options are excluded. Individuals who are newly hired or promoted are given five years to attain the guideline's ownership levels. Compliance with the ownership guidelines is reviewed by the Compensation Committee annually. If the Committee determines that an executive is not in compliance with the guidelines, they may direct a larger percentage of the executive’s future compensation into equity-based compensation.
Under the guidelines, Mr. Banga is expected to hold at least six times his base salary in Company stock, and the other NEOs are expected to hold at least four times their base salary in Company stock.
Hedging/Pledging Prohibitions and Insider Trading Policy
The Company's Code of Conduct includes various prohibitions against inappropriate trading activities in relation to MasterCard securities. Employees are not permitted to hedge their economic exposure to the Company's stock that they own, meaning that employees may not engage in trading in or writing options; buying puts, calls or other derivative securities; short selling or similar types of transactions in the Company's securities. In addition, employees are not permitted to buy MasterCard securities on margin (unless arrangements are made to cover any margin calls in cash). As a practical matter, the Company's Code of Conduct and anti-hedging policies prohibit employees from entering into most pledging arrangements.
Under the Company's insider trading policy, NEOs, other employees with access to material non-public information about the Company and directors are prohibited from engaging in transactions in the Company's securities during blackout periods (other than in accordance with a pre-approved Rule 10b5-1 trading plan).
Stock Option Grant Practices
The Compensation Committee has adopted a policy with respect to equity awards that contains procedures to prevent stock option backdating or other timing issues. Under the policy, the Compensation Committee has exclusive authority to grant equity awards to our NEOs. The policy provides that annual equity grants to employees will be approved by the Compensation Committee at a meeting prior to March 1 each year, with the dollar amounts for such awards to be set at such meeting and grants to be made effective as of, and with an exercise price reflecting the closing price of our Common Stock on the NYSE on, March 1 each year. If March 1 falls on a weekend, the exercise price for any stock options granted will be the closing price of the stock on the last business day prior to March 1. Grants of equity awards to new employees or to reflect promotions or other special events may be made at other times in the year. These off-cycle grants are issued using an exercise price that reflects the closing price of our Class A common stock on the effective date of the grant.
Clawbacks
Participation in the LTIP, our long-term incentive plan, by our NEOs is conditioned upon signing a non-solicitation, non-competition and non-disclosure agreement with the Company. The non-competition covenant is effective for 12 months and the non-solicitation covenant is effective for 24 months (18 months, in Ms. Cairns' case) after termination from the Company. The agreement also contains a provision for the recovery by the Company, in the event of a violation of the non-solicitation, non-competition or non-disclosure covenants, of gains realized from stock options exercised during the two-year period prior to the date of the violation and the value of any stock awards other than stock options that vested in the two-year period prior to the violation, or to the extent no such stock award vested during that period, the gross amount of annual incentive payouts under the SEAICP.
In addition, the SEAICP and our grant agreements for PSUs include a clawback policy under which these awards are repayable to the Company in the event of a material financial restatement.
Risk Assessment
The Compensation Committee has reviewed and assessed the Company's compensation policies and practices for all employees, including our NEOs. Throughout the year, when establishing compensation program elements, making awards and determining final payouts for incentive compensation, the Compensation Committee considers the relationship of the

MasterCard Incorporated	58	2014 Proxy Statement

Company's risk oversight practices to employee compensation. The Compensation Committee believes that the Company's compensation program and policies do not create or encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company. Several features in the Company's compensation program and policies mitigate or reduce the likelihood of excessive risk-taking by employees, including the following:

The core principles and compensation program elements discussed above are designed to align compensation goals with stockholder interests	The funded pool of our SEAICP is capped at 200% of the aggregate of all target bonuses, and individual awards in the plan may not exceed 250% of any individual's target bonus
Pay typically consists of a mix of fixed and variable compensation, with the variable compensation designed to reward both short- and long-term corporate performance	The SEAICP and agreements for grants of PSUs contain a clawback provision for material restatements of financial results
The number of shares of our Class A common stock that can be issued upon satisfaction of the performance goals in our PSUs is capped at 200% of target	A significant portion of our executive officers’ total direct compensation is in the form of equity-based incentive awards that vest over multiple years
Approximately 100 key managers and executives, including the NEOs, are covered by the Company's stock ownership guidelines, which calls for ownership of one to six times the individual's base salary

Grants of long-term incentive awards are conditioned on execution by participants of a non-solicitation, non-competition and non-disclosure agreement, and the grant agreements contain a clawback policy for violations of the non-solicitation, non-competition or non-disclosure covenants

The Compensation Committee has the ability to use, and has used, its discretion to reduce payouts under the SEAICP
Tax Implications—Deductibility of Executive Compensation
As part of its role, the Compensation Committee reviews and considers the limitations on the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which requires that public companies meet specific criteria in order to deduct, for federal income tax purposes, compensation over $1,000,000 paid to their CEO and to each of their three highest compensated executive officers excluding their CEO and CFO. SEAICP payments, stock options and PSUs are intended to qualify as performance-based compensation and be fully deductible for federal income tax purposes. The Compensation Committee continues to maintain the option of granting RSUs, which are subject to the deduction limitations under Section 162(m), on a limited basis. The Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent needed for the Company's success. Consequently, as it did in 2013, in any year the Compensation Committee may authorize compensation in excess of $1,000,000 that is not performance-based under Section 162(m). The Compensation Committee recognizes that the loss of a tax deduction may be unavoidable in these circumstances.

MasterCard Incorporated	59	2014 Proxy Statement

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and in this Proxy Statement.

THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

David R. Carlucci, Chairman
Silvio Barzi
Steven Freiberg
Marc Olivié
Rima Qureshi
José Octavio Reyes Lagunes

(April 2014)

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION
None of the members of the Compensation Committee has ever served as an officer or employee of the Company or had any disclosable related person transaction in which the Company was a participant during the last fiscal year. In addition, no executive officer of the Company serves on the compensation committee or board of directors of a company for which any of our directors serves as an executive officer.

MasterCard Incorporated	60	2014 Proxy Statement

SUMMARY COMPENSATION TABLE
The following table summarizes the total compensation paid or earned for 2013, 2012 and 2011 by each of the NEOs, who consist of individuals who served as our principal executive officer, our principal financial officer and the three other most highly compensated executive officers during the year ended December 31, 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)[1]	(e)[2]	(f)[3]	(g)[4]	(h)		(i)		(j)
Ajay Banga President and Chief Executive Officer	2013	1,000,000	—	4,250,466	4,249,952	2,535,000	—		327,172	[5]	12,362,590
	2012	983,333	—	3,750,236	3,749,847	2,450,000	—		348,041		11,281,457
	2011	900,000	69,300	2,475,227	2,474,834	2,160,000	—		265,590		8,344,951
Martina Hund-Mejean Chief Financial Officer	2013	600,000	—	1,250,236	1,250,073	862,500	—		78,806	[5]	4,041,615
	2012	591,667	—	900,141	900,201	724,500	—		74,986		3,191,495
	2011	550,000	42,350	2,625,448	624,850	895,125	—		80,795		4,818,568
Gary J. Flood President, Global Products and Solutions	2013	600,000	—	1,150,060	1,149,929	1,039,968	17,009	[6]	78,943	[5]	4,035,909
	2012	591,667	—	900,141	900,201	809,370	31,271		121,169		3,353,819
	2011	541,667	41,708	675,171	675,052	1,031,387	40,217		146,567		3,151,769
Chris A. McWilton President, North America	2013	600,000	—	1,100,252	1,100,104	948,750	29,708	[6]	78,806	[5]	3,857,620
	2012	591,667	—	850,109	849,728	853,475	711,361		125,835		3,982,175
	2011	550,000	42,350	625,176	624,850	1,151,435	342,815		104,454		3,441,080
Ann Cairns[7] President, International Markets	2013	585,935	—	1,075,068	1,074,944	1,015,589	—		90,036	[5]	3,841,572
	2012	584,106	—	750,047	749,969	893,067	—		127,678	[8]	3,104,867
	2011	196,596	1,176,244	1,250,259	—	408,268	—		254		3,031,621

1.
For Ms. Hund-Mejean and Messrs. Banga, Flood and McWilton in 2011, amount represents profit sharing payment pursuant to the MasterCard International Shared Profit Plan (the "SPP"). Beginning in 2012, the NEOs were no longer eligible to participate in the SPP. For Ms. Cairns in 2011, amount represents a signing bonus paid to her in October 2011.

2.
Represents the aggregate grant date fair value of stock-based awards made to each NEO. Except for Ms. Hund-Mejean and Ms. Cairns in 2011, each amount represents aggregate fair value as of the service inception date for stock-based awards made with performance conditions. For Ms. Hund-Mejean in 2011, amount represents aggregate grant date fair value reported for both stock-based awards made with performance conditions and a grant of restricted stock units which were not subject to performance conditions. For Ms. Cairns in 2011, amount represents aggregate grant date fair value for a grant of restricted stock units which were not subject to performance conditions. Aggregate grant date fair value reported for stock-based awards made with performance conditions is based on target performance, which was the probable outcome of the performance conditions as of the grant date. Assuming the maximum performance level were to be achieved with respect to awards with performance conditions, the aggregate grant date fair value of the stock-based awards made with performance conditions granted to each of the named executive officers as of the grant date for 2013 awards are as follows: Mr. Banga-$8,500,932; Ms. Hund-Mejean-$2,500,472; Mr. Flood-$2,300,120; Mr. McWilton-$2,200,504; Ms. Cairns-$2,150,136. Further details with respect to these awards are included in Note 15 (Share-Based Payment and Other Benefits) to the Company's audited financial statements for the year ended December 31, 2013 included in the Form 10-K.

3.
Represents the aggregate grant date fair value of stock option awards computed in accordance with GAAP made to each NEO. Assumptions used in the calculation are included in Note 15 (Share-Based Payment and Other Benefits) to the Company's audited financial statements for the year ended December 31, 2013 included in the Form 10-K.

4.	Amount represents performance-based incentive compensation paid in March of the next fiscal year but earned by the NEOs in the year indicated pursuant to the SEAICP.

5.	See the All Other Compensation in 2013 table following the Summary Compensation Table for information with respect to this amount.

6.
Amounts reflect the actuarial increase in the present value of benefits under the MAP for Mr. Flood and under the SERP and MAP for Mr. McWilton. In each case, the amounts were determined using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements and include amounts that the NEO may not currently be entitled to receive because such amounts are not vested. Amounts reflect: (a) increases to MAP balances in 2013 (Mr. Flood – $17,009; Mr. McWilton – $3,708) and (b) changes to SERP in 2013 (Mr. McWilton – $26,000).

7.
Cash amounts received by Ms. Cairns pursuant to her agreement are paid in British pounds. In calculating the U.S. dollar equivalent for amounts that are not denominated in U.S. dollars, the Company converts each payment to Ms. Cairns into U.S. dollars based on an average exchange rate as of the first business day for each month during the applicable year. The average exchange rate for 2013 was 1.56249 U.S. dollars per British pound.

8.
For Ms. Cairns, the amount of $125,274 previously included in column (h) for 2012 reflecting a contribution made by the Company under the MasterCard UK Pension Plan has been reclassified as All Other Compensation.

MasterCard Incorporated	61	2014 Proxy Statement

ALL OTHER COMPENSATION IN 2013
The following table sets forth certain information with respect to the "All Other Compensation" column of the Summary Compensation Table for 2013 for the NEOs.

Name	Perquisites & Other Personal Benefits ($)	Registrant Contributions to Defined Contribution Plans ($)	Insurance Premiums ($)
(a)	(b)[1]	(d)[2]	(e)[3]
Ajay Banga	203,338	121,554	2,280
Martina Hund-Mejean	25,000	52,438	1,368
Gary J. Flood	25,000	52,438	1,505
Chris A. McWilton	25,000	52,438	1,368
Ann Cairns	—	87,890	2,146

1.
Amounts represent (a) payment in lieu of perquisites (Mr. Banga—$45,000; Ms. Hund-Mejean and Messrs. Flood and McWilton—$25,000 each), (b) aggregate incremental cost to the Company for personal use of a leased corporate aircraft by Mr. Banga of $95,048, which is based on the variable costs to the Company for operating the aircraft and includes fuel costs, hourly flight charges, associated taxes and flat fees (generally, costs associated with the personal use of a leased corporate aircraft are not deductible for income tax purposes; Mr. Banga reimburses the Company for his personal travel on the corporate aircraft at the Standard Industry Fare Level, or SIFL, rate); and (c) aggregate incremental cost to the Company of $63,290 with respect to personal use of a Company-leased car by Mr. Banga, which is based on the allocation between personal and business use (based on mileage), for the cost of lease payments, driver compensation, insurance premiums and fuel expense in 2013.

2.
For Ms. Hund-Mejean and Messrs. Banga, Flood and McWilton amounts represent (a) matching contributions of up to 7.5% of eligible compensation and an annual discretionary Company contribution of 1.25% of eligible compensation under the Savings Plan ($22,250 in total to each NEO); and (b) Company contributions to the Restoration Program (Mr. Banga—$99,304; Ms. Hund-Mejean—$30,188; Mr. Flood—$30,188; Mr. McWilton—$30,188). For Ms. Cairns, amount represents a contribution made by the Company under the MasterCard UK Pension Plan, a defined contribution plan, during 2013 and are shown using an exchange rate of 1.56249 U.S. dollars per British pound (calculated as described in footnote 7 of the Summary Compensation Table).

3.	Amounts represent 2013 premiums paid by the Company for executive life insurance coverage.

MasterCard Incorporated	62	2014 Proxy Statement

GRANTS OF PLAN-BASED AWARDS IN 2013
The following table sets forth certain information with respect to awards granted during the year ended December 31, 2013 to each of our NEOs. All share and option amounts and stock prices are adjusted for the Company's 10-for-1 stock split in January 2014.

Name	Grant Date	Date of Action[1,2]	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)[4]	(k)	(l)[5]
Ajay Banga	3/1/2013	2/25/2013								344,600	$51.83	$4,249,952
	3/1/2013	2/25/2013				37,975	75,950	151,900				$4,250,466
		2/25/2013	$750,000	$1,500,000	$3,750,000
Martina Hund-Mejean	3/1/2013	2/25/2013								101,360	$51.83	$1,250,073
	3/1/2013	2/25/2013				11,170	22,340	44,680				$1,250,236
		2/25/2013	$300,000	$600,000	$1,500,000
Gary J. Flood	3/1/2013	2/25/2013								93,240	$51.83	$1,149,929
	3/1/2013	2/25/2013				10,275	20,550	41,100				$1,150,060
		2/25/2013	$345,000	$690,000	$1,725,000
Chris A. McWilton	3/1/2013	2/25/2013								89,200	$51.83	$1,100,104
	3/1/2013	2/25/2013				9,830	19,660	39,320				$1,100,252
		2/25/2013	$345,000	$690,000	$1,725,000
Ann Cairns	3/1/2013	2/25/2013								87,160	$51.83	$1,074,944
	3/1/2013	2/25/2013				9,605	19,210	38,420				$1,075,068
		2/25/2013	$345,000	$690,000	$1,725,000

1.
On February 25, 2013, the Compensation Committee approved grants of stock options and PSUs under the LTIP to all NEOs that were made on March 1, 2013. The grants of stock options were made in accordance with the Company’s policy for grants of stock options. For additional details, see "Stock Option Grant Practices" in the Compensation Discussion and Analysis that precedes these tables.

2.
On February 25, 2013, the Compensation Committee established threshold, target and maximum payouts for all NEOs under our SEAICP for 2013. Actual payout amounts under the SEAICP for 2013 are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. For additional details, see "Total Direct Compensation for NEOs-Annual Incentive" in the Compensation Discussion and Analysis that precedes these tables.

3.
Represents an award of PSUs granted on March 1, 2013. The PSUs vest in full, if at all, on February 29, 2016. The actual number of shares of Class A common stock to be issued and actual payout value of unearned shares with respect to the PSU awards will be determined based on the Company's performance over the 3-year period ending December 31, 2015.

4.	Represents a grant of stock options having a 10-year term and vesting in 25% increments on each of March 1, 2014, 2015, 2016 and 2017.

5.
Represents, as applicable, the grant date fair value or the fair value as of the service inception date. Further details with respect to these awards are included in Note 15 (Share-Based Payment and Other Benefits) to the Company’s audited financial statements for the year ended December 31, 2013 included in the Form 10-K. PSUs are reflected at target value.

MasterCard Incorporated	63	2014 Proxy Statement

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END
The following table sets forth certain information with respect to all outstanding option awards and stock awards held by each of our NEOs at December 31, 2013. All share and option amounts and stock prices are adjusted for the Company's 10-for-1 stock split in January 2014.

	Option Awards						Stock Awards
Name	Stock Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)[1]	(i)[2]	(j)[1]
Ajay Banga							260,774 [3]	$21,786,625	254,350	$21,249,925
	3/1/2010 [4]	194,610	64,870	—	$23.274	3/1/2020
	3/1/2011 [5]	139,020	139,020	—	$24.036	3/1/2021
	3/1/2012 [6]	63,150	189,450	—	$42.043	3/1/2022
	3/1/2013 [7]	—	344,600	—	$51.830	3/1/2023
Martina Hund-Mejean							92,096 [8]	$7,694,252	65,160	$5,443,857
	3/1/2009 [9]	72,360	—	—	$15.803	3/1/2019
	3/1/2010 [4]	48,660	16,220	—	$23.274	3/1/2020
	3/1/2011 [5]	35,100	35,100	—	$24.036	3/1/2021
	3/1/2012 [6]	15,160	45,480	—	$42.043	3/1/2022
	3/1/2013 [7]	—	101,360	—	$51.830	3/1/2023
Gary J. Flood							38,399 [10]	$3,208,083	63,370	$5,294,310
	3/1/2010 [4]	16,220	16,220	—	$23.274	3/1/2020
	3/1/2011 [5]	18,960	37,920	—	$24.036	3/1/2021
	3/1/2012 [6]	15,160	45,480	—	$42.043	3/1/2022
	3/1/2013 [7]	—	93,240	—	$51.830	3/1/2023
Chris A. McWilton							35,556 [10]	$2,970,562	60,100	$5,021,115
	3/1/2010 [4]	48,660	16,220	—	$23.274	3/1/2020
	3/1/2011 [5]	35,100	35,100	—	$24.036	3/1/2021
	3/1/2012 [6]	14,310	42,930	—	$42.043	3/1/2022
	3/1/2013 [7]	—	89,200	—	$51.830	3/1/2023
Ann Cairns							17,680 [11]	$1,477,093	54,890	$4,585,840
	3/1/2012 [6]	12,630	37,890	—	$42.043	3/1/2022
	3/1/2013 [7]	—	87,160	—	$51.830	3/1/2023

1.	Value is based on the December 31, 2013 per share closing market price of $83.546 of Class A common stock on the NYSE.

2.
Represents (a) for each named executive officer a number of PSUs granted on March 1, 2012, which vest, if at all, on February 28, 2015 and (b) a number of PSUs granted on March 1, 2013, which vest, if at all, on February 29, 2016. As of December 31, 2013, actual performance for the PSUs granted on March 1, 2012, was either at maximum level or was between target and maximum level; therefore, the number of shares for these PSUs corresponds to the number of shares that would be issued at the maximum performance level of 200%. The number of shares for the PSUs granted on March 1, 2013 corresponds to the target number of shares that would be issued upon vesting. The actual number of shares of Class A common stock to be issued and actual payout value of unearned shares with respect to the PSU awards granted on each of March 1, 2012 and March 1, 2013 will be determined based on the Company’s performance over the 3-year performance periods ending December 31, 2014 and December 31, 2015, respectively.

3.
Represents (a) RSUs awarded to Mr. Banga on July 1, 2010, which vest in full on June 30, 2014 and (b) a number of PSUs granted on March 1, 2011, which vested on February 28, 2014 and correspond to the number of shares that were issued at a performance level of 136.7% based on the Company’s performance over the 3-year performance period ending December 31, 2013.

4.	Represents stock options that vested in 25% increments on each of March 1, 2011, 2012, 2013 and 2014.

5.	Represents stock options that vest in 25% increments on each of March 1, 2012, 2013, 2014 and 2015.

6.	Represents stock options that vest in 25% increments on each of March 1, 2013, 2014, 2015 and 2016.

7.
Represents stock options that vest in 25% increments on each of March 1, 2014, 2015, 2016 and 2017. See the Grants of Plan-Based Awards in 2013 table for more information on stock options granted in 2013.

MasterCard Incorporated	64	2014 Proxy Statement

8.
Represents (a) RSUs awarded to Ms. Hund-Mejean on September 20, 2011, which vest in 33.3% increments on each of September 19, 2014, 2015 and 2016 and (b) a number of PSUs granted on March 1, 2011, which vested on February 28, 2014, and correspond to the number of shares that were issued at a performance level of 136.7% based on the Company’s performance over the 3-year performance period ending December 31, 2013.

9.	Represents stock options that vested in 25% increments on each of March 1, 2010, 2011, 2012 and 2013.

10.
Represents a number of PSUs granted on March 1, 2011, which vested on February 28, 2014, and correspond to the number of shares that were issued at a performance level of 136.7% based on the Company’s performance over the 3-year performance period ending December 31, 2013.

11.	Represents RSUs awarded to Ms. Cairns on September 20, 2011, which vested in 25% increments on each of September 19, 2012 and 2013, and the remaining 50% vests on September 19, 2014.
OPTION EXERCISES AND STOCK VESTED IN 2013
The following table sets forth certain information with respect to stock awards that vested for, and stock options which were exercised by, each of our named executive officers during the year ended December 31, 2013. All share and option amounts are adjusted for the Company's 10-for-1 stock split in January 2014.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)[2]	Value Realized on Vesting ($)[3]
(a)	(b)	(c)	(d)	(e)
Ajay Banga	295,640	$9,710,195	130,730	$6,763,643
Martina Hund-Mejean	88,680	$3,979,465	32,690	$1,691,299
Gary J. Flood	18,090	$714,501	32,690	$1,691,299
Chris A. McWilton	89,940	$3,940,365	32,690	$1,691,299
Ann Cairns	—	—	8,830	$608,683

1.
The value realized on exercise is calculated as the number of shares acquired upon exercise, multiplied by the difference between the per share market value on the date of exercise (the average of the high and low market price per share of Class A common stock on the NYSE on that date), less the option exercise price paid for the shares of Class A common stock.

2.	For Ms. Cairns, represents the number of RSUs that vested during 2013. For the other NEOs, represents the number of PSUs that vested during 2013.

3.	Value realized upon vesting is based on the average of the high and low market price per share of Class A common stock on the NYSE on the respective vesting date.

MasterCard Incorporated	65	2014 Proxy Statement

PENSION BENEFITS IN 2013
MAP
The Company maintains the MAP, a tax-qualified defined benefit pension plan, to provide retirement income to all U.S. employees (including Messrs. Flood and McWilton) who were participants in the plan on or prior to June 30, 2007. Under the MAP's cash balance formula, a notional account was established for each participant, to which a percentage of the participant’s eligible compensation was credited ("pay credits"). In addition to the pay credits, a participant's account under the MAP receives interest credits based on the yield on 30-Year Treasury securities.
MasterCard eliminated the MAP for all new hires after June 30, 2007. Effective January 1, 2013, pay credits to MAP ceased for all participants, including Messrs. Flood and McWilton, but they continue to earn interest credits.
A participant's vested notional account balance under the MAP generally may be paid at any time (subject to restrictions imposed by the Internal Revenue Code) following termination of employment with the Company for any reason, regardless of the age of the participant. At the participant's election, the account balance can be paid as a lump sum or in an annuity form that is approximately the actuarial equivalent of the notional account balance.
SERP
The SERP in effect during 2013 provided vested participants, following their termination of employment, with a lump sum that is actuarially equivalent to an annuity for the life of the participant equal to a designated percentage of the participant's final 48-month average base pay (80% for Mr. McWilton) reduced by (1) a benefit under a hypothetical prior employer benefit plan, (2) the benefits earned under the MAP as of the termination date, (3) the portion of the benefit under the Restoration Program related to the MAP benefit, including an assumed rate of return, as of the termination date, and (4) estimated Social Security benefits. To the extent that the offsets are greater than the aggregate SERP benefit, a participant would not receive a payout under the SERP. Participants in the SERP generally vest in their benefits upon the attainment of age 60 with four years of SERP service.
In the event of a participant's separation of service due to death, disability, retirement or termination of employment for any reason after attaining age 60 and four years of SERP participation, the SERP pays out a lump sum present value of the net SERP benefit. In the event a participant dies while employed  prior to attaining age 60, the SERP pays out an immediate lump sum equal to the present value of the net SERP benefit at age 60.
The SERP benefit is generally payable six months after a termination of employment. The SERP was amended, effective January 1, 2008, to conform with Section 409A of the Internal Revenue Code and to make certain other changes. Following a review of the SERP by the Compensation Committee during 2007, in February 2008 the Compensation Committee approved a recommendation to discontinue the SERP. Active participants, including Mr. McWilton, retained their rights under the plan including the ability to receive their vested balances in accordance with the terms of the SERP.
The following table shows the present value of accumulated benefits payable, as applicable, to each of our named executive officers, including the number of years of service credited to such named executive officer under the MAP and the SERP (as applicable), determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. For the SERP, the pension benefit discount rate used was 4.5%. Information regarding the MAP and the SERP can be found in the Compensation Discussion and Analysis under the heading "Other Benefits" and in the summary of MAP and SERP benefits in the section entitled "Potential Payments Upon Termination or Change-in-Control". Further details with respect to these plans are included in Note 11 (Pension Plans, Postretirement Plans, Savings Plans and Other Benefits) to the Company's audited financial statements for the year ended December 31, 2013 included in the Form 10-K.

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Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits[1] ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Ajay Banga	N/A	N/A	N/A	N/A
Martina Hund-Mejean	N/A	N/A	N/A	N/A
Gary J. Flood	MAP	27	631,052	—
Chris A. McWilton	MAP	11	137,556	—
	SERP	9	2,089,000	—
Ann Cairns	N/A	N/A	N/A	N/A

1.
Includes amounts which the NEO may not currently be entitled to receive because such amounts are not vested. The SERP amount for the specified NEO vests after four years of service with the Company and upon attainment of the age of 60.

MasterCard Incorporated	67	2014 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR
CHANGE-IN-CONTROL
Employment Agreements

MasterCard International is party to an employment agreement with each of the NEOs, other than Mr. Flood. The Company has not amended any of these agreements other than to make changes for administrative purposes. The employment agreements for Mr. Banga, Ms. Hund-Mejean, Mr. McWilton and Ms. Cairns, as well as the employment arrangement with Mr. Flood, have been publicly filed by the Company with the SEC.
Mr. Banga
MasterCard International entered into an employment agreement with Mr. Banga on June 16, 2009, pursuant to which he served as the Company and MasterCard International's President and Chief Operating Officer. On July 1, 2010, MasterCard International and Mr. Banga entered into an amended and restated employment agreement reflecting modifications in connection with his appointment as Chief Executive Officer of the Company and MasterCard International.
Term
Under Mr. Banga's agreement, he initially was to be employed for a fixed term through December 31, 2011. The agreement provides for automatic one-year renewals, unless either party gives at least 90-days prior written notice not to renew.
Compensation
During the term of employment, Mr. Banga will:

•
receive a base salary (which has been increased to $1 million, effective March 12, 2012), to be reviewed annually by the Compensation Committee and which will be subject to increase at the discretion of the Compensation Committee following review of his performance;

•
be eligible to participate in such annual and/or long term bonus or incentive plan(s) generally made available to other Executive Committee members, based on performance goals or other criteria, terms and conditions as may be established by MasterCard International; and

•	be eligible to participate in the Company and MasterCard International’s employee compensation and benefit plans and programs generally made available to other Executive Committee members.
Termination of Employment
Pursuant to the agreement, Mr. Banga's employment terminates:

•	upon his death;

•	at the option of MasterCard International, upon his disability (as defined under the MasterCard Long-Term Disability Benefits Plan);

•	upon his termination by MasterCard International for "Cause" (as defined in the agreement and described below);

•
upon his termination by MasterCard International without Cause effective 90 days after giving written notice (MasterCard International may, at its option, provide 90 days base salary payable in a lump sum in lieu of such notice period);

•	at his option upon an event constituting "Good Reason" (as defined in the agreement and described below) effective 90 days after giving written notice;

•	upon his voluntary resignation effective 90 days after giving written notice (which notice requirement MasterCard International may waive in whole or in part);

•
upon either party giving the other 90 days prior written notice of non-renewal (if by MasterCard International, at its option, by providing 90 days base salary payable in a lump sum in lieu of such notice period); or

•	on the last day of the calendar year in which he attains the age of 65.

MasterCard Incorporated	68	2014 Proxy Statement

Termination Payments
Death. In the event of Mr. Banga's death, his estate or beneficiaries are entitled to receive the following payments in a lump sum within 30 days following the date of termination: (1) base salary earned but not paid through the date of his death; (2) payment for all accrued but unused vacation time; (3) the target annual incentive bonus payable for the year in which his death occurs (if not already paid); and (4) such additional benefits, if any, that he may be entitled to under the Company or MasterCard International's plans and programs on account of death.
Disability. If Mr. Banga's employment is terminated on account of his disability, he will be entitled to the payments set forth above in the event of his death, except that his annual incentive bonus will be pro-rated for the year of his termination and will be based upon the actual performance, rather than the target level of performance, of MasterCard International for the applicable performance period (and taking into account the terms of the then applicable annual incentive bonus plan including, but not limited, to the discretion of the Compensation Committee to reduce such bonus amount) with such amount payable when the incentive bonus is regularly paid to similarly situated employees for such year.
For Cause. If MasterCard International terminates Mr. Banga's employment for Cause, he will be entitled to the payments set forth in items (1) and (2) above in the event of his death and such additional benefits, if any, that he would be entitled to under the Company or MasterCard International’s plans and programs on account of termination for Cause. "Cause" means: (a) the willful failure by Mr. Banga to perform his duties or responsibilities (other than due to disability); (b) Mr. Banga’s engaging in serious misconduct that is injurious to the Company including, but not limited to, damage to its reputation or standing in its industry; (c) Mr. Banga's having been convicted of, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony or a crime that constitutes a misdemeanor involving moral turpitude; (d) the material breach by Mr. Banga of any written covenant or agreement with MasterCard International not to disclose any information pertaining to MasterCard International; or (e) the breach by Mr. Banga of the Company’s Code of Conduct, the Supplemental Code of Ethics, any material provision of his employment agreement or any material provision of other specified Company or MasterCard International policies. MasterCard International's notice of termination for Cause must state the date of termination and identify the grounds upon which the termination is based.
Voluntary Resignation or Non-Renewal by Mr. Banga. If Mr. Banga voluntarily resigns other than with Good Reason or provides notice of non-renewal of the agreement, he will be entitled to the payments set forth in items (1) and (2) above in the event of his death and such additional benefits, if any, that he would be entitled to under the Company or MasterCard International's plans and programs on account of his voluntary resignation other than with Good Reason.
Without Cause, With Good Reason or Upon Non-Renewal by MasterCard International. During the term of the agreement (including any renewal thereof) ending on or before December 31, 2014, if Mr. Banga's employment is terminated by MasterCard International (other than for Cause or disability), by him with Good Reason or upon non-extension of the term of the agreement by MasterCard International, he will be entitled to the following payments:

•	base salary earned but not paid prior to the date of termination;

•	accrued but unused vacation time payable within 30 days following the date of termination;

•
a pro-rata portion of the annual incentive bonus payable for the year in which his termination occurs based upon the actual performance of MasterCard International for the applicable performance period as determined by the Compensation Committee and payable in accordance with the regular bonus pay practices of MasterCard International and, to the extent not already paid, the annual incentive bonus for the year immediately preceding the year in which his date of termination occurs, payable in the amount and at the time it would have been paid per the terms of the then applicable annual incentive bonus plan;

•
severance payable over 24 months in an amount equal to base salary continuation for 24 months following the date of termination plus an amount equal to two times the average annual incentive bonus received by him with respect to the two years of employment prior to the year of termination, payable on a schedule in accordance with the regular payroll practices of MasterCard International (collectively, the "Severance Pay");

•
payment of the monthly cost of the premium for COBRA medical coverage for the applicable COBRA period (or the severance period if shorter), or if he is eligible for the MasterCard Retiree Health Plan, the full cost of the Retiree Health coverage for the severance pay period and thereafter the retiree contribution levels shall apply;

•	reasonable outplacement services; and

•	such additional benefits, if any, that he would be entitled to under the Company or MasterCard International's plans and programs for the above captioned events of termination.

MasterCard Incorporated	69	2014 Proxy Statement

"Good Reason" means: (a) the assignment to a position for which Mr. Banga is not qualified or a materially lesser position than the position held by him; (b) a material reduction in annual base salary other than a 10% or less reduction, in the aggregate, over the term of employment; (c) the relocation of Mr. Banga's principal place of employment to a location more than 50 miles from his principal place of employment; or (d) the failure by MasterCard International to obtain an agreement from any successor to MasterCard International to assume and agree to perform any employment agreement between Mr. Banga and MasterCard International.
If Mr. Banga's term of employment ends after December 31, 2014 because either his employment is terminated by MasterCard International (other than for Cause or disability), he terminates his employment with Good Reason, or MasterCard International elects not to further extend the term of employment, then the term of employment shall end as of the date of termination and Mr. Banga shall be entitled to only those payments and benefits provided in the first, second, third and seventh bullets above.
Release of Claims. Mr. Banga's right to receive the Severance Pay and other specified payments on account of termination without Cause, with Good Reason or non-renewal is subject to him entering into (without revocation) a separation agreement and release of claims against MasterCard International.
Mandatory Retirement. In the event Mr. Banga's employment ends upon mandatory retirement (that is, the last day of the calendar year in which he attains the age of 65), he will be eligible for the following payments: (1) a lump sum within 30 days following the date of termination equal to base salary earned but not paid prior to the date of termination; (2) a lump sum within 30 days following the date of termination equal to all accrued but unused vacation time; (3) the annual incentive bonus payable for the year in which his termination occurs and the prior year, if not already paid, based upon the actual performance of MasterCard International for the applicable performance period; and (4) such additional vested benefits which he is entitled to following the termination of his employment under the Company or MasterCard International's plans and programs.
Restrictive Covenants
The agreement subjects Mr. Banga to MasterCard International's standard restrictive covenants for executive employees, including confidentiality, non-compete and non-solicit obligations. In addition, in order to be eligible for long-term incentive awards in 2012 and in subsequent years, Mr. Banga signed a separate non-compete agreement which provides for a 12-month period of non-competition and a 24-month period of non-solicitation following termination. In the event of a violation of the non-compete agreement, the agreement provides for Mr. Banga's repayment of specified stock option exercise gains and either other vested equity awards or SEAICP bonuses from the two-year period preceding the violation. Because Mr. Banga has received at least two years of vested equity awards, any repayment under this agreement would come from such awards and not from SEAICP bonuses.
Incentive Awards and Other Benefits
Mr. Banga is eligible to participate in the SEAICP. This bonus program is based on corporate, business unit and individual performance. His target payout will be 150% (range 0% – 375%) of his base salary. Bonus amounts are based upon an assessment of results against established performance goals. Receipt of any bonus payment is at the discretion of the Compensation Committee.
Mr. Banga is also eligible to participate in the LTIP.
Mr. Banga was eligible to participate in the SPP after one year of employment with MasterCard International. Beginning in 2012, the named executive officers were no longer eligible to participate in the SPP; the Compensation Committee's intent is to reflect the value of the profit sharing payment in long-term incentive awards.
Mr. Banga also participates in MasterCard International's executive perquisite program in accordance with the terms and conditions of such program, as approved by the Compensation Committee. In accordance with MasterCard International's policy for providing perquisite allowances in lieu of specific perquisites, Mr. Banga was provided with a cash allowance of $45,000 (less lawful deductions) for 2013. The allowance is subject to review on an annual basis by the Compensation Committee, and may be modified or eliminated, based on competitive assessment. Additional perquisites and related benefits received by Mr. Banga in 2013 are described above in the "All Other Compensation in 2013" table.
Ms. Hund-Mejean and Mr. McWilton
On December 24, 2012, MasterCard International entered into an amended and restated employment agreement with each of Ms. Hund-Mejean and Mr. McWilton. The December 2012 amendments to the existing agreements were for 409A compliance and administrative purposes. Pursuant to these agreements, Ms. Hund-Mejean serves as Chief Financial Officer and Mr. McWilton serves as President, North America.

MasterCard Incorporated	70	2014 Proxy Statement

Term
Each agreement provides for automatic one-year renewals, unless the executive or MasterCard International gives a notice of non-renewal at least 90 days prior to the end of the term.
Compensation
During the term of employment, the executives each will:

•	receive a base salary, which is subject to increase based on an annual performance review by the Compensation Committee;

•
be eligible to participate in the annual and/or long term bonus or incentive plans as are generally available to other employees of MasterCard International at the executive's level, based on performance goals or other criteria as may be established by MasterCard International; and

•
be eligible to participate in the Company and MasterCard International's benefit and perquisite programs generally made available to members of the Executive Committee (excluding the Chief Executive Officer) in accordance with the terms and conditions of such programs.

Termination of Employment
Pursuant to the agreement, the executive's employment terminates: upon death; upon disability (at the option of MasterCard International); upon termination by MasterCard International for "Cause" (as defined in the agreements and described above in the discussion of Mr. Banga's employment agreement); upon voluntary resignation; upon either party giving the other notice of non-renewal; upon termination by MasterCard International without Cause; upon termination by the executive for "Good Reason" (as defined in the agreements and described above in the discussion of Mr. Banga's employment agreement); or on the last day of the calendar year in which the executive attains the age of 65.
Termination Payments
Death. In the event of Ms. Hund-Mejean's or Mr. McWilton's death, the executive's estate and/or beneficiaries are entitled to receive the following payments: (1) base salary earned but not paid through the date of the executive’s death; (2) payment for all accrued but unused vacation time; (3) the target annual incentive bonus payable for the year in which death occurs, and the prior year if not already paid; and (4) such additional benefits, if any, the executive may be entitled to under the Company or MasterCard International's plans and programs on account of death.
Disability. In the event of Ms. Hund-Mejean's or Mr. McWilton's termination of employment on account of disability, the executive will be entitled to receive the same payments as noted above in the event of death, except that the target annual incentive bonus will be pro-rated for the year of termination.
For Cause. If MasterCard International terminates the executive's employment for Cause, the executive will be entitled to: (1) a payment with respect to base salary earned but not paid through the date of termination, (2) payment for all accrued but unused vacation time and (3) additional benefits, if any that the executive would be entitled to under the Company or MasterCard International's plans and programs on account of termination for Cause.
Voluntary Resignation or Non Renewal by Executive. If the executive voluntarily resigns other than with Good Reason or provides notice of non-renewal of the agreement, the executive will receive the same payments of unpaid base salary and accrued but unused vacation time noted above and such additional benefits, if any, that such executive would be entitled to under the Company's or MasterCard International's plans and programs on account of the executive's voluntary termination other than with Good Reason.
Without Cause, With Good Reason or Upon Non-Renewal by MasterCard International. In the event of the executive's termination by MasterCard International without Cause, by the executive with Good Reason or upon non-renewal of the executive's employment agreement by MasterCard International, the executive will be entitled to:

•	base salary earned but not paid prior to the date of termination;

•	accrued but unused vacation time;

•
a pro-rata portion of the annual incentive bonus payable for the year in which the executive's termination occurs based upon the actual performance of MasterCard International for the applicable performance period and payable in accordance with the regular bonus pay practices of MasterCard International and, to the extent not already paid, the annual incentive bonus for the year immediately preceding the year in which the executive's date of termination occurs, payable in the amount and at the time it would have been paid had the executive remained employed;

•
severance payable over 24 months in an amount equal to base salary continuation for 24 months following the date of termination plus an amount equal to two times the average annual bonus earned by the executive with respect to the two years of employment prior to the year of termination, payable in accordance with the regular payroll practices of MasterCard International;

MasterCard Incorporated	71	2014 Proxy Statement

•
payment of the monthly cost of the premium for COBRA medical coverage for the applicable COBRA period (or 24 months if shorter), or if he or she is eligible for the MasterCard Retiree Health Plan, the full cost of the retiree health coverage for 24 months and thereafter the retiree contribution levels shall apply;

•	outplacement services for the shorter of 24 months or the period of unemployment;

•	for Mr. McWilton, full and immediate vesting under the SERP; and

•	such additional benefits, if any that the executive would be entitled to under the Company or MasterCard International's plans and programs for the above captioned events of termination.
Mandatory Retirement. In the event Ms. Hund-Mejean's or Mr. McWilton's employment ends upon mandatory retirement (that is, the last day of the calendar year in which he or she attains the age of 65), the executive will be entitled to: (1) a lump sum within 30 days following the date of termination of all base salary earned but not paid prior to the date of termination; (2) a lump sum within 30 days following the date of termination equal to all accrued but unused vacation time; (3) a pro-rata portion of the annual incentive bonus payable for the year in which the executive's termination occurs and the prior year, if not already paid, based upon the actual performance of MasterCard International for the applicable performance period and payable in accordance with the regular bonus pay practices of MasterCard International; and (4) such additional vested benefits which the executive is expressly entitled following the termination of employment under the Company or MasterCard International's plans and programs.
Tax Gross-Up Payments, Release of Claims and Restrictive Covenants
Ms. Hund-Mejean's and Mr. McWilton's employment agreements also contain provision for tax gross-up payments in connection with golden parachute excise taxes. Ms. Hund-Mejean's and Mr. McWilton's right to receive a gross-up payment or specified payments on account of termination without Cause, with Good Reason or non-renewal is subject to entering into a separation agreement and release of claims against MasterCard International. Also, each agreement contains several covenants regarding confidentiality, non-competition, and non-solicitation of MasterCard International's employees, customers or suppliers. In addition, in order to be eligible for long-term incentive awards in subsequent years, each of Ms. Hund-Mejean and Mr. McWilton signed a separate non-compete agreement which provides for a 12-month period of non-competition and a 24-month period of non-solicitation following termination. In the event of a violation of the non-compete agreement, the agreement provides for Ms. Hund-Mejean's and Mr. McWilton's repayment of specified stock option exercise gains and either other vested equity awards or SEAICP bonuses from the two-year period preceding the violation. Because Ms. Hund-Mejean and Mr. McWilton each have received at least two years of vested equity awards, any repayment under this agreement would come from such awards and not from SEAICP bonuses.
Mr. Flood and Ms. Cairns
Mr. Flood serves as President, Global Products and Solutions of MasterCard International pursuant to an employment arrangement with MasterCard International. On July 6, 2011, a subsidiary of MasterCard International, MasterCard UK Management Services Limited ("MasterCard UK"), entered into an employment agreement with Ms. Cairns pursuant to which she serves as President, International Markets of MasterCard International. Ms. Cairns commenced employment on August 22, 2011.
Term
Both Mr. Flood and Ms. Cairns are employed at will by MasterCard International and MasterCard UK, respectively.
Under her agreement, Ms. Cairns is employed by MasterCard UK for an indefinite term (but not past her 65th birthday), subject to termination by her on six months notice or by MasterCard UK on the longer of six months or the statutory notice period. However, MasterCard UK may elect, in lieu of providing notice, to pay Ms. Cairns her base salary and the value of any other contractual benefits she would have otherwise received during the notice period. In addition, MasterCard UK may terminate Ms. Cairns’ employment at any time without notice in the event that she engages in gross misconduct. Examples of gross misconduct include, but are not limited to, theft, damage to company property, fraud, conviction of certain crimes, incapacity for work due to being under the influence of alcohol or illegal drugs, the loading onto the company hardware of unlicensed or illegal software, deliberate breach of the company’s policy on the use of computer systems and software, physical assault, gross insubordination, unauthorized use or disclosure of confidential information, repeated material breach by Ms. Cairns of her obligations to MasterCard UK, personal bankruptcy and mental disability as a patient under the UK Mental Health Act of 1983.
Compensation
Mr. Flood receives a base salary and is eligible to participate in the LTIP and in the Company or MasterCard International's employee compensation and benefit programs as may be generally made available to other employees of the Company or MasterCard International at the executive's level, including the SEAICP.

MasterCard Incorporated	72	2014 Proxy Statement

Pursuant to Ms. Cairn's employment agreement and an offer letter dated as of June 15, 2011, she:

•	receives a base salary of British pounds (£) 375,000 per year, which is subject to review annually;

•	is eligible to participate in the SEAICP;

•	is eligible to participate in the LTIP;

•
is eligible to participate in a core package of benefits, including life insurance, long term disability insurance, healthcare insurance, personal accident insurance and pension arrangements in accordance with the terms of such plans and, where applicable, UK Inland Revenue requirements; and

•	is eligible to participate in the MasterCard UK Flexible Benefits Plan and MasterCard UK Pension Plan.
Termination of Employment
Upon termination of employment, Mr. Flood or Ms. Cairns, as applicable, will receive payments pursuant to either the MasterCard International Incorporated Executive Severance Plan (the "Executive Severance Plan") or the MasterCard International Incorporated Change in Control Severance Plan (the "CIC Plan"), which are described below.
Termination Payments
Death. In the event of Mr. Flood's or Ms. Cairns' death, the executive's estate and/or beneficiaries are entitled to a lump sum payment within 30 days following the date of termination of: (1) base salary earned but not paid through the date of the executive's death; (2) payment for all accrued but unused vacation time; (3) the target annual incentive bonus payable for the year in which death occurs, and the prior year if not already paid; and (4) such additional benefits, if any, the executive may be entitled to under MasterCard International’s plans and programs on account of death.
Disability. In the event of Mr. Flood's or Ms. Cairns' termination of employment on account of disability, the executive will be entitled to receive the same payments as noted above in the event of death, except that the target annual incentive bonus will be pro-rated for the year of termination.
For Cause or Voluntary Resignation. If MasterCard International terminates Mr. Flood's or Ms. Cairns' employment for "Cause" (as defined in the Executive Severance Plan and described below) or the executive voluntarily resigns other than with Good Reason, the executive will be entitled to, within 30 days of the date of termination: (1) a payment with respect to base salary earned but not paid through the date of termination, (2) payment for all accrued but unused vacation time and (3) additional benefits, if any, that the executive would be entitled to under MasterCard International's plans and programs on account of termination for Cause or voluntary resignation other than with Good Reason.
Without Cause or With Good Reason. In the event of Mr. Flood's or Ms. Cairns' termination by MasterCard International without Cause or by such executive with "Good Reason" (as defined in the Executive Severance Plan and described below), the executive will be entitled to (in addition to any severance payments described below): (1) a lump sum within 30 days following the date of termination of all base salary earned but not paid prior to the date of termination; (2) a lump sum within 30 days following the date of termination equal to all accrued but unused vacation time; and (3) a pro-rata portion of the annual incentive bonus payable for the year in which termination occurs and the prior year, if not already paid, based upon the actual performance of MasterCard International for the applicable performance period as determined by the Compensation Committee and payable in accordance with the regular bonus pay practices of MasterCard International.
Mandatory Retirement. In the event Mr. Flood's or Ms. Cairns' employment ends upon mandatory retirement (that is, for Mr. Flood the last day of the calendar year in which he attains the age of 65, and for Ms. Cairns the date on which she attains the age of 65), the executive will be entitled to receive the same payments as noted above in the event of death, except that such executive’s annual incentive bonus will be pro-rated for the year in which termination occurs, and will be based upon the actual performance of MasterCard International for the applicable performance period (and taking into account the terms of the annual incentive plan, including but not limited to the discretion of the Compensation Committee to reduce the bonus amount).
Severance Payments Under the Executive Severance Plan. In addition to any payments described above, in the event of Mr. Flood's or Ms. Cairns' termination either by MasterCard International without Cause or the executive for Good Reason, and in each case unless otherwise disqualified as described below, the executive will be entitled to:

•	base salary continuation for 18 months (and, in MasterCard International's sole discretion, up to an additional six months) following the date of termination;

•
an amount equal to 1.5 times the annual incentive bonus paid to the executive for the year prior to the year during which termination occurs, payable ratably over an 18-month period in accordance with the annual incentive bonus pay practices of MasterCard International (or, at MasterCard International's discretion, an amount equal to up to two times the bonus for the prior year, payable over up to 24 months);

MasterCard Incorporated	73	2014 Proxy Statement

•
payment of the monthly cost of the premium for COBRA medical coverage for the applicable COBRA period, or 18 months if shorter, or if the executive is eligible for the MasterCard Retiree Health Plan, the full cost of the retiree health coverage for 18 months, and thereafter the retiree contribution levels shall apply (premiums for COBRA medical coverage are not applicable for Ms. Cairns);

•	reasonable outplacement services for the shorter of 18 months or the period of unemployment; and

•
such additional benefits, if any, that Mr. Flood or Ms. Cairns would be entitled to under MasterCard International’s plans and programs for the above captioned events of termination (other than any severance payments payable under the terms of any benefit plan).

Under the Executive Severance Plan, Mr. Flood and Ms. Cairns are only entitled to receive severance payments in the events described above, and would not be entitled to receive such severance payments in the event of termination of employment with MasterCard International due to (1) death, (2) disability, (3) voluntary resignation for any reason other than for Good Reason or mandatory retirement or (4) termination for Cause, or in the event that the executive fails to give notice of termination for Good Reason within 60 days of the events constituting Good Reason.
MasterCard International's obligation to make the severance payments described in the first four bullets above is conditioned upon Mr. Flood's and Ms. Cairns' execution of a separation agreement and release, within 60 days following the date of termination, of all claims related to employment or the termination of such employment. Such an agreement would include non-competition and non-solicitation restrictions for an 18-month period (or for the length of the severance payments, if longer as described above).
"Double-Trigger" Severance Payments Under the CIC Plan. In the event that, within six months preceding or two years following a Change-in-Control, or CIC (as determined in the CIC Plan and as described below), Mr. Flood or Ms. Cairns either: (1) is terminated by MasterCard International or MasterCard International's successor without "Cause" (as defined in the CIC Plan and described below) or (2) terminates employment with MasterCard International or MasterCard International’s successor for "Good Reason" (as defined in the CIC Plan and described below), and in each case unless otherwise ineligible as described below, the executive will be entitled to:

•	a lump sum within 30 days following the date of termination of all base salary earned but not paid prior to the date of termination;

•	a lump sum within 30 days following the date of termination equal to all accrued but unused vacation time;

•
a pro-rata portion of the annual incentive bonus payable for the year in which the executive's termination occurs and the prior year, if not already paid, based upon the actual performance of MasterCard International for the applicable performance period as determined by the Compensation Committee and payable in accordance with the regular bonus pay practices of MasterCard International;

•	base salary continuation for 24 months following the date of termination;

•
annual bonus payments following the date of termination with the aggregate bonus amount for the executive equivalent to the average annual bonus received by the executive with respect to the prior two years of employment, payable ratably over a 24-month period in accordance with the regular payroll practices and annual incentive bonus pay practices of MasterCard International;

•
payment of the monthly cost of the premium for COBRA medical coverage for the applicable COBRA period or 24 months if shorter, or if the executive is eligible for the MasterCard Retiree Health Plan, the full cost of the retiree health coverage for 24 months and thereafter the retiree contribution levels shall apply (premiums for COBRA medical coverage are not applicable for Ms. Cairns);

•	reasonable outplacement services for the shorter of 24 months or the period of unemployment; and

•
such additional benefits, if any that the executive would be entitled to under MasterCard International's plans and programs for the above captioned events of termination (other than any severance payments payable under the terms of any benefit plan).

Mr. Flood and Ms. Cairns are only entitled to receive Change-in-Control payments in the events described above, and would not be entitled to receive such payments in the event of termination of employment with MasterCard International or MasterCard International's successor due to: (1) death, (2) disability, (3) voluntary resignation for any reason other than for Good Reason or (4) termination for Cause at any time preceding or following a Change-in-Control, or in the event that the executive fails to give notice of termination for Good Reason within 60 days of the events constituting Good Reason. The CIC Plan expressly provides that a Change-in-Control alone, without a related termination of employment, will in no event give rise to any Change-in-Control payments or benefits under the CIC Plan.
MasterCard International's obligation to make the Change-in-Control payments described above in the fourth through seventh bullets above is conditioned upon Mr. Flood's and Ms. Cairns' execution of a separation agreement and release,

MasterCard Incorporated	74	2014 Proxy Statement

within 60 days following the date of termination, of all claims to employment or the termination of such employment, which would include a two-year non-competition restriction and a two-year non-solicitation restriction.
Particular Definitions in Executive Severance Plan and CIC Plan
Each of the Executive Severance Plan and the CIC Plan defines "Cause" to generally mean: (a) the willful failure by the executive to perform the executive's duties or responsibilities (other than due to disability); (b) engaging in serious misconduct that is injurious to MasterCard International including, but not limited to, damage to its reputation or standing in its industry; (c) having been convicted of, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony or a crime that constitutes a misdemeanor involving moral turpitude; (d) the material breach of any written covenant or agreement with MasterCard International not to disclose any information pertaining to MasterCard International; or (e) the breach of MasterCard International's Code of Conduct, the Supplemental Code of Ethics or any material provision of specified MasterCard International policies.
"Change-in-Control" for purposes of the CIC Plan has the meaning as set forth in the LTIP. Accordingly, it generally means the occurrence of any of the following events (other than by means of a public offering of MasterCard Incorporated's equity securities):
(a) The acquisition by any person of beneficial ownership of more than 30 percent of the voting power of the then outstanding equity securities of the Company (the "Outstanding Registrant Voting Securities"), subject to specified exceptions; or
(b) A change in the composition of the Board of Directors of the Company that causes less than a majority of the directors of the Company then in office to be members of the Board, subject to specified exceptions; or
(c) Consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the purchase of assets or stock of another entity (a "Business Combination"), in each case, unless immediately following such Business Combination, (1) all or substantially all of the persons who were the beneficial owners of the outstanding registrant voting securities immediately prior to such Business Combination will beneficially own more than 50 percent of the then outstanding voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding registrant voting securities, (2) no person will beneficially own more than a majority of the voting power of the then outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the entity resulting from such Business Combination will have been members of the incumbent Board of the Company at the time of the initial agreement, or action of the Board of the Company, providing for such Business Combination; or
(d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
"Good Reason" for the purpose of each of the Executive Severance Plan and the CIC Plan generally means: (a) the assignment to a position for which the executive is not qualified or a materially lesser position than the position held by the executive; (b) a material reduction in the executive's annual base salary other than a 10% or less reduction, in the aggregate, over the term of employment; or (c) the relocation of the executive’s principal place of employment by more than 50 miles.
Restrictive Agreements
In addition to agreements Mr. Flood and Ms. Cairns would enter in order to be eligible to receive the payments described above, each of them has entered into an agreement providing for restrictions with respect to non-competition and non-solicitation of the employees, customers or suppliers of MasterCard International or MasterCard UK, as the case may be, for 12 months in the case of Mr. Flood and six months in the case of Ms. Cairns, following termination. In addition, in order to be eligible for long-term incentive awards in subsequent years, each of Mr. Flood and Ms. Cairns signed a separate non-compete agreement which provides for repayment of specified compensation in the event of a violation of such non-compete agreement. In Mr. Flood’s case, the agreement provides for a 12-month period of non-competition and a 24-month period of non-solicitation following termination, while in Ms. Cairns’ case, the agreement provides for a 12-month period of non-competition and an 18-month period of non-solicitation following termination. In the event of a violation of such non-compete agreement, the agreement provides for Mr. Flood's and Ms. Cairns' repayment of specified stock option exercise gains and either other vested equity awards or SEAICP bonuses from the two-year period preceding the violation. Because Mr. Flood has received at least two years of vested equity awards, any repayment under his agreement would come from such awards and not from SEAICP bonuses.

MasterCard Incorporated	75	2014 Proxy Statement

Potential Payments Tables

Below are tables showing the potential payments upon termination of employment or a change in control of the Company for each of the named executive officers assuming the event took place on December 31, 2013, the last business day of our 2013 fiscal year. Following the tables are footnotes that provide additional information with respect to other potential payments and benefits.
In the tables, the equity awards shown for the named executive officer represent the value of unvested RSUs and stock options that would vest in the event of termination or change in control, as applicable, based on the $83.546 per share closing price of Class A common stock on the NYSE on December 31, 2013 (as adjusted for the Company's 10-for-1 stock split in January 2014). In the event of termination by the Company without cause or by the executive with good reason in connection with a change in control, all unvested RSUs and stock options held by a named executive officer would immediately become vested. If a named executive officer who is retirement-eligible is terminated without cause or terminates his employment for good reason (other than in connection with a change in control), all unvested RSUs and stock options would vest according to the terms of the award. If a named executive officer who is not retirement-eligible is terminated without cause or terminates his or her employment for good reason (other than in connection with a change in control), all unvested RSUs and stock options would not become vested.
In the event of a change in control, the PSUs would continue to vest in accordance with the terms of the grant to the extent the achievement of the relevant performance goals could continue to be measured subsequent to the change in control. To the extent achievement of the relevant performance goals could no longer be measured, all of the named executive officer's unvested PSUs would vest in accordance with the terms of such grants on February 28, 2014, February 28, 2015 and February 29, 2016, respectively, conditioned upon the named executive officer's continued employment with the Company, as of those dates, and would be paid at a target level of performance. In the event that, within six months preceding, or two years following, a change in control, the named executive officer is terminated without cause or with good reason, all of the named executive officer's then unvested PSUs would vest immediately and be payable at a target level of performance, conditioned upon the named executive officer’s compliance with his or her non-competition and non-solicitation agreement.
Retirement benefits indicated below include values from the MAP and SERP.
MAP
The MAP values represent the vested notional account balance at the time of termination due to death, termination for cause, voluntary termination, termination without cause, termination for good reason and change in control termination. Because the MAP allows a period of disability to be included in the calculation of vesting service, the MAP value shown for disability termination is the MAP balance regardless of current vested status.
SERP
The SERP in effect during 2013 provided that upon a participant's termination of employment prior to attaining age 60 and at least four years of SERP participation, the participant is not entitled to any benefit under the SERP, unless the participant died while employed or there has been a change in control. (Additionally, the SERP benefit vests upon the participant's termination without cause or for good reason, if such vesting is provided for in the participant’s employment agreement.) Accordingly, in the event a participant dies while employed and prior to attaining age 60 and four years of SERP participation, the SERP pays out a lump sum present value of 75% of a deferred net SERP benefit payable at age 60. In the event a participant’s employment is terminated without cause or the participant resigns for good reason within two years after a change in control, the SERP benefit is fully vested and paid as a lump sum determined in the same manner as in a termination of employment due to death, except that 100% of the net SERP benefit is paid if the change in control occurs before attainment of age 60.
For additional information on the MAP and SERP, please refer to the Compensation and Discussion and Analysis under the heading "Other Elements of Compensation-Benefit Programs" and to the section entitled "Pension Benefits in 2013."

MasterCard Incorporated	76	2014 Proxy Statement

Benefit	Ajay Banga
	Death	Disability	For Cause	Voluntary	Without Cause / With Good Reason	Termination Following Change in Control (CIC)
Cash Severance [1]	$—	$—	$—	$—	$6,588,377	$6,588,377
Annual Incentive Award	$1,500,000	$2,535,000	$—	$—	$2,535,000	$2,535,000
Unvested Equity [2]
Restricted Stock Units	$10,025,520	$10,025,520	$—	$—	$10,025,520	$10,025,520
Unexercisable Options	$30,975,002	$30,975,002	$—	$—	$30,975,002	$30,975,002
Performance Stock Units	$22,401,189	$26,825,618	$—	$—	$22,401,189	$22,401,189
Total	$63,401,711	$67,826,140	$—	$—	$63,401,711	$63,401,711
Retirement Benefits
N/A	N/A	N/A	N/A	N/A	N/A	N/A
Total	N/A	N/A	N/A	N/A	N/A	N/A
Other Benefits [3]
Health & Welfare	$—	$—	$—	$—	$24,723	$24,723
Outplacement	$—	$—	$—	$—	$12,000	$12,000
Total	$—	$—	$—	$—	$36,723	$36,723
Total	$64,901,711	$70,361,140	$—	$—	$72,561,811	$72,561,811

Benefit	Martina Hund-Mejean
	Death	Disability	For Cause	Voluntary	Without Cause / With Good Reason	Termination Following Change in Control (CIC)
Cash Severance [1]	$—	$—	$—	$—	$1,135,600	$1,135,600
Annual Incentive Award	$600,000	$600,000	$—	$—	$862,500	$862,500
Unvested Equity [2]
Restricted Stock Units	$4,723,691	$4,723,691	$—	$—	$4,723,691	$4,723,691
Unexercisable Options	$8,168,703	$8,168,703	$—	$—	$8,168,703	$8,168,703
Performance Stock Units	$5,828,169	$6,929,807	$—	$—	$5,828,169	$5,828,169
Total	$18,720,563	$19,822,201	$—	$—	$18,720,563	$18,720,563
Retirement Benefits
N/A	N/A	N/A	N/A	N/A	N/A	N/A
Total	N/A	N/A	N/A	N/A	N/A	N/A
Other Benefits [3]
Health & Welfare	$—	$—	$—	$—	$24,640	$24,640
Outplacement	$—	$—	$—	$—	$12,000	$12,000
Total	$—	$—	$—	$—	$36,640	$36,640
Total	$19,320,563	$20,422,201	$—	$—	$20,755,303	$20,755,303

MasterCard Incorporated	77	2014 Proxy Statement

Benefit	Gary J. Flood
	Death	Disability	For Cause	Voluntary	Without Cause / With Good Reason	Termination Following Change in Control (CIC)
Cash Severance [1]	$—	$—	$—	$—	$3,030,810	$3,030,810
Annual Incentive Award	$690,000	$690,000	$—	$—	$1,039,968	$1,039,968
Unvested Equity [2]
Restricted Stock Units	$—	$—	$—	$—	$—	$—
Unexercisable Options	$8,078,987	$8,078,987	$—	$—	$8,078,987	$8,078,987
Performance Stock Units	$5,852,397	$7,017,780	$—	$—	$5,852,397	$5,852,397
Total	$13,931,384	$15,096,767	$—	$—	$13,931,384	$13,931,384
Retirement Benefits
MAP	$631,052	$631,052	$631,052	$631,052	$631,052	$631,052
Total	$631,052	$631,052	$631,052	$631,052	$631,052	$631,052
Other Benefits [3]
Health & Welfare	$—	$—	$—	$—	$24,845	$24,845
Outplacement	$—	$—	$—	$—	$12,000	$12,000
Total	$—	$—	$—	$—	$36,845	$36,845
Total	$15,252,436	$16,417,819	$631,052	$631,052	$18,670,059	$18,670,059

Benefit	Chris A. McWilton
	Death	Disability	For Cause	Voluntary	Without Cause / With Good Reason	Termination Following Change in Control (CIC)
Cash Severance [1]	$—	$—	$—	$—	$3,194,426	$3,194,426
Annual Incentive Award	$690,000	$690,000	$—	$—	$948,750	$948,750
Unvested Equity [2]
Restricted Stock Units	$—	$—	$—	$—	$—	$—
Unexercisable Options	$7,677,204	$7,677,204	$—	$—	$7,677,204	$7,677,204
Performance Stock Units	$5,504,846	$6,589,524	$—	$—	$5,504,846	$5,504,846
Total	$13,182,050	$14,266,728	$—	$—	$13,182,050	$13,182,050
Retirement Benefits [4]
SERP	$2,587,500	$3,450,000	$—	$—	$3,450,000	$3,450,000
MAP	$137,556	$137,556	$137,556	$137,556	$137,556	$137,556
Total	$2,725,056	$3,587,556	$137,556	$137,556	$3,587,556	$3,587,556
Other Benefits [3]
Health & Welfare	$—	$—	$—	$—	$24,640	$24,640
Outplacement	$—	$—	$—	$—	$12,000	$12,000
Total	$—	$—	$—	$—	$36,640	$36,640
Total	$16,597,106	$18,544,284	$137,556	$137,556	$20,949,422	$20,949,422

MasterCard Incorporated	78	2014 Proxy Statement

Benefit	Ann Cairns [5]
	Death	Disability	For Cause	Voluntary	Without Cause / With Good Reason	Termination Following Change in Control (CIC)
Cash Severance [1]	$—	$—	$—	$—	$2,439,892	$2,439,892
Annual Incentive Award	$673,825	$673,825	$—	$—	$1,015,589	$1,015,589
Unvested Equity [2]
Restricted Stock Units	$1,477,093	$1,477,093	$—	$—	$1,477,093	$1,477,093
Unexercisable Options	$4,336,915	$4,336,915	$—	$—	$4,336,915	$4,336,915
Performance Stock Units	$3,095,379	$3,348,774	$—	$—	$3,095,379	$3,095,379
Total	$8,909,387	$9,162,782	$—	$—	$8,909,387	$8,909,387
Retirement Benefits
N/A	N/A	N/A	N/A	N/A	N/A	N/A
Total	N/A	N/A	N/A	N/A	N/A	N/A
Other Benefits [3]
Health & Welfare	$—	$—	$—	$—	$12,971	$12,971
Outplacement	$—	$—	$—	$—	$12,000	$12,000
Total	$—	$—	$—	$—	$24,971	$24,971
Total	$9,583,212	$9,836,607	$—	$—	$12,389,839	$12,389,839

1.
For each of Mr. Banga, Ms. Hund-Mejean and Mr. McWilton, the amount would be paid over a 24-month period and is equal to two times the sum of the executive's 2013 base salary and a 2-year average of bonus paid for services in 2011 and 2012, whether the termination was in connection with a change in control or not. Ms. Hund-Mejean's cash severance reflects a reduction so that the amount is below the limit under Section 280G of the Internal Revenue Code. Without this reduction, the cash severance amount for Ms. Hund-Mejean would be $2,810,401. For Mr. Flood and Ms. Cairns, the amounts payable in connection with a change in control would be paid over a 24-month period and is equal to two times the sum of the executive's 2013 base salary and the average of bonus paid for services in 2011 and 2012. For Mr. Flood and Ms. Cairns, in the event of termination without cause or for good reason without a change in control, the amount would be paid over an 18-month period and is equal to 1.5 times the sum of the executive's 2013 base salary and the bonus paid to the executive for services in 2012 ($2,108,609 for Mr. Flood; $2,192,049 for Ms. Cairns). For all named executive officers, cash severance reflects the present value of this calculation using discount rate of 0.30%, equal to 120% of the semiannual applicable federal rates for December 2013.

2.
For the unvested equity in the "Without Cause / With Good Reason" column, assumes termination occurs within either six months prior to or two years following a change in control of the Company. In the event that termination does not occur within either six months prior to, or two years following, a change in control of the Company, the values for the named executive officers who are not retirement-eligible or deemed retirement-eligible would be zero. For the PSUs in the "Change in Control" column, the amount reflects a change in control of the Company in which the Company thereafter is unable to assess the Company's performance against the specified objectives. Accordingly, consistent with the terms of the PSU awards, the amounts represented in the "Change in Control" column represent target level of performance. For the PSUs in the "Disability" column, the amount reflects the performance level at which the Company accrued the PSUs in its 2013 year-end financial statements based on the Company's assessment of its obligations based on quantitative and qualitative considerations of actual and forecasted results (with respect to the awards granted in 2011, 2012 and 2013). Further details with respect to these awards are included in Note 15 (Share-Based Payment and Other Benefits) to the Company's audited financial statements for the year ended December 31, 2013 included in the Form 10-K.

3.
Includes continued health and welfare benefits, namely health coverage, dental coverage, vision coverage, individual life insurance and individual disability insurance for 18 months following termination, outplacement assistance and, with respect to Ms. Hund-Mejean and Mr. McWilton, excise tax gross-ups. The excise tax gross-up is applicable only if termination of employment is in connection with a change in control and the payout limit under Section 280G of the Internal Revenue Code is exceeded. Neither Ms. Hund-Mejean nor Mr. McWilton would be eligible to receive an excise tax gross-up upon a termination on December 31, 2013.

4.
For Mr. McWilton, the SERP amount differs from the amount indicated in the Pension Benefits in 2013 table due to modified actuarial assumptions (the 2013 lump sum interest rates for termination due to a change in control event versus the assumed valuation rate and pre-commencement discount rate used in the Pension Benefits in 2013 table).

5.	For Ms. Cairns, cash amount are shown using an exchange rate of 1.56249 U.S. dollars per British pound (calculated as described in footnote 7 of the Summary Compensation Table).

MasterCard Incorporated	79	2014 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION
The table below presents information as of December 31, 2013 for the LTIP and the Company's Amended and Restated 2006 Non-Employee Director Equity Compensation Plan, both of which previously have been approved by stockholders. MasterCard does not have any equity compensation plans that have not been approved by stockholders. All amounts and prices have been adjusted to reflect the Company's 10-for-1 stock split in January 2014.

Plan category	Number of shares of Class A common stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of Class A common stock remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	13,246,711 [1,2]	$32.52 [3]	64,597,519
Equity compensation plans not approved by stockholders	—	$—	—
Total	13,246,711 [1,2]		64,597,519

1.
The LTIP authorizes the issuance of stock options, restricted stock, RSUs, PSUs and other stock-based awards and the Company's Amended and Restated 2006 Non-Employee Director Equity Compensation Plan authorizes the issuance of DSUs and other awards provided for by the LTIP, such as restricted stock. Of the total number of shares, (a) 6,959,780 shares may be issued pursuant to outstanding stock options; (b) 5,329,568 shares may be issued pursuant to outstanding RSUs; (c) 786,942 shares may be issued pursuant to outstanding PSUs (see footnote (2) below); and (d) 170,420 shares may be issued pursuant to outstanding DSUs.

2.
The number of shares to be issued pursuant to outstanding PSUs represents the aggregate number of PSUs granted in each of 2011, 2012 and 2013, corresponding to the number of shares of our Class A common stock that (a) for 2011, were issued pursuant to an actual performance level of 136.7% and (b) for 2012 and 2013, would be issued for such PSUs at maximum performance level of 200% because actual performance through December 31, 2013 was either at maximum level or between target and maximum levels for each of these awards. As of December 31, 2013, the actual number of PSUs and actual payout of unearned shares with respect to the PSU awards granted in 2011 had not been determined, but were determined in February 2014 (after audited financials for the prior year were released) at the actual performance level of 136.7% based on the Company’s performance over the 3-year performance period ended December 31, 2013. The actual number of PSUs granted in each of 2012 and 2013 has not been determined and will be determined based on the Company’s performance over the 3-year performance periods ending December 31, 2014 and December 31, 2015, respectively.

3.	The weighted-average exercise price of outstanding options, warrants and rights exclude the RSUs, PSUs and DSUs.

MasterCard Incorporated	80	2014 Proxy Statement

PROPOSAL 2: ADVISORY APPROVAL OF THE COMPANY'S
EXECUTIVE COMPENSATION
We are asking stockholders to approve an advisory (non-binding) resolution on the compensation of our NEOs. As described in detail in the "Compensation Discussion and Analysis" section, our compensation and benefit programs are significantly performance-based, and are designed to attract, retain and motivate our NEOs, who are critical to our success, and to align their interests with those of our stockholders.
The Compensation Committee routinely reviews the compensation and benefit programs for our NEOs to ensure that they achieve the desired goals of closely aligning our executive compensation with performance and with our stockholders' interests. These reviews have resulted in a number of changes over the last several years, in particular since our IPO. Stockholders are urged to read the "Compensation Discussion and Analysis" beginning on page 44 and ending on page 59 for additional details about our executive compensation programs, including information about the 2013 compensation of our NEOs. Please also refer to the "2013 Summary Compensation Table" and other related disclosures beginning on page 61 and ending on page 62.
We are asking stockholders to indicate their support for our NEO compensation as described in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives stockholders the opportunity to endorse or not endorse our executive compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking stockholders to vote “FOR” the following resolution at the Annual Meeting:
"RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in this Proxy Statement pursuant to the SEC rules, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby approved."
Because this vote is advisory, it will not be binding on the Company, the Compensation Committee or the Board. However, the Board and the Compensation Committee value the opinions of our stockholders and will review and consider the voting results when considering our executive compensation program.
Our Board has determined to hold annual say-on-pay advisory votes. Unless the Board determines otherwise, the next say-on-pay advisory vote will be held at our 2015 annual meeting of stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

MasterCard Incorporated	81	2014 Proxy Statement

AUDIT
PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM FOR 2014
The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company's financial statements. The Audit Committee has appointed PricewaterhouseCoopers LLP, 300 Madison Avenue, New York, New York 10017, as the Company’s independent registered public accounting firm to audit the financial statements of MasterCard Incorporated and its subsidiaries for the year ending December 31, 2014. PwC has served as our independent registered public accounting firm, in this capacity, for many years, including since we began filing publicly in 2002.
The Audit Committee believes that the continued retention of PwC to serve as the Company's independent registered public accounting firm is in the best interests of the Company and its stockholders and a resolution will be presented at the Annual Meeting to ratify PwC's appointment. Although ratification is not required by applicable laws, our amended and restated by-laws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification because we value our stockholders' views on the Company's independent registered public accounting firm. If the stockholders do not ratify the appointment of PwC, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
A representative of PwC will be present at the Annual Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

AUDITOR'S SERVICES AND FEES
Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee and the Company have adopted policies and procedures pertaining to the provision by the Company’s independent registered public accounting firm of any audit or non-audit services. The policies and procedures in place specifically require Audit Committee pre-approval of all audit and non-audit services consistent with budgeted categories. In addition, proposed services of the independent registered public accounting firm materially exceeding any pre-approved project scope, terms and conditions, or cost levels require specific pre-approval by the Audit Committee. The Audit Committee will also consider on a case-by-case basis specific engagements that are not otherwise pre-approved. Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee Chairman and to the full Audit Committee at its next regular meeting. The Audit Committee may delegate power to the Chairman of the Audit Committee to pre-approve, in certain circumstances, any engagements or changes in engagements by the independent registered public accounting firm for audit or non-audit services. The Company paid no fees to its independent registered public accounting firm in 2013 in connection with engagements that were not pre-approved by the Audit Committee or the Audit Committee Chairman in accordance with the Company’s policies and procedures.
The Audit Committee and the Company have also adopted policies and procedures to help ensure the independence of the Company's independent registered public accounting firm and periodically consider whether there should be a regular rotation of the firm. Further, in addition to assuring the mandated rotation of the lead audit partner in accordance with SEC rules, the Audit Committee oversees the selection of the independent registered public accounting firm's lead engagement partner. The process for selection of the lead engagement partner involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussions with the full Committee and management.

MasterCard Incorporated	82	2014 Proxy Statement

Audit Fees and All Other Fees

Set forth below are the aggregate audit and non-audit fees billed to the Company by PwC for 2013 and 2012 (in thousands).

Type of Fees	Description	2013	2012
Audit Fees	For the integrated audit of the Company's annual consolidated financial statements and review of the Company's quarterly financial statements and associated out-of-pocket expenses. Also includes various statutory audits required in certain countries or jurisdictions in which we operate.	$5,733	$5,848
Audit-Related Fees	For assurance and related audit services (but not included in the audit fees set forth above). Includes information technology attestations, employee benefit plan audits and associated out-of-pocket expenses.	$796	$2,119
Tax Fees	For tax compliance, tax advice and tax planning services.	$472	$302
All Other Fees	For accounting information research tool and network security assessment.	$24	$102
Total		$7,025	$8,371

MasterCard Incorporated	83	2014 Proxy Statement

AUDIT COMMITTEE REPORT
The Audit Committee of the Company's Board of Directors is composed of six directors and operates under a written charter adopted by the Board of Directors. The Audit Committee assists the Board in, among other things, the oversight of: (1) the quality and integrity of the Company's financial statements, (2) the Company's compliance with legal and regulatory requirements, (3) the independent registered public accounting firm's qualifications, performance and independence, (4) the performance of the Company's internal audit function, (5) the quality of the Company's internal controls and (6) risk assessment and risk management of the Company.
Management is responsible for the Company's internal controls, the financial reporting process and preparation of the consolidated financial statements of the Company. The independent registered public accounting firm is responsible for conducting an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (the "PCAOB") and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.
In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee further discussed with the independent registered public accounting firm the matters required to be discussed under PCAOB standards.
The Audit Committee has received from the Company's independent registered public accounting firm the written disclosures and letter required by applicable requirements of the PCAOB regarding the firm's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm that firm's independence.
Based upon the Audit Committee's discussions with management and the independent registered public accounting firm and the Audit Committee's review of the representations of management and the report and letter of the independent registered public accounting firm provided to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.
Audit Committee:
Steven J. Freiberg, Chairman
Silvio Barzi
Nancy J. Karch
Marc Olivié
Rima Qureshi
Jackson P. Tai
(April 2014)

MasterCard Incorporated	84	2014 Proxy Statement

STOCKHOLDER PROPOSALS AND DIRECTOR
NOMINATIONS
If a stockholder intends to submit any proposal for inclusion in the Company's proxy statement for the Company's 2015 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act ("Rule 14a-8"), the proposal must be received by the Corporate Secretary of the Company no later than December 18, 2014.
Separate and apart from the requirements of Rule 14a-8, the Company's amended and restated by-laws require advance notice for a stockholder to properly bring nominations of directors or any other business before any annual meeting of stockholders. In order to be timely, such notice must be received by the Corporate Secretary of the Company between February 3, 2015 and March 5, 2015 and must also comply with the additional requirements of the Company's amended and restated by-laws.
Copies of our current amended and restated by-laws are available through the Company's website at http://www.mastercard.com by clicking on "About our Company" and "Investor Relations", or may be obtained from the Corporate Secretary.
OTHER MATTERS
Management does not know of any business to be transacted at the Annual Meeting other than as indicated herein. Should any such matter properly come before the Annual Meeting for a vote, the persons designated as proxies will vote thereon in accordance with their best judgment.
You are urged to promptly vote your interests by calling the toll-free telephone number or by using the Internet as described in the instructions included on your Notice or, if you received a paper copy of the proxy materials, by completing, signing, dating and returning your proxy card or voting form.

By Order of the Board of Directors

Bart Goldstein
Corporate Secretary

Purchase, New York
April 17, 2014

MasterCard Incorporated	85	2014 Proxy Statement

A world beyond cash

Every day, everywhere, we use our technology and expertise
to make payments safe, simple and smart

To strive to return long-term value
on the investment you have made in us

MasterCard

MASTERCARD INCORPORATED
2000 PURCHASE STREET
PURCHASE, NY 10577-2509

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M71412-P45973 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

MASTERCARD INCORPORATED

The Board of Directors recommends you vote FOR the following:

Nominees:

	For	Against	Abstain
a. Richard Haythornthwaite	☐	☐	☐
b. Ajay Banga	☐	☐	☐
c. Silvio Barzi	☐	☐	☐
d. David R. Carlucci	☐	☐	☐
e. Steven J. Freiberg	☐	☐	☐
f. Julius Genachowski	☐	☐	☐
g. Merit E. Janow	☐	☐	☐
h. Nancy J. Karch	☐	☐	☐
i. Marc Olivié	☐	☐	☐
j. Rima Qureshi	☐	☐	☐
k. José Octavio Reyes Lagunes	☐	☐	☐
l. Jackson P. Tai	☐	☐	☐
m. Edward Suning Tian	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

M71413-P45973

MasterCard

MASTERCARD INCORPORATED
Annual Meeting of Stockholders
June 3, 2014 8:30 A.M. Eastern Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby constitute(s) and appoint(s) Ajay Banga, Martina Hund-Mejean, Timothy Murphy and Bart Goldstein, and each or any of them as proxies, each with the full power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of MASTERCARD INCORPORATED that the stockholder(s) is/are entitled to vote at the 2014 Annual Meeting of Stockholders to be held at 8:30 A.M., Eastern Time on June 3, 2014, at MasterCard Incorporated, 2000 Purchase Street, Purchase, New York 10577, and any adjournment or postponement thereof. The stockholder(s) hereby revoke(s) any proxies heretofore given.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Discretionary authority is hereby conferred as to all other matters that may properly come before the meeting.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side